   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1995


                                                       REGISTRATION NO. 33-61571
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                        BALLY ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                              36-2512405
             (State of Incorporation)                         (I.R.S. Employer Identification No.)

      8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631, (312) 399-1300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 LEE S. HILLMAN

      8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631, (312) 399-1300 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                 MARK D. GERSTEIN                                       PHYLLIS G. KORFF
                 LAWRENCE D. LEVIN                                       STACY J. KANTER
               KATTEN MUCHIN & ZAVIS                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
        525 West Monroe Street, Suite 1600                              919 Third Avenue
              Chicago, Illinois 60661                               New York, New York 10022
                  (312) 902-5200                                         (212) 735-3000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
                      ------------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        PROPOSED
  TITLE OF EACH CLASS OF                                                            MAXIMUM AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED                                                       OFFERING PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
    % PRIDES, Convertible Preferred Stock, par                                        $170,000,000              $58,621(2)
  value $1.00 per share........................................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.66 2/3 per share, reserved                                       (3)                      (3)
  for issuance upon conversion or redemption of    % PRIDES,
  Convertible Preferred Stock..................................................
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).


(2) Previously paid.


(3) An indeterminate number of and dollar amount of shares of Common Stock, issuable upon, or in connection with, the conversion or redemption of the
        % PRIDES, including shares of Common Stock issuable in respect of accrued and unpaid dividends and additional shares of Common Stock that may become issuable as a consequence of adjustments to the Common Equivalent Rate, the Optional Conversion Rate and the Minimum Redemption Rate (the
    respective rates at which a share of     % PRIDES is mandatorily or
    voluntarily converted into or redeemed with shares of Common Stock).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 27, 1995

PROSPECTUS
----------
                               10,000,000 SHARES

                                  [BALLY LOGO]

                        BALLY ENTERTAINMENT CORPORATION

                                     % PRIDES(SM)
                          CONVERTIBLE PREFERRED STOCK
                            ------------------------

    The shares offered hereby are 10,000,000 shares of Preferred Redeemable
Increased Dividend Equity Securities(SM),    % PRIDES(SM), Convertible Preferred
Stock, par value $1.00 per share ("PRIDES"), of Bally Entertainment Corporation (the "Company").
    The annual dividend payable with respect to each share of PRIDES is
$        . Dividends will be cumulative from the date of issuance and will be
payable quarterly in arrears on each         ,         ,         and         ,
commencing         , 1995. The liquidation preference applicable to each share of PRIDES is equal to the sum of (i) the per share price to the public shown below and (ii) the amount of accrued and unpaid dividends thereon.
    On         , 1999 (the "Mandatory Conversion Date"), unless either
previously redeemed or converted at the option of the holder, each of the outstanding shares of PRIDES will mandatorily convert into (i) one share of common stock, par value $.66 2/3 per share, of the Company (the "Common Stock"), subject to adjustment in certain events, and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends thereon.
    Shares of PRIDES are not redeemable prior to         , 1998. At any time and
from time to time on or after         , 1998 until immediately prior to the
Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of Common Stock equal to
(A) the sum of (i) $        , declining after         , 1998 as set forth herein
to $        until the Mandatory Conversion Date and (ii) all accrued and unpaid dividends thereon (the "Call Price") divided by (B) the Current Market Price (as defined herein) on the applicable date of determination, but in no event less
than         of a share of Common Stock, subject to adjustment in certain events.
    At any time prior to the Mandatory Conversion Date, unless previously redeemed, each of the shares of PRIDES is convertible at the option of the
holder thereof into         of a share of Common Stock (equivalent to a
conversion price of $        per share of Common Stock (the "Conversion
Price")), subject to adjustment in certain events. The number of shares of Common Stock a holder will receive upon redemption by the Company, and the value of the shares received upon conversion by the holder, will vary depending on the market price of the Common Stock from time to time, all as set forth herein.
    Dividends will accrue on the shares of PRIDES notwithstanding that dividends are not currently paid on the Common Stock. The opportunity for equity appreciation afforded by an investment in the shares of PRIDES is less than that afforded by an investment in the Common Stock because the Conversion Price is higher than the per share price to the public of the shares of PRIDES and the Company may, at its option, redeem the shares of PRIDES at any time on or after
        , 1998 and prior to the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Common Stock exceeds the Call Price. In such event, a holder of a share of PRIDES will
receive less than one share of Common Stock, but no less than         of a share
of Common Stock, subject to adjustment in certain events. The per share value of the Common Stock received by holders of shares of PRIDES may be more or less than the per share amount paid for the shares of PRIDES offered hereby, due to market fluctuations in the price of the Common Stock. As a result of these provisions, holders of shares of PRIDES would be expected not to realize any equity appreciation if, at the time of conversion or redemption, the Current Market Price of the Common Stock is below the Conversion Price, and less than all of such appreciation if, at the time of conversion or redemption, the Current Market Price of the Common Stock is above the Conversion Price. Holders of shares of PRIDES will realize the entire decline in equity value if, at the time of conversion or redemption, the market price of the Common Stock is less than the price paid for a share of PRIDES. For a detailed description of the terms of the shares of PRIDES, see "Description of PRIDES."

    SEE "RISK FACTORS," COMMENCING ON PAGE 11 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN PRIDES.

    Application has been made to list the shares of PRIDES on the New York Stock Exchange. On September 26, 1995, the closing sale price of the Common Stock on the New York Stock Exchange was $11 1/8 per share.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
THE SECURITIES OFFERED HEREBY ARE SUBJECT TO THE NEVADA GAMING CONTROL ACT AND
  THE REGULATIONS OF THE NEVADA GAMING COMMISSION. NEITHER THE NEVADA STATE
       GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION HAS PASSED
           UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE
           INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY
                 REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
NEITHER THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE NEW JERSEY DIVISION OF
     GAMING ENFORCEMENT HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                                  UNLAWFUL.

==============================================================================================================================
                                                         |    PRICE TO       |      UNDERWRITING      |      PROCEEDS TO
                                                         |    PUBLIC(1)      |       DISCOUNT(2)      |     COMPANY(1)(3)
---------------------------------------------------------|-------------------|------------------------|-----------------------
Per Share of PRIDES..................................    |        $          |            $           |           $
---------------------------------------------------------|-------------------|------------------------|-----------------------
Total(4).............................................    |    $              |        $               |       $
==============================================================================================================================

(1) Plus accrued dividends, if any, from the date of initial issuance.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $700,000.
(4) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 1,500,000 shares of PRIDES to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $        , $        ,
    and $        , respectively. See "Underwriting."

                            ------------------------

    PRIDES are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of PRIDES
offered hereby will be made in New York, New York, on or about         , 1995.
SMService mark of Merrill Lynch & Co., Inc.
                            ------------------------

MERRILL LYNCH & CO.
                    OPPENHEIMER & CO., INC.
                                     DEAN WITTER REYNOLDS INC.
                                                      JEFFERIES & COMPANY, INC.
                            ------------------------
                The date of this Prospectus is           , 1995.

------------------------------------------------------------------    ------------------------------------------------------------
                         [PHOTOGRAPH]                                                       [PHOTOGRAPH]
------------------------------------------------------------------    ------------------------------------------------------------
Bally's Park Place is the largest four-star hotel in New Jersey       The Grand, known for its high-level of service, has more than
with approximately 80,100 square feet of gaming space.                500 oceanview guest rooms and approximately 60,000 square
                                                                      feet of space.


------------------------------------------------------------------    --------------------------------------------------------------
                         [PHOTOGRAPH]                                                      [PHOTOGRAPH]
------------------------------------------------------------------    --------------------------------------------------------------
In addition to its 238-room hotel, Bally's Saloon*Gambling            Bally's Casino*Lakeshore Resort features a two-level, 30,000
Hall*Hotel will feature a 40,000 square-foot dockside casino.         square-foot riverboat casino located in New Orleans on Lake
                                                                      Pontchartrain.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF PRIDES AND THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, all data presented herein assume that the Underwriters' over-allotment option is not exercised. References herein to the "Company" and "Bally Entertainment" refer to Bally Entertainment Corporation and its subsidiaries, unless otherwise stated or indicated by context.

                                  THE COMPANY

     Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The Company's principal casino operations are Bally's Park Place Casino Hotel & Tower ("Bally's Park Place") and The Grand, a Bally's Casino Resort ("The Grand") in Atlantic City, New Jersey; Bally's Las Vegas casino hotel resort ("Bally's Las Vegas") in Las Vegas, Nevada; and Bally's Casino*Lakeshore Resort ("Bally's New Orleans"), the Company's newly opened riverboat casino on Lake Pontchartrain in New Orleans, Louisiana. In addition, the Company has relocated its Mississippi floating dockside casino ("Bally's Mississippi") to a site in Robinsonville, Mississippi, where it will be the casino closest to Memphis, Tennessee when it reopens, currently anticipated to be in November 1995. The Company also operates, through its Bally's Health & Tennis Corporation subsidiary ("Bally's Health & Tennis"), Bally Total Fitness(TM), the nation's largest chain of fitness centers. The Company intends to complete the spin off of this business to its stockholders on or about December 31, 1995. See "Risk Factors -- Status and Effects of the Spin-off."

OVERVIEW

     The Company's business strategy is to expand and enhance its casino hotel resort operations in Atlantic City and Las Vegas, and to selectively develop opportunities in new and emerging gaming markets. The Company's improvement and expansion projects in its principal markets include:

     - EXPANSION OF BALLY'S PARK PLACE -- The Company plans to construct a highly-themed, western-style casino and entertainment complex on Boardwalk property adjacent to Bally's Park Place at the foot of the new Atlantic City convention corridor. The complex is currently planned to include approximately 50,000 square feet of casino space and cost approximately $80 million, with groundbreaking expected in early 1996.

     - EXPANSIONS OF THE GRAND -- In April 1995, the Company increased gaming space at The Grand to a total of approximately 60,000 square feet, increasing the number of slot machines to 1,835 and adding areas for poker, keno and simulcasting. The Grand is currently constructing a 1,500-seat arena for headline entertainment, sports events and production shows, with completion expected in the fourth quarter of 1995. In addition, The Grand has filed plans with local authorities seeking approval for construction of a 300-room hotel tower including meeting rooms, a restaurant and other related amenities, all on land owned by the Company adjacent to The Grand.

     - IMPROVEMENTS AT BALLY'S LAS VEGAS -- During 1994, Bally's Las Vegas completed improvements to its frontage area along the Strip, including the addition of moving walkways that transport patrons to and from the main entrance through gardens and water displays. In June 1995, the Company and MGM Grand jointly opened a new commercial transportation-grade monorail system, connecting the two major "Four Corners" on the Strip through their respective casino hotel resort properties. The monorail has been bringing an average of nearly 20,000 passengers each day through Bally's Las Vegas' casino and retail shopping mall. The retail shopping mall has been redesigned to include gaming space, a food court and new retailers. Renovation of the 800 hotel rooms in the hotel's south tower was completed in August 1995, complementing the 1993 renovation of the approximately 2,000 hotel rooms in the main tower. In addition, a 7,500 square-foot expansion of the main casino floor is expected to be completed later this year.

     - THE PARIS CASINO-RESORT -- In May 1995, the Company announced its intention to develop a separate casino hotel resort (the "Paris Casino-Resort") in Las Vegas on approximately 24 acres of land situated on the Strip adjacent to Bally's Las Vegas. The property is planned to re-create Paris, France and has been designed by Joel Bergman, the architect for the Mirage and Treasure Island resorts. The Company expects to finalize development plans for the Paris Casino-Resort by the end of 1995. The cost of the project, exclusive of the value of land already owned by Bally's Las Vegas, is currently estimated to be $250 million.

     The Company has developed and continues to explore opportunities for expansion into jurisdictions where gaming is presently authorized or may become authorized. The Company commenced operation of its first riverboat casino at South Shore Harbor on Lake Pontchartrain in New Orleans on July 7, 1995. The Company owns an approximate 50% interest in Belle of Orleans, L.L.C., the entity that owns Bally's New Orleans, and receives a fee based upon operating results under a long-term management agreement. Bally's Mississippi will be the casino closest to Memphis, Tennessee when it reopens, currently anticipated to be in November 1995. The Company owns a 58% interest in the entity that owns Bally's Mississippi, and manages the property under a fee arrangement. In June 1995, the Company entered into agreements with a third party to finance the acquisition of and manage two harness racing facilities in Maryland: Rosecroft Raceway and Delmarva Downs Raceway.

     The Company continues to explore opportunities in other jurisdictions including, among others, Indiana, Illinois, Florida, Pennsylvania and Ontario, Canada, and Native American lands in various locations. New gaming projects may be wholly owned and operated by the Company or may be developed, owned and/or operated through joint ventures involving the Company. See "Business -- Casinos -- Other."

     As the Company adds to the number of casino and hotel properties it operates, the Company's excellent reputation and name recognition among casino patrons provides extensive cross-marketing opportunities among its various properties. The Company utilizes sophisticated player tracking and marketing programs which take advantage of these cross-marketing capabilities.

     Certain information regarding the Company's existing properties, as of June 30, 1995, follows:

                                                   GAMING AREA       SLOT       TABLE
                       PROPERTY                     (SQ. FT.)      MACHINES     GAMES     ROOMS
    ---------------------------------------------- -----------     --------     -----     -----
    Bally's Park Place............................    80,059         2,237       119      1,255
    The Grand.....................................    59,641         1,835       104        508
    Bally's Las Vegas.............................    54,603         1,602        80      2,812
    Bally's New Orleans...........................    30,000         1,213        46         --
    Bally's Mississippi...........................    40,000         1,185        53        238
                                                   -----------     --------     -----     -----
      Total.......................................   264,303         8,072       402      4,813
                                                   =========       =======      =====     =====

BALLY'S PARK PLACE

     Bally's Park Place is one of the largest casino hotel resorts in Atlantic City, with approximately 80,100 square feet of gaming space and more than 1,250 guest rooms (including 98 suites), and is currently the largest four-star hotel in New Jersey. Bally's Park Place has ranked as one of the top Atlantic City casinos in operating income as a percentage of revenues ("Operating Margin") since it commenced operations in 1979, and has been first among Atlantic City casinos in Operating Margin for the past two years (based on New Jersey Casino Control Commission filings). The casino hotel resort is situated on an eight-acre site with ocean frontage at the well-known intersection of Park Place and the Boardwalk. Bally's Park Place's strategic location on the Boardwalk contributes to its success in attracting significant walk-in casino business, including strong crossover business from competing casinos located nearby.

THE GRAND

     The Grand is located at the intersection of Boston and Pacific Avenues at the southern end of the Boardwalk, in proximity to one of the major highways that leads into Atlantic City. This location enables destination-oriented patrons visiting The Grand, primarily customers who arrive by automobile or bus, to avoid much of the traffic congestion experienced in the midtown section of Atlantic City. The Grand capitalizes on its first-class facility, and emphasizes personalized service for high-end patrons. In addition to providing a full selection of casino games in approximately 60,000 square feet of gaming space, The Grand offers its guests more than 500 oceanview guest rooms, including approximately 200 suites, a variety of specialty restaurants, headline entertainment and other amenities.

BALLY'S LAS VEGAS

     Bally's Las Vegas is located on an approximately 30-acre site on the Las Vegas "Strip" at the well-known "Four Corners" intersection of Las Vegas Boulevard South and Flamingo Road. Bally's Las Vegas is centrally located and within walking distance of many of the other major casino hotels on the Strip, which management believes enhances its visibility and provides it with an advantage in attracting hotel guests and convention business. Bally's Las Vegas has approximately 55,000 square feet of gaming space, more than 2,800 guest rooms (including 237 suites) and one of the largest casino hotel convention facilities in Las Vegas with approximately 175,000 square feet of meeting space. Convention business is a major marketing target for Bally's Las Vegas, as it provides the resort with mid-week occupancy and generally higher than standard mid-week rates. Management believes that Bally's Las Vegas' convention meeting space and substantial convention amenities and services make it one of the most desirable convention forums in Las Vegas. In addition to its focus on convention business, Bally's Las Vegas markets to the middle to upper-middle tier of the gaming market. Management believes that the spacious configuration of Bally's Las Vegas' casino and the size of its standard hotel rooms, which are among the largest offered on the Strip, contribute to its upscale image and help to attract these targeted customers.

     The Company owns approximately 80% of the outstanding common shares of Bally's Grand, Inc., the publicly traded company that owns and operates Bally's Las Vegas.

BALLY'S NEW ORLEANS

     Bally's New Orleans' riverboat operates out of South Shore Harbor on Lake Pontchartrain in New Orleans, which is approximately eight miles from the French Quarter. The riverboat accommodates up to 2,500 passengers and features a 30,000 square-foot casino (the maximum size currently allowed under Louisiana law) on the two upper decks of the vessel. Onshore facilities include a 34,000 square-foot terminal building that houses a buffet restaurant, cocktail lounge and waiting area.

BALLY'S MISSISSIPPI

     Bally's Mississippi's dockside casino has been relocated to Robinsonville, Mississippi, a site which, upon opening, will be the casino closest to Memphis, Tennessee. The Company expects to reopen its casino at the Robinsonville site in November 1995. In addition to the 40,000 square-foot casino, Bally's Saloon*Gambling Hall*Hotel features a 238-room hotel (already in operation) and is expected to include a restaurant and an entertainment lounge.

BALLY'S HEALTH & TENNIS

     Bally's Health & Tennis, a wholly owned subsidiary of the Company, operates the nation's largest chain of fitness centers, with approximately 330 facilities located primarily in major metropolitan markets. On June 28, 1994, the Company's Board of Directors (the "Board") approved a plan to spin off Bally's Health & Tennis (the "Spin-off"). Since announcing that decision, the Company has reflected Bally's Health & Tennis as a discontinued operation in the Company's Consolidated Financial Statements. The Spin-off is expected to be accomplished by a stock dividend to the Company's stockholders of all shares of Bally's Health & Tennis owned by the Company and is expected to be completed on or about December 31, 1995. See "Risk Factors -- Status and Effects of the Spin-off."

     The Company is organized under the laws of the State of Delaware. Its executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, and its telephone number is (312) 399-1300.

                                  RISK FACTORS

     At June 30, 1995, Bally Entertainment Corporation had long-term debt of approximately $95.4 million and its subsidiaries had aggregate long-term debt of approximately $1,200.6 million. See the note entitled "Long-term debt" in the Consolidated Financial Statements. See "Risk Factors," commencing on page 11 of this Prospectus, for a discussion of the Company's consolidated leverage and certain other matters that should be considered in evaluating this Offering.

                                  THE OFFERING

Securities......................   PRIDES are shares of convertible preferred
                                   stock and rank prior to the Common Stock as
                                   to payment of dividends and distribution of
                                   assets upon liquidation. The shares of PRIDES
                                   mandatorily convert into shares of Common
                                   Stock on           , 1999 (the "Mandatory
                                   Conversion Date"), and the Company has the
                                   option to redeem the shares of PRIDES, in
                                   whole or in part, at any time and from time
                                   to time on or after           , 1998 and
                                   prior to the Mandatory Conversion Date at the Call Price (as defined herein), payable in shares of Common Stock. In addition, unredeemed shares of PRIDES are convertible into shares of Common Stock at the option of the holder at any time prior to the Mandatory
                                   Conversion Date as set forth below.

Dividends.......................   Holders of shares of PRIDES will be entitled
                                   to receive annual cumulative dividends at a
                                   rate per annum of      % of the stated
                                   liquidation preference (equivalent to a rate
                                   of $          per annum for each share of
                                   PRIDES), from the date of initial issuance,
                                   payable quarterly in arrears on each
                                             ,           ,           and
                                             , or, if any such date is not a
                                   business day, on the next succeeding business
                                   day, commencing           , 1995. See
                                   "Description of PRIDES -- Dividends."

Mandatory Conversion............   On the Mandatory Conversion Date, unless
                                   previously redeemed or converted, each
                                   outstanding share of PRIDES will mandatorily convert into (i) one share of Common Stock, subject to adjustment in certain events, and
                                   (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date). See "Description of PRIDES --
                                   Mandatory Conversion." The value of the
                                   Common Stock that may be received by holders of shares of PRIDES upon their mandatory conversion may be more or less than the amount paid for the shares of PRIDES offered hereby due to market fluctuations in the price of the Common Stock.

Optional Redemption.............   Shares of PRIDES are not redeemable prior to
                                             , 1998. At any time and from time
                                   to time on or after           , 1998, and
                                   ending immediately prior to the Mandatory
                                   Conversion Date, the Company may redeem any
                                   or all of the outstanding shares of PRIDES.
                                   Upon any such redemption, each holder will
                                   receive, in exchange for each share of
                                   PRIDES, the number of shares of Common Stock
                                   equal to (A) the sum of (i) $          ,
                                   declining after           , 1998, as set
                                   forth herein to $          until the
                                   Mandatory Conversion Date and (ii) all
                                   accrued and unpaid dividends thereon (other
                                   than previously declared dividends payable to
                                   a holder of record as of a prior date) (the
                                   "Call Price") divided by (B) the Current
                                   Market Price (as defined herein) on the
                                   applicable date of determination, but in no
                                   event less than           of a share of
                                   Common Stock, subject to adjustment in
                                   certain events. See "Description of PRIDES --
                                   Optional Redemption." The number of shares of Common Stock to be delivered in payment of the applicable Call Price will be determined on the basis of the

                                   Current Market Price of the Common Stock prior to the announcement of the redemption, and the market price of the Common Stock may vary between the date of such determination and the subsequent delivery of such shares.

Conversion at the Option of the
Holder..........................   At any time prior to the Mandatory Conversion
                                   Date, unless previously redeemed, each share
                                   of PRIDES is convertible at the option of the
                                   holder thereof into           of a share of
                                   Common Stock, subject to adjustment in
                                   certain events (the "Optional Conversion
                                   Rate"), equivalent to a conversion price of
                                   $          per share of Common Stock (the
                                   "Conversion Price"), subject to adjustment as described below. The value of the shares received upon conversion by a holder will vary depending on the market price of the Common Stock from time to time, and adjustment in certain events, all as set forth herein. The right of holders to convert shares of PRIDES called for redemption will terminate immediately prior to the close of business on the redemption date. See
                                   "Description of PRIDES -- Conversion at the
                                   Option of the Holder."

Enhanced Dividend Yield; Less
Equity Appreciation Than Common
  Stock.........................   Dividends will accrue on the shares of PRIDES
                                   notwithstanding that dividends are not
                                   currently paid on the Common Stock. The
                                   opportunity for equity appreciation afforded
                                   by an investment in the shares of PRIDES is
                                   less than that afforded by an investment in
                                   the Common Stock because the Conversion Price
                                   is higher than the per share price to the
                                   public of the shares of PRIDES, and the
                                   Company may, at its option, redeem the shares
                                   of PRIDES at any time on or after           ,
                                   1998, and prior to the Mandatory Conversion
                                   Date, and may be expected to do so if, among
                                   other circumstances, the Current Market Price
                                   of the Common Stock after           , 1998
                                   exceeds the Call Price. In such event, a
                                   holder of a share of PRIDES will receive less
                                   than one share of Common Stock, but no less
                                   than           of a share of Common Stock,
                                   subject to adjustment in certain events. A
                                   holder may also surrender for conversion any
                                   shares of PRIDES called for redemption up to
                                   the close of business on the redemption date,
                                   and a holder that so elects to convert will
                                   receive       of a share of Common Stock,
                                   subject to adjustment in certain events, per share of PRIDES. The per share value of Common Stock received by holders of shares of PRIDES may be more or less than the per share amount paid for the shares of PRIDES offered hereby due to market fluctuations in the price of the Common Stock. See "Description of PRIDES -- Enhanced Dividend Yield; Less
                                   Equity Appreciation than Common Stock."

Voting Rights...................   The holders of shares of PRIDES will have the
                                   right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 4/5 of a vote for each share of PRIDES. On such matters, the holders of shares of PRIDES and the holders of Common Stock will vote together as one class except as otherwise provided by law or the Com-pany's Restated Certificate of Incorporation.
                                   In addition, (i) whenever dividends on the shares of PRIDES or any other series of the Company's preferred stock (all series of which, including the shares of PRIDES, hereinafter are called the "Preferred Stock") with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holder of the shares of PRIDES (voting separately as a class with holders of all other series of outstanding Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, on the basis of one vote for each share of PRIDES, for the election of two Directors of the Company, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right and (ii) the holders of the shares of PRIDES will have voting rights with respect to certain alterations of the Company's
                                   Restated Certificate of Incorporation and certain other matters, voting on the same basis or separately as a series.

Liquidation Preference and
Ranking.........................   The shares of PRIDES will rank senior to the
                                   Common Stock, but junior to the Company's
                                   Series D Convertible Exchangeable Preferred
                                   Stock (the "Series D Preferred Stock"), as to payment of dividends and distribution of assets upon liquidation. The liquidation preference of each share of PRIDES is an amount equal to the sum of (i) the per share price to the public shown on the cover page of this Prospectus and (ii) all accrued and unpaid dividends thereon. See "Description of PRIDES -- Liquidation Preference and
                                   Ranking."

New York Stock Exchange Symbol
of Common Stock.................   BLY

Listing.........................   Application has been made to list the shares
                                   of PRIDES on the New York Stock Exchange
                                   ("NYSE") under the symbol "BLY PrP."


Use of Proceeds.................   The Company intends to use the net proceeds
                                   of this Offering for general corporate
                                   purposes, which may, subject to market
                                   conditions, include expansion of existing properties and development of new projects, repurchase of outstanding debt securities and preferred stock of the Company and strategic investments and acquisitions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary consolidated financial data of the Company. The financial data were derived from, and should be read in conjunction with, financial information appearing elsewhere in this Prospectus. See "Selected Consolidated Financial Data."

                                       SIX MONTHS ENDED
                                           JUNE 30,                          YEARS ENDED DECEMBER 31,
                                      ------------------      -------------------------------------------------------
                                       1995       1994         1994       1993       1992         1991         1990
                                      -------    -------      -------    -------    -------      -------      -------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA, RATIOS AND PERCENTAGES)
STATEMENT OF OPERATIONS DATA(1):
Revenues............................. $ 473.3    $ 450.7      $ 942.3    $ 628.2    $ 556.0      $ 544.5      $ 564.8
Amortization of goodwill.............     2.2        2.1          4.2        3.3        3.3          3.2          3.0
Income (loss) from continuing
  operations(2)......................    13.4       (3.5)        (1.9)      10.2         --        (33.4)      (248.6)
Net income (loss)(2).................    13.9      (70.3)       (68.4)     (46.5)      11.8         21.5       (280.3)
Per common and common equivalent
  share:
  Income (loss) from continuing
    operations(2).................... $   .24    $  (.10)     $  (.10)   $   .16    $  (.06)     $ (1.07)     $ (9.03)
  Net income (loss)(2)...............     .25      (1.53)       (1.52)     (1.06)       .22          .55       (10.15)
Average common and common equivalent
  shares outstanding.................    50.6       46.9         46.9       46.6       41.1         33.9         28.4
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(3).......................     1.3x        --(4)       1.0x       1.1x        --(4)        --(4)        --(4)
BALANCE SHEET DATA (AT END OF
  PERIOD)(1):
Cash and equivalents................. $ 145.9    $ 158.4      $ 178.4    $ 192.1    $  26.0      $  26.5      $  49.8
Total assets......................... 1,958.2    1,915.2      1,936.2    1,991.6    1,357.6      1,389.8      1,620.9
Long-term debt....................... 1,296.0    1,269.9      1,266.2    1,186.3      731.2        795.4      1,076.4
Minority interests...................    39.1       34.5         37.4       42.4
Stockholders' equity.................   307.8      292.4        293.6      364.1      410.2        364.7        332.5
OTHER FINANCIAL DATA(1):
EBITDA(5)............................ $ 121.3    $ 102.3      $ 217.5    $ 159.1    $ 135.1      $ 114.1      $ 102.3
EBITDA margin(5).....................    25.6%      22.7%        23.1%      25.3%      24.3%        21.0%        18.1%
Cash provided by (used in):
  Operating activities............... $  51.7    $   8.4      $  62.8    $  49.7    $  14.7      $  37.9      $  20.5
  Investing activities...............  (114.3)     (75.3)      (102.8)     (56.0)     (24.0)       (14.0)       (93.0)
  Financing activities...............    22.3       32.4         25.1      156.7      (58.3)      (164.4)        99.8

---------------

(1) The summary consolidated financial data have been presented to reflect Bally's Health & Tennis as a discontinued operation because of the Spin-off. Bally's Las Vegas has been consolidated since December 1, 1993 as a result of the Company attaining a controlling interest in reorganized Bally's Grand, Inc. ("BGLV") at that date. Prior to December 1, 1993, the Company's investment in BGLV was principally recorded on the equity method of accounting. Loss from continuing operations for the year ended December 31, 1990 includes equity in net loss of pre-reorganized BGLV of $186.6 million, which includes a write-off of the Company's investment in and advances to pre-reorganized BGLV because of the expected loss of control pursuant to the reorganization. As of June 30, 1995, the Company (through certain subsidiaries of which it is the sole common stockholder) owned approximately 80% of the outstanding common stock of reorganized BGLV.

(2) Income (loss) from continuing operations and net income (loss) for the six months ended June 30, 1995 and 1994 and the years ended December 31, 1994 and 1993 include charges (after income taxes and minority interests) of $1.2 million ($.02 per share), $2.6 million ($.05 per share), $10.7 million ($.23 per share) and $2.7 million ($.06 per share), respectively, incurred in the pursuit and development of new gaming projects and for amortization of pre-opening costs. Income (loss) from continuing operations and net income
    (loss) for the year ended December 31, 1994 also includes: (i) a charge of $8.5 million net of tax ($.18 per share) for the write-down of certain assets deemed unrecoverable due to the relocation of Bally's Mississippi's operations closer to Memphis, Tennessee and (ii) a gain of $4.8 million net of tax and minority interests ($.10 per share) from the sale of marketable securities.

(3) The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (i) income (loss) from continuing operations before income taxes and minority interests plus fixed charges (adjusted for capitalized interest and preferred


                                              (footnotes continued on next page)
                                        9

(footnotes continued from previous page)

    stock dividend requirements) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized), preferred stock dividend requirements and the portion of rent expense which is deemed representative of interest.

(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the six months ended June 30, 1994 by $6.1 million, and for the years ended December 31, 1992, 1991 and 1990 by $9.3 million, $53.0 million and $89.4 million, respectively.

(5) EBITDA represents operating income before depreciation, amortization and abandonment loss. The Company has presented EBITDA supplementally because the Company believes it allows for a more complete analysis of its results of operations. The EBITDA margin represents EBITDA divided by revenues and is intended to indicate the operating efficiency of the Company. This data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income or cash provided by or used in operating, investing and financing activities) nor should it be considered as an indicator of the Company's overall financial performance.


                                  RISK FACTORS

     Prospective investors should consider, among other matters, the following in connection with a decision to purchase the shares of PRIDES offered hereby.

HOLDING COMPANY STRUCTURE AND SUBSTANTIAL CONSOLIDATED LEVERAGE

     The Company is a holding company, with no material operations of its own, and has certain cash obligations that must be satisfied by utilizing cash on hand, obtaining cash from its subsidiaries, disposing of or leveraging certain assets or issuing additional securities. The Company's corporate cash operating costs for the foreseeable future are expected to be recovered substantially by cost allocations to, and management fees from, its subsidiaries. Cash requirements of the Company include income tax payments which management estimates, net of amounts to be collected from subsidiaries pursuant to tax sharing agreements, to be approximately $12 million over the next twelve months. The Company also has debt service requirements and preferred stock dividend payments of approximately $17 million over the next twelve months ($ million as adjusted to include cash dividend obligations on the shares of PRIDES offered hereby). Accordingly, the Company is dependent on its subsidiaries to pay management fees, cost allocations, income taxes and dividends or to advance funds in order to satisfy these obligations. If the Company's subsidiaries become unable to pay, distribute or advance funds to the Company, there can be no assurance that the Company will be able to meet its obligations, including the cash dividend obligations on the shares of PRIDES.

     The Company and its subsidiaries have a substantial amount of indebtedness on a consolidated basis. At June 30, 1995, the Company's consolidated long-term debt was approximately $1,296.0 million. The Company's consolidated leverage may adversely impact the Company's ability to obtain financing on terms satisfactory to the Company for new gaming projects (including the Paris Casino-Resort) and expansion of existing properties.

RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES

     Various financial covenants and regulatory restrictions limit the payment of dividends and other distributions of funds to the Company by its subsidiaries. The terms of the various instruments governing the indebtedness of the Company's subsidiaries also impose restrictions on their ability to incur debt, issue preferred stock, make acquisitions and certain restricted payments, create liens, sell assets or enter into transactions with affiliates. These restrictions may have an adverse impact on the ability of these subsidiaries to raise capital and, therefore, on the Company's liquidity. The future performance of the Company and its subsidiaries and their ability to satisfy or refinance their obligations are also affected by prevailing economic conditions and are subject to financial, business and other factors, including factors beyond the control of the Company. Accordingly, there can be no assurance that the Company will receive distributions and payments from its subsidiaries in amounts sufficient to satisfy its cash obligations, including the cash dividend obligations on the shares of PRIDES.

     Bally's Casino Holdings, Inc. ("Casino Holdings"), a wholly owned subsidiary of the Company, serves as a holding company for Bally's Park Place, a portion of the Company's investment in BGLV and the Company's interests in Bally's Mississippi and Bally's New Orleans. Dividends received by Casino Holdings from subsidiaries other than Bally's Park Place (i.e., BGLV, Bally's New Orleans, Bally's Mississippi and future casino enterprises developed within the Casino Holdings structure) are not available to be paid to the Company unless (i) available pursuant to a net income test (generally limited to 50% of Casino Holdings' consolidated net income exclusive of income attributable to Bally's Park Place) and (ii) Casino Holdings has a consolidated fixed charge coverage ratio (as defined) of 2:1 or greater. Dividends received by Casino Holdings from Bally's Park Place may be paid to the Company if they were paid under a separate net income test (generally limited to 50% of Bally's Park Place's aggregate consolidated net income since April 1, 1994), which also requires that Bally's Park Place maintain a consolidated fixed charge coverage ratio (as defined) of at least 2.25:1 in order to pay such dividends. In 1994 and 1995 (through June 30), Bally's Park Place, pursuant to its net income test, paid approximately $12.3 million and $5.5 million, respectively, in dividends to Casino Holdings which were then paid to the Company.

     Limitations on dividends and other distributions to the Company from its subsidiaries other than Casino Holdings, and the financial requirements of those subsidiaries, will substantially limit and may preclude the receipt of dividends and distributions by the Company for the near term. Other than dividends from Bally's Park Place, no other amounts are presently available for distribution to the Company.

SUBORDINATION TO SUBSIDIARIES' CREDITORS

     Due to the Company's holding company structure, holders of shares of PRIDES and other securities of the Company have a position effectively junior to any creditors of the Company's subsidiaries. Any rights of the Company and its creditors and stockholders to participate in the distribution of the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any of its subsidiaries will be subject to the prior claims of that subsidiary's creditors, including trade creditors (except to the extent the Company may itself be a creditor of such subsidiary), and in the case of holders of shares of PRIDES, the Company's creditors, including trade creditors. Accordingly, there can be no assurance that holders of shares of PRIDES will receive any proceeds in the event of a liquidation or reorganization of the Company or any of its subsidiaries.

COMPETITION

     The Company's casinos face significant competition from both established casinos and newly emerging gaming operations. Since April 1990, there have been ten casino hotel facilities operating in Atlantic City in competition with Bally's Park Place and The Grand, which are also in competition with each other. Several Atlantic City casino hotels have recently expanded or are currently in the process of expanding their facilities. In addition, proposals for two new casino hotel resorts were recently announced for the Marina in Atlantic City, and, if and when such resorts are opened, capacity and competition will further increase.

     Bally's Las Vegas competes principally with other casino hotels and casinos located in Las Vegas. Currently, there are approximately thirty major casino hotels located on or near the Strip, approximately ten major casino hotels located in the Las Vegas downtown area and several major facilities located elsewhere in the Las Vegas area. As a result of new construction projects and certain expansions by casino hotels located on or near the Strip, Las Vegas casino space and hotel and motel room capacity increased significantly between 1991 and 1994. A significant portion of the increase is a result of the opening during the latter part of 1993 of three new major casino hotels that contain 370,000 total square feet of casino space, 10,400 total guest rooms and a theme park. In addition, there have been several public announcements concerning major casino hotel projects in Las Vegas (including the Company's announcement regarding the Paris Casino-Resort), and, if and when such projects are completed, capacity and competition will further increase. In the event the Paris Casino-Resort is completed, it will compete with Bally's Las Vegas.

     The extent and effects of competition in new gaming markets are also unpredictable. Mississippi gaming law does not limit the number of gaming licenses that may be granted. In particular, management believes there was a saturation of gaming facilities in and around the Memphis, Tennessee market, which led to the closing of six casinos in that market. As of July 31, 1995, seven gaming facilities were operating in this market, three of which are located in proximity to the Robinsonville site. These facilities (as well as any others which subsequently commence operations there) present significant competition for Bally's Mississippi when it reopens. Further, a competitor has announced it intends to proceed with development of a casino hotel resort, which would be somewhat closer to Memphis than Bally's Mississippi and, if developed as planned, would offer more casino space and greater amenities than those expected to be offered by Bally's Mississippi, which may reduce the anticipated patronage of Bally's Mississippi.

     Louisiana law currently limits to fifteen the number of riverboat gaming licenses that may be granted (all but one of which have been granted), with a maximum of six riverboats in any one parish. Four riverboats are presently operating in the New Orleans area (including that of Bally's New Orleans). In addition to the riverboat casinos, a license for a single, large-scale, land-based casino has been awarded to a competitor. This casino commenced operations at a temporary location in May 1995 and is expected to be the largest land-based casino in the United States when it moves to a permanent location in mid-1996. Upon its opening, the permanent facility may draw customers who might otherwise patronize Bally's New Orleans. In June 1995, a joint venture operating two casino gaming vessels in downtown New Orleans closed due to revenues having been insufficient to meet obligations of the venture, which posted substantial operating losses.

     Legalization of gaming in additional jurisdictions would also provide opportunities for expansion by the Company's competitors, some of which have greater financial resources than the Company, which could adversely affect the Company's existing and proposed operations. See "-- New and Emerging Gaming Markets." The Company believes that the adoption of legislation approving casino gaming in any jurisdiction near New Jersey (particularly New York or Pennsylvania) or near Nevada (particularly California or the other southwestern states) or the advent of full-scale gaming on nearby Native American lands could have a material adverse effect on its present operations. Similarly, the legalization of gaming in jurisdictions adjacent to Mississippi (particularly Tennessee or Arkansas) could have a material adverse effect upon the expected operations of Bally's Mississippi. The Company also competes with other forms of legalized gaming, including state-sponsored lotteries and off-track wagering. In markets in which the Company commences operations or seeks to commence operations, it often faces intense competition for licenses, desirable sites, qualified personnel and, ultimately, customers from other companies in the gaming industry.

     The effects of competition, as well as other factors, may affect the Company's decision to proceed with any projects or affect the scope of such projects.

NEW AND EMERGING GAMING MARKETS

     The initial and long-term success of gaming in a market which has never supported gaming operations previously or only recently permitted gaming cannot be accurately predicted or assured. Factors such as the number of prospective visitors, the number of licenses issued in a jurisdiction and the propensity of visitors to wager cannot be predicted with any certainty and materially affect the success of a casino.

     The development of new gaming projects also entails risks associated with development and construction. Any new project entails significant construction risks which could delay development or result in a substantial increase in costs. The Company also needs to obtain approvals and permits in order to commence the construction of new gaming projects. Unexpected changes required by local, state or federal authorities could involve significant additional costs and delay the opening of a project. Further, there can be no assurance that the Company will receive necessary permits and approvals for any project or that such permits and approvals will be obtained within an anticipated time frame.

     The Company has also invested substantial sums in obtaining interests in properties in jurisdictions based upon the prospects of gaming being legalized in such jurisdictions. Whether and when gaming will be legalized in such jurisdictions is dependent upon a variety of matters, including economic and political considerations, and there can be no assurance which, if any, jurisdictions in which the Company has made investments will legalize gaming, or that, if gaming is legalized in any such jurisdiction, the Company or any venture in which it participates will be granted a license in that jurisdiction.

     Development of new gaming and expansion projects generally requires third party financing, and there can be no assurance that such financing will be available or, if available, will be on terms satisfactory to the Company or that such financing will be approved, if necessary, by the governing gaming authorities. The consolidated leverage of the Company may adversely affect its ability to obtain such financing or the terms of such financing.

     The success of the Company's expansion in new gaming jurisdictions is also dependent in part on its ability to attract and retain qualified management and operating personnel in those jurisdictions. Competition for such personnel is often intense and there can be no assurance that in the future the Company will be able to attract and retain such personnel.

STATUS AND EFFECTS OF THE SPIN-OFF

     The Company announced its decision in June 1994 to spin off Bally's Health & Tennis and has reflected Bally's Health & Tennis as a discontinued operation since that date. Although the Company has encountered unexpected delays in effecting the Spin-off, the Company recently satisfied two significant conditions in connection therewith. In June 1995, Bally's Health & Tennis completed a $150 million private placement of asset-backed securities, the proceeds of which were primarily used to repay restrictive bank debt. In July 1995, the Company completed a debt exchange to eliminate restrictions on dividends. On September 15, 1995, the Company filed a registration statement concerning the Spin-off with the Securities and Exchange Commission. Subject to the timing of the registration statement being declared effective by the Securities and Exchange Commission, the Company intends to declare in November 1995 a dividend to its stockholders of all shares of Bally's Health & Tennis owned by the Company. The Company intends to complete the Spin-off on or about December 31, 1995.



     The contemplated Spin-off will have certain material effects upon the Company and holders of shares of PRIDES. At June 30, 1995, the Company's consolidated stockholders' equity was $307.8 million. After giving effect to the Spin-off as of June 30, 1995, and assuming that upon consummation of the Spin-off $30 million of income taxes receivable from Bally's Health & Tennis due to the Company remain outstanding, the Company's consolidated stockholders' equity would be reduced to approximately $55.4 million without giving effect to the issuance of PRIDES contemplated hereby and, as adjusted for such assumed issuance, would be approximately $162.6 million. See "Capitalization." The Spin-off will also have the effect of substantially reducing the Company's federal tax loss carryforwards and Alternative Minimum Tax credit carryforwards, which will ultimately increase the federal taxes paid by the Company.


     The consummation of the Spin-off will result in an adjustment to the Mandatory Conversion Price for shares of PRIDES, the redemption prices payable upon optional redemption by the Company of shares of PRIDES and the conversion price for conversion by holders of shares of PRIDES. See "Description of PRIDES -- Conversion Adjustments."

     Certain members of management of the Company may continue to devote a portion of their time to the business of Bally's Health & Tennis following the consummation of the Spin-off, which may reduce the time they devote to the business of the Company.

GAMING REGULATION

     Gaming is regulated in every jurisdiction in which it is currently legalized, and regulations generally require receipt of a license prior to commencement of gaming operations. The regulatory frameworks may impose restrictions or costs including additional taxes that materially detract from the feasibility or profitability of gaming operations. Gaming regulations and their enforcement are within the discretion of the regulating jurisdictions, and the Company cannot predict what these regulations will be, how they will be enforced or what effect, if any, these regulations will have on the Company. Changes in these regulations could have a material adverse effect upon the Company. In addition, floating gaming ventures require compliance with certain maritime laws and United States Coast Guard (the "U.S. Coast Guard") regulations.

     Gaming activities in Atlantic City are subject to the New Jersey Casino Control Act (the "New Jersey Act"), regulations of the New Jersey Casino Control Commission (the "New Jersey Commission") and other applicable laws. No casino may operate unless the required permits or licenses and approvals are obtained from the New Jersey Commission. The New Jersey Commission is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming-related activities and to prescribe the methods and forms of applications for all classes of licensees.

     The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act") and (ii) various local ordinances and regulations. BGLV's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to herein as the "Nevada Gaming Authorities." Mississippi and Louisiana have adopted regulatory requirements which are similar to Nevada's with respect to the discretion given regulators in granting licenses, financial qualification of licensees and qualification of officers, directors and key employees. For a more complete discussion of gaming regulations, see "Business -- Gaming Regulation."

REGULATORY RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SECURITIES

     As described below, the New Jersey Act and the Nevada Act impose certain restrictions on the ownership and transfer of securities, including shares of PRIDES, issued by a corporation that holds a casino license or is deemed a holding company, intermediary company, subsidiary or entity qualifier (each, an "affiliate") of a casino licensee. If the New Jersey Commission or Nevada Commission finds that a holder or beneficial owner of shares of PRIDES or Common Stock must be found licensed or qualified or suitable to hold or own the shares of PRIDES or Common Stock under the New Jersey Act or Nevada Act, and if such holder or such beneficial owner is not found qualified, licensed or suitable within any time period specified by the New Jersey Commission or Nevada Commission or the New Jersey Act or Nevada Act, the Company has the right, at its option, (i) to require such holder or beneficial owner to dispose of all or a portion of such holder's or beneficial owner's shares of PRIDES or Common Stock within 120 days after receipt of notice by such holder or beneficial owner of its disqualification under the New Jersey Act or Nevada Act (the "Notice Date") (or such different period as may be prescribed by the New Jersey Commission or Nevada Commission), or (ii) to redeem shares of PRIDES or Common Stock held by such holder, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken pursuant to
Section 151(b) of the Delaware General Corporation Law or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Company or any subsidiary to conduct any portion of the business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of the holders of the Company's securities possessing prescribed qualifications. Such unsuitable or disqualified holder is required to indemnify the Company for any and all direct or indirect costs, including attorneys' fees, incurred by the Company as a result of such holder's continuing ownership or failure to divest promptly.

     The Company and BGLV are each registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation"). Any beneficial holder of the Company's or BGLV's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be subject to a suitability determination as a beneficial holder of such voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

     The Nevada Act requires any person who acquires more than 5% of the voting securities of a Registered Corporation, including shares of PRIDES, to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

     For purposes of the New Jersey Act, a security holder is presumed to have the ability to control a publicly traded corporation, or to elect one or more members of its board of directors, and thus require qualification, if such holder owns or beneficially holds 5% or more of any class of the equity securities of such corporation, unless such presumption of control or ability to elect is rebutted by clear and convincing evidence. An "institutional investor," as that term is defined under the New Jersey Act, is entitled to a waiver of qualification if it holds less than 10% of any class of the equity securities of a publicly traded holding or intermediary company of a casino licensee and: (i) the holdings were purchased for investment purposes only, (ii) there is no cause to believe the institutional investor may be found unqualified and (iii) upon request by the New Jersey Commission, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its other affiliates. The New Jersey Commission may grant a waiver of qualification to an institutional investor holding 10% or more of such securities upon a showing of good cause and if the conditions specified above are met.

     The redemption price of shares of PRIDES or Common Stock to be redeemed would be equal to the lesser of (i) the holder's original purchase price for the security or (ii) the lowest closing sale price of such security between the Notice Date and the date 120 days after Notice Date.

     Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Company of the determination of unsuitability or disqualification, it is unlawful under the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive any dividends upon shares of PRIDES or Common Stock; (ii) to exercise, directly or through any trustee or nominee, any right conferred by shares of PRIDES or Common Stock; or (iii) to receive any remuneration in any form from the Company for services rendered or otherwise.

     Mississippi and Louisiana have adopted regulatory requirements similar to those of New Jersey and Nevada governing the qualification of security holders. The Mississippi regulations also restrict the ability to pay interest to debt security holders who are not found suitable and require redemption of such debt securities from those holders who are denied licensing. The Mississippi Gaming Commission may conduct a suitability investigation of security holders at any time. The Louisiana regulations restrict the payment of dividends, interest or remuneration for services rendered or otherwise to security holders who are not found suitable and requires disposition of such securities from those holders who are found disqualified. The Louisiana Riverboat Gaming Enforcement Division may conduct a suitability investigation of security holders at any time. For a more complete discussion of regulatory restrictions on ownership and transfer of securities, see "Business -- Gaming Regulation."

ABSENCE OF PUBLIC MARKET

     There is no existing market for the shares of PRIDES. The Company has applied for listing on the NYSE of the shares of PRIDES and the Common Stock issuable upon conversion or redemption thereof. There can be no assurance that a liquid market for the shares of PRIDES will develop. Future trading prices of the shares of PRIDES will depend on many factors including, among other things, the Company's operating results, the market for similar securities and the trading price of Common Stock. The shares of PRIDES may trade at a price higher or lower than that at which the PRIDES are offered hereby.

                  PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

     The Common Stock is traded on the New York Stock Exchange under the symbol "BLY" and also is traded on the Chicago Stock Exchange. The following table sets forth on a per share basis, for the periods indicated, the high and low sales prices of the Common Stock as reported by the New York Stock Exchange.


                                                                                PRICE RANGE
                                                                               -------------
                                                                               HIGH     LOW
                                                                               ----     ----
Fiscal 1995:
  First Quarter............................................................    $8 7/8   $  6
  Second Quarter...........................................................    12 3/4   8 1/8
  Third Quarter (through September 26, 1995)...............................    12 7/8     10
Fiscal 1994:
  First Quarter............................................................    9 5/8    6 3/4
  Second Quarter...........................................................    7 5/8    6 3/8
  Third Quarter............................................................    8 1/8    6 1/2
  Fourth Quarter...........................................................    7 5/8    5 1/4
Fiscal 1993:
  First Quarter............................................................    8 1/8       6
  Second Quarter...........................................................    12 3/4   6 3/8
  Third Quarter............................................................    10 3/4   8 1/8
  Fourth Quarter...........................................................    10 3/8   8 3/8



     The closing sale price of the Common Stock on September 26, 1995 as reported on the New York Stock Exchange was $11 1/8.


     The Company has not made cash dividend payments on the Common Stock since 1990. The Company substituted dividends paid in Common Stock for cash dividends on certain of its preferred stock from 1991 through 1993 with the consent of the holders of such preferred stock. The Company does not presently intend to pay any dividends on the Common Stock in the foreseeable future. For a discussion of restrictions on the ability of the Company's subsidiaries to pay dividends, see "Risk Factors -- Holding Company Structure and Substantial Consolidated Leverage," "-- Restrictions on Distributions from Subsidiaries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS


     At an assumed offering price of $11 1/8 per share, the net proceeds to be received by the Company from the sale of 10,000,000 shares of PRIDES (after deducting the underwriting discount and estimated expenses payable by the Company) are estimated to be approximately $107.2 million ($123.4 million if the underwriters' over-allotment option is exercised in full). The Company has no current specific plans for the proceeds of the Offering. However, the Offering will provide the Company with the flexibility to rapidly respond to opportunities for expansion of existing properties and development of new projects and strategic investments and acquisitions.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at June 30, 1995, and as adjusted to give effect to: (i) the sale by the Company of 10,000,000 shares of PRIDES offered hereby at an assumed offering price of $11 1/8 per share (after deducting the underwriting discount and estimated expenses payable by the Company); (ii) the consummation of an exchange offer on July 12, 1995, pursuant to which the Company exchanged $13,586,000 of its 8% Convertible Senior Subordinated Debentures due December 15, 2000 (the "8% Debentures") for $13,586,000 of its 6% Convertible Subordinated Debentures due 1998 (the "6% Debentures"), which had the effect of reducing current maturities of long-term debt by eliminating cash sinking fund requirements for the 6% Debentures; and (iii) the consummation of the Spin-off, as if each of these transactions had occurred as of June 30, 1995. The following as adjusted information does not give effect to any use of the net proceeds of this Offering.



                                                                             JUNE 30, 1995
                                                                         ----------------------
                                                                         ACTUAL     AS ADJUSTED
                                                                         -------    -----------
                                                                         (IN MILLIONS)
Cash and equivalents..................................................   $ 145.9      $ 253.1
                                                                         =======    =========
Current maturities of long-term debt(1)...............................   $   6.9      $   5.3
                                                                         =======    =========
Long-term debt, less current maturities(1)............................   $1,289.1     $1,290.7
Minority interests....................................................      39.1         39.1
Stockholders' equity:
  Preferred stock, $1.00 par value, 30,000,000 shares authorized:
          % PRIDES, convertible preferred stock, 11,500,000 shares
      authorized, 10,000,000 shares issued and outstanding,
      $          aggregate liquidation value, as adjusted.............        --         10.0
     Series D Preferred Stock, 2,000,000 shares authorized,
       694,497 shares issued and outstanding; liquidation preference
      of $34,725,000..................................................        .7           .7
     Series B Junior Participating Preferred Stock, 800,000 shares
      authorized, none outstanding....................................        --           --
  Common Stock, $.66 2/3 par value, 80,000,000 shares authorized,
     47,345,035 shares issued.........................................      31.6         31.6
  Capital in excess of par value(2)...................................     296.2        141.0
  Accumulated deficit.................................................     (18.7)       (18.7)
  Common Stock in treasury, 146,956 shares at cost....................      (2.0)        (2.0)
                                                                         -------    -----------
  Total stockholders' equity..........................................     307.8        162.6
                                                                         -------    -----------
     Total capitalization.............................................   $1,636.0     $1,492.4
                                                                         =======    =========


---------------

(1) See the Consolidated Financial Statements for additional information with respect to the Company's consolidated indebtedness. Because Bally's Health & Tennis has been reflected as a discontinued operation in the Company's Consolidated Financial Statements, its indebtedness is not included herein.
(2) At June 30, 1995, the Company's investment in and receivables from discontinued operations (Bally's Health & Tennis) totaled $283.3 million. As adjusted assumes that, upon consummation of the Spin-off, $30 million of income taxes receivable from Bally's Health & Tennis due to the Company will remain outstanding and collectible.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for the Company presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for and as of the end of each of the five years ended December 31, 1994 are derived from the audited consolidated financial statements of the Company. The data that is presented for and as of the end of each of the six months ended June 30, 1995 and 1994 is unaudited; however, in the opinion of management, such data includes all adjustments (which were of a normal recurring nature, except for those required to present Bally's Health & Tennis as a discontinued operation and to reflect a refinancing of indebtedness of a subsidiary) necessary for a fair presentation of the information set forth therein. The Company's operations are subject to seasonal factors and, therefore, the results of operations for the six months ended June 30, 1995 are not necessarily indicative of results for the full year. This data should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                ------------------    ---------------------------------------------------
                                                 1995       1994       1994       1993       1992       1991       1990
                                                -------    -------    -------    -------    -------    -------    -------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA, RATIOS AND PERCENTAGES)
STATEMENT OF OPERATIONS DATA(1):
Revenues....................................... $ 473.3    $ 450.7    $ 942.3    $ 628.2    $ 556.0    $ 544.5    $ 564.8
Amortization of goodwill.......................     2.2        2.1        4.2        3.3        3.3        3.2        3.0
Income (loss) from continuing operations(2).... $  13.4    $  (3.5)   $  (1.9)   $  10.2    $    --    $ (33.4)   $(248.6)
Income (loss) from discontinued operations.....              (46.1)     (46.1)     (20.0)        .6       (1.2)     (43.7)
Extraordinary items............................      .5      (20.7)     (20.4)      (8.5)      11.2       56.1       12.0
Cumulative effect on prior years of change in
  accounting for income taxes..................                                    (28.2)
                                                -------    -------    -------    -------    -------    -------    -------
Net income (loss)(2)........................... $  13.9    $ (70.3)   $ (68.4)   $ (46.5)   $  11.8    $  21.5    $(280.3)
                                                =======    =======    =======    =======    =======    =======    =======
Per common and common equivalent share:
  Income (loss) from continuing
    operations(2).............................. $   .24    $  (.10)   $  (.10)   $   .16    $  (.06)   $ (1.07)   $ (9.03)
  Income (loss) from discontinued operations...               (.99)      (.98)      (.43)       .01       (.03)     (1.54)
  Extraordinary items..........................     .01       (.44)      (.44)      (.18)       .27       1.65        .42
  Cumulative effect on prior years of change in
    accounting for income taxes................                                     (.61)
                                                -------    -------    -------    -------    -------    -------    -------
  Net income (loss)(2)......................... $   .25    $ (1.53)   $ (1.52)   $ (1.06)   $   .22    $   .55    $(10.15)
                                                =======    =======    =======    =======    =======    =======    =======
Average common and common equivalent shares
  outstanding..................................    50.6       46.9       46.9       46.6       41.1       33.9       28.4
Ratio of earnings to combined fixed charges and
  preferred stock dividends(3).................     1.3x        --(4)     1.0x       1.1x        --(4)      --(4)      --(4)
BALANCE SHEET DATA (AT END OF PERIOD)(1):
Cash and equivalents........................... $ 145.9    $ 158.4    $ 178.4    $ 192.1    $  26.0    $  26.5    $  49.8
Total assets................................... 1,958.2    1,915.2    1,936.2    1,991.6    1,357.6    1,389.8    1,620.9
Long-term debt................................. 1,296.0    1,269.9    1,266.2    1,186.3      731.2      795.4    1,076.4
Minority interests.............................    39.1       34.5       37.4       42.4
Stockholders' equity...........................   307.8      292.4      293.6      364.1      410.2      364.7      332.5
OTHER FINANCIAL DATA(1):
EBITDA(5)...................................... $ 121.3    $ 102.3    $ 217.5    $ 159.1    $ 135.1    $ 114.1    $ 102.3
EBITDA margin(5)...............................    25.6%      22.7%      23.1%      25.3%      24.3%      21.0%      18.1%
Cash provided by (used in):
  Operating activities......................... $  51.7    $   8.4    $  62.8    $  49.7    $  14.7    $  37.9    $  20.5
  Investing activities.........................  (114.3)     (75.3)    (102.8)     (56.0)     (24.0)     (14.0)     (93.0)
  Financing activities.........................    22.3       32.4       25.1      156.7      (58.3)    (164.4)      99.8

---------------

(1) The selected consolidated financial data have been presented to reflect Bally's Health & Tennis as a discontinued operation because of the Spin-off. Bally's Las Vegas has been consolidated since December 1, 1993 as a result of the Company attaining a controlling interest in reorganized BGLV at that date. Prior to December 1, 1993, the Company's investment in BGLV was principally recorded on the equity method of accounting. Loss from continuing operations for the year ended December 31, 1990 includes equity in net loss of pre-reorganized BGLV of $186.6 million, which includes a write-off of the Company's investment in and advances to pre-reorganized BGLV because of the expected loss of control pursuant to the reorganization. As of June 30, 1995, the Company

                                              (footnotes continued on next page)

                                       19

(footnotes continued from previous page)

    (through certain subsidiaries of which it is the sole common stockholder) owned approximately 80% of the outstanding common stock of reorganized BGLV.

(2) Income (loss) from continuing operations and net income (loss) for the six months ended June 30, 1995 and 1994 and the years ended December 31, 1994 and 1993 include charges (after income taxes and minority interests) of $1.2 million ($.02 per share), $2.6 million ($.05 per share), $10.7 million ($.23 per share) and $2.7 million ($.06 per share), respectively, incurred in the pursuit and development of new gaming projects and for amortization of pre-opening costs. Income (loss) from continuing operations and net income
    (loss) for the year ended December 31, 1994 also includes: (i) a charge of $8.5 million net of tax ($.18 per share) for the write-down of certain assets deemed unrecoverable due to the relocation of Bally's Mississippi's operations closer to Memphis, Tennessee and (ii) a gain of $4.8 million net of tax and minority interests ($.10 per share) from the sale of marketable securities.

(3) The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (i) income (loss) from continuing operations before income taxes and minority interests plus fixed charges (adjusted for capitalized interest and preferred stock dividend requirements) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized), preferred stock dividend requirements and the portion of rent expense which is deemed representative of interest.

(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the six months ended June 30, 1994 by $6.1 million, and for the years ended December 31, 1992, 1991 and 1990 by $9.3 million, $53.0 million and $89.4 million, respectively.

(5) EBITDA represents operating income before depreciation, amortization and abandonment loss. The Company has presented EBITDA supplementally because the Company believes it allows for a more complete analysis of its results of operations. The EBITDA margin represents EBITDA divided by revenues and is intended to indicate the operating efficiency of the Company. This data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income or cash provided by or used in operating, investing and financing activities) nor should it be considered as an indicator of the Company's overall financial performance.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's continuing operations comprise one industry segment, with all significant revenues arising from its casino operations and, where applicable, supporting hotel operations. Bally's Health & Tennis is reflected as a discontinued operation because of the Spin-off. See notes to the Consolidated Financial Statements. The following discussion and analysis of financial condition and results of operations is that of the Company's continuing operations.

RESULTS OF OPERATIONS

     Revenues and operating income (loss) for the Company and each of its casino properties were as follows:

                                                    SIX MONTHS ENDED
                                                        JUNE 30,         YEAR ENDED DECEMBER 31,
                                                    ----------------    --------------------------
                                                     1995      1994      1994      1993      1992
                                                    ------    ------    ------    ------    ------
                                                                    (IN MILLIONS)
CONSOLIDATED(1)(2):
Revenues.........................................   $473.3    $450.7    $942.3    $628.2    $556.0
Operating income(3)..............................     86.4      61.4     125.1     107.9      86.5
BALLY'S PARK PLACE:
Revenues.........................................   $196.3    $172.4    $377.0    $352.8    $331.1
Operating income.................................     52.5      36.3      88.3      85.8      62.7
THE GRAND:
Revenues.........................................   $133.6    $114.8    $249.5    $239.8    $223.7
Operating income.................................     19.1       3.8      23.7      21.7      30.6
BALLY'S LAS VEGAS(1):
Revenues.........................................   $139.7    $133.8    $271.9    $ 21.1
Operating income.................................     21.1      20.8      40.3       1.0
BALLY'S MISSISSIPPI(2):
Revenues.........................................   $  1.5    $ 27.9    $ 39.1    $  4.1
Operating income (loss)(3).......................     (3.2)      3.1     (13.9)     (1.7)


---------------
(1) Bally's Las Vegas (through BGLV) has been consolidated since December 1, 1993. See the note entitled "Acquisition of Bally's Grand, Inc." in the Consolidated Financial Statements.

(2) Bally's Mississippi commenced operations at Mhoon Landing in Tunica, Mississippi on December 6, 1993. On February 9, 1995, Bally's Mississippi suspended operations at its Mhoon Landing site. Bally's Mississippi expects to reopen its casino in Robinsonville, Mississippi in November 1995.

(3) Includes charges in 1994 of $13.1 million for the write-down of certain assets deemed unrecoverable upon Bally's Mississippi's relocation of its operations and $3.3 million for amortization of pre-opening costs in the first six months of 1994 (compared to $3.1 million in 1993). See the note entitled "Abandonment Loss" in the Consolidated Financial Statements.


     Comparison of the Six Months Ended June 30, 1995 and 1994

     Revenues of the Company for the six months ended June 30, 1995 were $473.3 million compared to $450.7 million for the 1994 period, an increase of $22.6 million (5%). Operating income of the Company for the six months ended June 30, 1995 was $86.4 million compared to $61.4 million for the 1994 period, an increase of $25.0 million (41%). These increases principally reflect improved operating results at both of the Company's Atlantic City casino hotel resorts offset, in part, by a decline in operating results at Bally's Mississippi.

     Atlantic City. Revenues of Bally's Park Place for the six months ended June 30, 1995 were $196.3 million compared to $172.4 million for the 1994 period, an increase of $23.9 million (14%). Revenues during the first quarter of 1994 were negatively affected by severe weather in the northeastern United States. Casino revenues for the 1995 period were $170.7 million compared to $146.6 million in 1994, an increase of $24.1 million (16%). Slot revenues increased $20.0 million (20%) due to a 25% increase in slot handle (volume) offset, in part, by a decline in the win percentage from 8.9% in the 1994 period to 8.5% in 1995. Bally's Park Place added 99 slot machines (a 5% increase) since June 30, 1994. Table game revenues, excluding poker, increased $2.7 million (6%) due to a 10% increase in the drop (amount wagered) offset, in part, by a decrease in the hold percentage from 16.9% in the 1994 period to 16.4% in 1995. Other casino revenues were $3.9 million for the 1995 period compared to $2.5 million in 1994, an increase of $1.4 million due primarily to the introduction of horse race simulcasting and keno in June 1994. Rooms revenues decreased $.9 million (8%) due to increased complimentaries in 1995 causing reduced occupancy of rooms by paying customers. Other revenues increased $.7 million (15%) principally due to increased entertainment revenues and interest income offset, in part, by lower dividends in 1995 from a multi-casino linked progressive trust. Operating income of Bally's Park Place for the six months ended June 30, 1995 was $52.5 million compared to $36.3 million for the 1994 period, an increase of $16.2 million (45%) as the aforementioned revenue increase was offset, in part, by a $7.7 million (6%) increase in operating expenses. Casino expenses increased $6.8 million (11%) due to expanded marketing and promotional efforts, increased gaming taxes associated with higher gaming revenues and an increase in salaries, benefits and other costs associated with the operation of horse race simulcasting and keno in 1995. Other operating expenses increased $1.3 million (5%) principally due to increased real estate taxes and entertainment costs. Selling, general and administrative expenses increased $.9 million (5%) primarily due to increased legal, insurance and other costs offset, in part, by a $1.8 million gain on the settlement of a supplemental executive retirement plan in 1995. Depreciation and amortization expense decreased $1.5 million (10%) primarily due to the 1994 period including accelerated depreciation associated with a slot machine upgrade.

     Revenues of The Grand for the six months ended June 30, 1995 were $133.6 million compared to $114.8 million for the 1994 period, an increase of $18.8 million (16%). Revenues during the first quarter of 1994 were negatively affected by severe weather in the northeastern United States. Casino revenues for the 1995 period were $123.8 million compared to $104.6 million in 1994, an increase of $19.2 million (18%). Slot revenues increased $13.6 million (22%) due to a 32% increase in slot handle offset, in part, by a decline in the win percentage from 8.9% in the 1994 period to 8.4% in 1995. On average, The Grand had approximately 210 (14%) more slot machines in the 1995 period than in 1994. Table game revenues, excluding poker, increased $4.5 million (11%) due to an increase in the hold percentage from 16.0% in the 1994 period to 17.2% in 1995 and a 3% increase in the drop. Poker, horse race simulcasting and keno, which commenced in April 1995, contributed $1.1 million to casino revenues. Other revenues decreased $.6 million (18%) due primarily to an adjustment to the reserve for unclaimed gaming chips and tokens in the first quarter of 1994. Operating income of The Grand for the six months ended June 30, 1995 was $19.1 million compared to $3.8 million for the 1994 period, an increase of $15.3 million due primarily to the aforementioned revenue increase. Operating expenses increased 3% primarily due to a $5.1 million (8%) increase in casino expenses related to promotional expenses and gaming taxes associated with the aforementioned increase in casino volume and a $1.7 million (13%) increase in selling, general and administrative expenses primarily for advertising costs, partially offset by a $1.2 million (11%) decrease in depreciation and amortization expense due to accelerated depreciation in 1994 of certain slot machines associated with a casino floor reconfiguration.

     Management believes that the increased number of slot machines in Atlantic City has caused and will continue to cause intense promotional efforts to attract slot players as both the Company's Atlantic City casinos and their competitors continue to seek to expand their share of slot revenues and maximize the utilization of their slot machines. Further, as a result of the aggressive competition for slot patrons, the Atlantic City slot win percentage has declined. Management believes that the slot win percentage will continue to be subject to competitive pressure and may further decline. However, management believes its Atlantic City casinos are well-positioned to compete for additional casino revenues by continuing to offer attractive promotional slot and table game programs and special events and by enhancing the appearance and comfort of their gaming space. In 1994, Bally's Park Place expanded its casino floor from 68,100 to 71,400 square feet and added another 8,700 square feet of gaming space to offer horse race simulcasting and keno, and to relocate and expand its poker operations. During the first quarter of 1995, Bally's Park Place completed a slot machine upgrade, replacing the majority of its slot machines with state-of-the-art machines with embedded bill acceptors, and reconfigured its slot machine layout, adding additional slot stools and aisle space. During the second quarter of 1994, The Grand reconfigured its casino floor, widening the aisles, adding additional slot stools and replacing the majority of its slot machines with state-of-the-art machines with embedded bill acceptors. In April 1995, The Grand completed an expansion which increased its casino floor and other gaming space by nearly 30% to accommodate approximately 400 additional slot machines, poker, horse race simulcasting and keno. The Grand is currently constructing a 1,500-seat arena for headline entertainment, sports events and production shows, with completion expected in the fourth quarter of 1995. Also, both Bally's Park Place and The Grand anticipate further expansions. See "-- Liquidity and Capital Resources."

     Las Vegas. Revenues of Bally's Las Vegas for the six months ended June 30, 1995 were $139.7 million compared to $133.8 million for the 1994 period, an increase of $5.9 million (4%). Casino revenues for the 1995 period were $64.9 million compared to $64.8 million for 1994, an increase of $.1 million. Slot revenues increased $3.5 million (13%) due to a 21% increase in slot handle offset, in part, by a decline in the win percentage from 6.4% in the 1994 period to 6.0% in 1995. Management believes the increase in slot handle was primarily attributable to an increase in walk-in business which resulted from the July 1994 opening of an automated walkway system (with related improvements to the frontage area along the Strip) and increased marketing and promotional efforts. Table game revenues decreased $2.9 million (8%) due to a decrease in the hold percentage from 16.5% in the 1994 period to 14.3% in 1995 offset, in part, by a 6% increase in the drop. Other casino revenues decreased $.5 million (15%). Rooms revenue increased $.6 million (2%) primarily due to a higher average room rate. Food and beverage revenues increased $2.7 million (14%) primarily due to increased convention business. Other revenues increased $2.5 million (13%) primarily due to Bally's Las Vegas operating two retail gift shops in 1995 which were operated by a third party in 1994 and an increase in interest income due principally to higher average levels of invested cash in 1995. Operating income of Bally's Las Vegas for the six months ended June 30, 1995 was $21.1 million compared to $20.8 million for the 1994 period, an increase of $.3 million (1%) as the aforementioned revenue increase was substantially offset by a $5.6 million (5%) increase in operating expenses. Other operating expenses increased $1.5 million (7%) due principally to the cost of operating the aforementioned gift shops in 1995 and additional costs associated with the operation of the automated walkway system and related improvements to the frontage area. Depreciation and amortization expense increased $1.4 million (14%) due to substantial capital improvements completed recently. Casino operating expenses increased $1.3 million (4%) due principally to increased complimentaries and special events. In addition, food and beverage expenses increased $1.0 million (6%) due to the increase in the number of convention-related banquets held during the 1995 period.

     Bally's Las Vegas competes principally with other casino hotels and casinos located in Las Vegas. Currently, there are approximately 30 major casino hotels located on or near the Strip, approximately 10 major casino hotels located in the Las Vegas downtown area and several major facilities located elsewhere in the Las Vegas area. In addition, there have been several public announcements concerning major casino hotel projects in Las Vegas (certain of which have commenced construction) which, if and when opened, will further expand capacity. Management believes that the additional casino and hotel room capacity resulting from the opening of new casino hotels has a short-term negative impact on Bally's Las Vegas, but that over the long term Bally's Las Vegas benefits from the increase in the number of visitors to Las Vegas that these new properties attract. To enhance its competitiveness in the Las Vegas market, Bally's Las Vegas has conducted an expansive capital expenditure program. Bally's Las Vegas completed an extensive renovation of its main tower during 1993 and opened the automated walkway system and related improvements during 1994. In June 1995, Bally's Las Vegas completed a redesign of the lower-level retail shopping mall and commenced operation of a monorail system it constructed with MGM Grand that transports passengers between the two properties. In addition, Bally's Las Vegas completed a renovation of the south tower hotel rooms and corridors in August 1995 and has commenced a relocation of the race and sports book area to add approximately 7,500 square feet of gaming space, primarily for additional slot machines. Also, BGLV has announced its intention to develop a new casino hotel resort. See "-- Liquidity and Capital Resources."

     Mississippi. On February 9, 1995, Bally's Mississippi entered into a venture agreement with Lady Luck under which Bally's Mississippi has relocated its dockside casino from Mhoon Landing in Tunica, Mississippi to Lady Luck's site in Robinsonville, Mississippi (a site which, upon opening, will be the casino closest to Memphis, Tennessee), where Lady Luck constructed a 238-room hotel. In connection with the relocation, Bally's Mississippi suspended operations at Mhoon Landing on February 9, 1995. Effective April 1, 1995, Bally's Mississippi contributed its dockside casino and related assets to the venture, and Lady Luck contributed its hotel and related assets to the venture. Bally's Mississippi is the majority owner and general manager (through an affiliate) of the venture; accordingly, Lady Luck's equity in the venture is classified as "minority interests" in the Consolidated Financial Statements. The Robinsonville site is expected to be developed to include a restaurant, an entertainment lounge, administrative facilities and additional parking prior to the anticipated commencement of casino operations in November 1995. Revenues of Bally's Mississippi for the six months ended June 30, 1995 were $1.5 million, which includes casino revenues of $1.0 million at Mhoon Landing (for the period January 1, 1995 through February 9, 1995) and rooms revenue of $.5 million at Robinsonville (for the second quarter of 1995). Operating loss of Bally's Mississippi for the six months ended June 30, 1995 was $3.2 million, which includes payroll and payroll-related expenses, certain equipment rental expense under lease commitments, rooms expense and legal and advertising costs. Revenues and operating income of Bally's Mississippi at its Mhoon Landing site for the six months ended June 30, 1994 were $27.9 million and $3.1 million, respectively. Operating income for the 1994 period included amortization of pre-opening costs of $3.3 million.

     Mississippi gaming law does not limit the number of gaming licenses that may be granted. In particular, management believes there was a saturation of gaming facilities in and around the Memphis, Tennessee market, which led to the closing of six casinos in that market. As of July 31, 1995, seven gaming facilities were operating in this market, three of which are located in proximity to the Robinsonville site. These facilities (as well as any others which subsequently commence operations there) present significant competition for Bally's Mississippi when it reopens. Further, a competitor has announced it intends to proceed with development of a casino hotel resort, which would be somewhat closer to Memphis than Bally's Mississippi and, if developed as planned, would offer more casino space and greater amenities than those expected to be offered by Bally's Mississippi, which may reduce the anticipated patronage of Bally's Mississippi.

     New Orleans. Bally's New Orleans commenced operation of its riverboat casino facility in New Orleans, Louisiana on July 7, 1995, after the issuance of a Certificate of Final Approval by the Louisiana Riverboat Gaming Commission. Bally's New Orleans operates out of South Shore Harbor on Lake Pontchartrain, about eight miles from the French Quarter. The riverboat accommodates up to 2,500 passengers and features a 30,000 square-foot casino (the maximum size currently allowed under Louisiana law) on the two upper decks of the vessel. Onshore facilities include a 34,000 square-foot terminal building that houses a buffet restaurant, cocktail lounge and waiting area. The Company owns an approximate 50% interest in Belle of Orleans, L.L.C., the entity that owns Bally's New Orleans, and receives a fee based upon operating results under a long-term management agreement. Deferred pre-opening costs were approximately $4.4 million, which will be amortized to expense during the first two calendar quarters of operations.

     Louisiana law currently limits to fifteen the number of riverboat gaming licenses that may be granted (all but one of which have been granted), with a maximum of six riverboats in any one parish. Four riverboats are presently operating in the New Orleans area (including that of Bally's New Orleans). In addition to the riverboat casinos, a license for a single, large-scale, land-based casino has been awarded to a competitor. This casino commenced operations at a temporary location in May 1995 and is expected to be the largest land-based casino in the United States when it moves to a permanent location in mid-1996. Upon its opening, the permanent facility may draw customers who might otherwise patronize Bally's New Orleans.

     Interest Expense. Interest expense, net of capitalized interest, was $64.6 million for the six months ended June 30, 1995 compared to $65.1 million in the 1994 period, a decrease of $.5 million (1%) due principally to an increase in the amount of capitalized interest and the March 1994 refinancing of Bally's Park Place's public indebtedness at a more favorable rate.

     Income Taxes. For the six months ended June 30, 1995 and 1994, the effective rates of the income tax provision (benefit) on income (loss) from continuing operations differed from the U.S. statutory tax rate (35%) due principally to state income taxes and nondeductible expenses (including goodwill amortization) offset, in part, by adjustments of prior years' taxes.

     1994 Versus 1993

     Revenues of the Company for 1994 were $942.3 million compared to $628.2 million for 1993, an increase of $314.1 million (50%). Operating income for 1994 was $125.1 million compared to $107.9 million for 1993, an increase of $17.2 million (16%). These increases principally reflect the inclusion of twelve months of operations of both Bally's Las Vegas and Bally's Mississippi in 1994 as compared to approximately one month in 1993 and improved operating results at both of the Company's Atlantic City casino hotel resorts.

     Atlantic City. Revenues of Bally's Park Place for 1994 were $377.0 million compared to $352.8 million for 1993, an increase of $24.2 million (7%). Bally's Park Place achieved this increase in revenues despite extremely adverse weather in the first quarter of 1994 when revenues grew only $.3 million. Casino revenues for 1994 were $321.5 million compared to $297.7 million in 1993, an increase of $23.8 million (8%). Slot revenues increased $13.5 million (7%) due to a 16% increase in slot handle (volume) offset, in part, by a decline in the win percentage from 9.6% in 1993 (which includes the positive impact from the discontinuation of certain progressive linked jackpots) to 8.8% in 1994. Bally's Park Place added 223 slot machines (an 11% increase) during 1994. Table game revenues, excluding poker, increased $6.4 million (7%) from 1993 due to a 3% increase in the drop (amount wagered) and an increase in the hold percentage from 16.5% in 1993 to 17.1% in 1994. Poker operations, which commenced in July 1993, generated revenues of $4.7 million for 1994 compared to $2.6 million for 1993. Horse race simulcasting and keno operations, which commenced in June 1994, contributed $1.8 million to casino revenues for 1994. Rooms and food and beverage revenues remained essentially unchanged. Other revenues increased $1.0 million (11%) due to higher entrance fees for promotional events, dividends from a multi-casino linked progressive trust and increased interest income. Operating income of Bally's Park Place for 1994 was $88.3 million compared to $85.8 million for 1993, an increase of $2.5 million (3%) as the aforementioned revenue increase was offset, in part, by a $21.7 million (8%) increase in operating expenses. Casino expenses increased $11.3 million (10%) due to an increase in salaries, benefits and other costs associated with the introduction and operation of horse race simulcasting and keno in 1994 and the operation of poker throughout all of 1994 compared to only six months in 1993, and expanded marketing and promotional efforts. Depreciation and amortization expense increased $5.2 million (20%) primarily due to accelerated depreciation associated with a slot machine upgrade and an increase in capital expenditures during 1994 and 1993. Other operating expenses increased $3.1 million (6%) due to an increase in the cost of property operations and ancillary services.

     Revenues of The Grand for 1994 were $249.5 million compared to $239.8 million for 1993, an increase of $9.7 million (4%). The Grand achieved this increase in revenues despite extremely adverse weather in the first quarter of 1994 when revenues declined $5.6 million. Casino revenues for 1994 were $228.4 million compared to $216.3 million in 1993, an increase of $12.1 million (6%). Table game revenues increased $6.8 million (8%) due to a 5% increase in the drop and an increase in the hold percentage from 16.3% in 1993 to 16.6% in 1994. Slot revenues increased $5.3 million (4%) due to a 14% increase in slot handle offset, in part, by a decline in the win percentage from 9.5% in 1993 to 8.6% in 1994. Slot revenues include approximately $1.5 million and $1.2 million from the discontinuation of certain progressive slot jackpots in 1994 and 1993, respectively. The change in rooms and food and beverage revenues was not significant. Other revenues decreased $1.5 million (19%) due, in part, to an adjustment to the reserve for unclaimed gaming chips and tokens in 1993. Operating income of The Grand for 1994 was $23.7 million compared to $21.7 million for 1993, an increase of $2.0 million (9%) as the aforementioned revenue increase was offset, in part, by a $7.7 million (4%) increase in operating expenses. Casino expenses increased $10.2 million (8%) primarily due to increases in payroll and payroll-related expenses, the provision for doubtful receivables and the costs of providing additional complimentary services and other promotional expenses in conjunction with the increase in casino volume and additional marketing efforts associated with the comprehensive marketing program introduced in July 1993. Selling, general and administrative expenses decreased $1.3 million (5%) primarily due to a real estate tax refund for prior years offset, in part, by increasing advertising and various other expenses.

     Las Vegas. Revenues of Bally's Las Vegas for 1994 were $271.9 million compared to $21.1 million for December 1993. Bally's Las Vegas was consolidated effective December 1, 1993. Casino revenues in 1994 were $134.6 million, which primarily consisted of table game revenues of $68.9 million and slot revenues of $59.2 million. Table game hold and slot win percentages for 1994 were 16.0% and 6.2%, respectively. Rooms revenue for 1994 was $58.6 million and food and beverage revenues and other revenues (including entertainment) for 1994 were $37.6 million and $41.1 million, respectively. Casino revenues for December 1993 were $12.2 million, which primarily consisted of table game revenues of $6.7 million and slot revenues of $5.0 million. In December 1993, rooms revenue, food and beverage revenues and other revenues were $2.9 million, $2.8 million and $3.1 million, respectively. Operating income of Bally's Las Vegas for 1994 and December 1993 was $40.3 million and $1.0 million, respectively. BGLV was reorganized pursuant to a Fifth Amended Plan of Reorganization in August 1993. See the note entitled "Acquisition of Bally's Grand, Inc." in the Consolidated Financial Statements.

     Mississippi. Revenues of Bally's Mississippi for 1994 were $39.1 million compared to $4.1 million in 1993 (which included only 24 days of operations). Casino revenues in 1994 were $38.5 million and consisted of slot revenues of $27.4 million and table game revenues of $11.1 million. Slot win and table game hold percentages for 1994 were 8.8% and 24.3%, respectively. Casino revenues for December 1993 were $4.0 million and consisted of slot and table game revenues of $2.7 million and $1.3 million, respectively. Management believes Bally's Mississippi's revenues were negatively impacted by intense competition in the Memphis market (especially from casinos closer to the Memphis metropolitan area) and as a result, Bally's management commenced exploring various options available to Bally's Mississippi during the fourth quarter of 1994. On February 9, 1995, Bally's Mississippi entered into a venture agreement with Lady Luck under which Bally's Mississippi has relocated its dockside casino from Mhoon Landing in Tunica, Mississippi to Lady Luck's site in Robinsonville, Mississippi, where Lady Luck constructed a 238-room hotel. Operating loss of Bally's Mississippi for 1994 was $13.9 million principally resulting from a charge of $13.1 million for the write-down of certain assets deemed unrecoverable upon Bally's Mississippi's relocation of its operations and the amortization of $3.3 million of pre-opening costs. Operating loss of Bally's Mississippi for December 1993 was $1.7 million principally resulting from the amortization of $3.1 million of pre-opening costs. In connection with the proposed relocation, Bally's Mississippi ceased operations on February 9, 1995 and expects casino operations to commence at the Robinsonville site in November 1995. Management believes the cessation of Bally's Mississippi's casino operations for several months in 1995 will have a short-term negative effect on Bally's Mississippi's results of operations, but that over the long term Bally's Mississippi will benefit from improved operating results.

     New Gaming Projects. Operating income for 1994 includes a charge of $10.9 million for costs incurred in the pursuit and development of new gaming projects in various jurisdictions compared to $1.3 million in 1993. The Company continues to explore opportunities in jurisdictions where gaming is presently authorized or may become authorized. However, successful expansion and development opportunities are contingent upon, among other things, the passage of legislation authorizing gaming (when not already approved) and the Company obtaining the appropriate licenses. There can be no assurance that such legislation will be enacted or that the Company will be granted gaming licenses in any of these jurisdictions.

     Corporate. Revenues for 1994 were $3.7 million compared to $8.0 million in 1993, a decrease of $4.3 million. The decline in revenues was principally due to a $2.4 million reduction in interest and other income from subsidiaries and 1993 having included nonrecurring income of $1.7 million for the forgiveness of a tax liability previously owed to Bally Gaming International, Inc. ("Gaming") and $.8 million for insurance recoveries.

     Operating income for 1994 was $2.2 million compared to $2.3 million in 1993, a decrease of $.1 million as the decline in revenues was substantially offset by 1993 having included a nonrecurring charge of $1.7 million related to the accelerated vesting of stock options and increased allocations of corporate overhead (including executive salaries and benefits, public company reporting costs and other corporate headquarters' costs) to subsidiaries in 1994. Management believes that the methods used to allocate these costs are reasonable and expects similar allocations (subject to changes in circumstances which may warrant modification) in future years.

     Gain on Sales of Marketable Securities. During 1994, BGLV acquired and sold common stock of certain publicly traded gaming companies. The pre-tax gain on these transactions totalled $11.8 million.

     Interest Expense. Interest expense, net of capitalized interest, was $130.8 million in 1994 compared to $92.9 million in 1993. The increase of $37.9 million (41%) was due principally to higher average levels of debt primarily resulting from the consolidation of BGLV effective December 1993 and the issuance of the Casino Holdings Senior Discount Notes due 1998 (the "Senior Discount Notes") in June 1993 offset, in part, by lower average interest rates.

     Income Taxes. Effective rates of the income tax provision on income from continuing operations were 49% in 1994 and 35% in 1993. The 1994 income tax rate differed from the U.S. statutory tax rate (35%) due principally to state income taxes and certain nondeductible expenses offset, in part, by adjustments of prior years' taxes and changes in the valuation allowance. The 1993 income tax rate approximated the U.S. statutory tax rate as the effect of state income taxes, the change in the U.S. statutory tax rate from 34% to 35% on deferred tax balances and nondeductible amortization was principally offset by adjustments of prior years' taxes. A reconciliation of the income tax provision with amounts determined by applying the U.S. statutory tax rate to income from continuing operations before income taxes and minority interests is included in the note entitled "Income Taxes" in the Consolidated Financial Statements.

     1993 Versus 1992

     Revenues of the Company for 1993 were $628.2 million compared to $556.0 million for 1992, an increase of $72.2 million (13%). Operating income for 1993 was $107.9 million compared to $86.5 million for 1992, an increase of $21.4 million (25%).

     Atlantic City. Revenues of Bally's Park Place for 1993 were $352.8 million compared to $331.1 million for 1992, an increase of $21.7 million (7%). Casino revenues for 1993 were $297.7 million compared to $278.0 million for 1992, an increase of $19.7 million (7%). Slot revenues, which include the positive impact from the discontinuation of certain progressive linked jackpots, increased $14.7 million (8%) due to an 11% increase in slot handle offset, in part, by a decline in the win percentage from 9.9% in 1992 to 9.6% in 1993. Bally's Park Place added 112 slot machines (a 6% increase) during 1993. Table game revenues, excluding poker, increased $2.4 million (3%) from 1992 primarily due to a 6% increase in the drop offset, in part, by a decline in the hold percentage from 17.0% in 1992 to 16.5% in 1993. Poker operations, which commenced in July 1993, contributed $2.6 million to casino revenues. Rooms revenue increased $1.3 million (5%) due to an increase in rooms occupied in 1993 compared to 1992 offset, in part, by a reduction in the average room rate. Food and beverage revenue remained essentially unchanged. Interest income declined $.9 million from 1992 due to the elimination of an intercompany loan. Operating income of Bally's Park Place for 1993 was $85.8 million compared to $62.7 million in 1992, an increase of $23.1 million (37%) due to the aforementioned increase in revenues and, to a lesser extent, to a $1.4 million (1%) decrease in operating expenses. Operating expenses decreased due to a 10% reduction in selling, general and administrative expenses (due in part to a reduction in costs associated with a management restructuring) which was offset, in part, by increased marketing and promotional costs and food and beverage expenses.

     Revenues of The Grand for 1993 were $239.8 million compared to $223.7 million for 1992, an increase of $16.1 million (7%). Casino revenues for 1993 were $216.3 million compared to $199.6 million in 1992, an increase of $16.7 million (8%). Table game revenues increased $13.3 million (18%) due primarily to a 19% increase in the drop. Slot revenues, which include the discontinuation of certain progressive slot jackpots, increased $3.4 million (3%) due to a 9% increase in slot handle offset, in part, by a decline in the slot win percentage from 10.0% in 1992 to 9.5% in 1993. The Grand added 28 slot machines (a 2% increase) during 1993. Rooms revenue decreased $1.5 million (22%) due primarily to a reduction in the average room rate. Food and beverage revenue remained essentially unchanged. Other revenues increased $.9 million from 1992 due principally to an adjustment to the reserve for unclaimed gaming chips and tokens in 1993. Operating income of The Grand for 1993 was $21.7 million compared to $30.6 million in 1992, a decrease of $8.9 million (29%) as the aforementioned increase in revenues was more than offset by a $25.0 million (13%) increase in operating expenses. Operating expenses increased primarily due to the increase in casino volume and to a comprehensive marketing program that The Grand introduced in July 1993, which expanded the use of complimentary and promotional programs and special events and also resulted in higher payroll and payroll-related expenses and state gaming taxes. Management of The Grand believes the initial costs of the comprehensive marketing program were proportionately greater during implementation and, because the incremental revenues generally trailed such costs, the marketing program had an adverse effect on operating results for 1993.

     Changes in gaming regulations, including modifications allowing more slot machines on existing casino floor space and permitting unrestricted 24-hour gaming effective July 1992, aided Atlantic City slot revenue growth. In addition to the ongoing slot revenue trend, the introduction in the second quarter of 1993 of poker and horse race simulcasting also improved the Atlantic City gaming climate. However, the Company's competitors in Atlantic City intensified their promotional slot marketing efforts during 1992 to expand their share of slot revenues, and this trend continued through 1993.

     Las Vegas. Revenues of Bally's Las Vegas for December 1993 were $21.1 million. Bally's Las Vegas was consolidated effective December 1, 1993. Casino revenues were $12.2 million, which primarily consisted of table game revenues of $6.7 million and slot revenues of $5.0 million. Rooms revenues were $2.9 million and food and beverage revenues were $2.8 million. Other revenues were $3.1 million and primarily resulted from entertainment. Operating income of Bally's Las Vegas for December 1993 was $1.0 million. BGLV was reorganized pursuant to a Fifth Amended Plan of Reorganization in August 1993. See the note entitled "Acquisition of Bally's Grand, Inc." in the Consolidated Financial Statements.

     Mississippi. Revenues of Bally's Mississippi, which included 24 days of operations in December 1993, were $4.1 million and included casino revenues of $4.0 million (slot revenues were $2.7 million and table game revenues were $1.3 million). Operating loss of Bally's Mississippi for its December 1993 operations was $1.7 million, principally caused by the amortization of $3.1 million of pre-opening costs offset, in part, by income from operations before depreciation and amortization.

     Corporate. Revenues for 1993 were $8.0 million compared to $2.5 million in 1992, an increase of $5.5 million. The increase was due principally to: (i) the forgiveness of a tax liability of $1.7 million previously owed to Gaming, (ii) the billing of an additional $1.7 million of insurance costs to subsidiaries, and (iii) an increase in interest income and other revenues from subsidiaries of $2.0 million.

     Operating income for 1993 was $2.3 million compared to an operating loss of $4.2 million in 1992, an improvement of $6.5 million. Results in 1993, as compared to 1992, were positively impacted by the aforementioned revenue items totalling $5.4 million and a $1.1 million reversal of an accrual no longer deemed necessary. The allocation of corporate overhead to subsidiaries remained essentially unchanged.

     Interest Expense. Interest expense, net of capitalized interest, was $92.9 million in 1993 compared to $93.8 million in 1992. The decrease of $.9 million (1%) was due principally to the reversal in 1993 of a $2.0 million interest reserve no longer necessary and interest in 1992 on accrued but unpaid interest for debt in default (which did not occur in 1993) offset, in part, by higher average levels of debt in 1993 (due, in part, to the issuance of the Senior Discount Notes in June 1993).

     Income Taxes. The effective rate of the income tax provision on income from continuing operations for 1993 equalled the U.S. statutory tax rate (35%) as the effect of state income taxes, the change in the U.S. statutory tax rate from 34% to 35% on deferred tax balances and nondeductible amortization was principally offset by adjustments of prior years' taxes. The effective rate of the income tax benefit on loss from continuing operations for 1992 differed from the U.S. statutory tax rate (34%) due principally to adjustments of prior years' taxes offset, in part, by nondeductible amortization and state income taxes. A reconciliation of the income tax provision (benefit) with amounts determined by applying the U.S. statutory tax rate to income (loss) from continuing operations before income taxes and minority interest is included in the note entitled "Income Taxes" in the Consolidated Financial Statements.

     Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior years to apply the provisions of SFAS No. 109. The cumulative effect on prior years of this change in accounting for income taxes was a charge of $28.2 million ($.61 per share).

     In 1992, the Company utilized tax loss carryforwards to offset taxable income principally arising from the sale of Gaming common stock in July 1992, and the related tax benefit of $10.6 million ($.26 per share) was reflected as an extraordinary credit.

LIQUIDITY AND CAPITAL RESOURCES

     PARENT COMPANY

     The Company is a holding company without operations of its own. Nevertheless, the Company has certain cash obligations that must be satisfied by obtaining cash from its subsidiaries or disposing of or leveraging certain assets. The Company's corporate cash operating costs for the foreseeable future are expected to be recovered substantially by cost allocations to, and management fees from, its subsidiaries. Cash requirements of the Company include income tax payments which management estimates, net of amounts to be collected from subsidiaries pursuant to tax sharing agreements, to be approximately $12 million over the next twelve months. The Company also has debt service requirements and preferred stock dividend payments of approximately $17 million over the next twelve months (not including dividend payments with respect to the PRIDES).

     Sources of cash available to the Company are generally limited to existing cash balances ($25.3 million at June 30, 1995), management fees or cost allocations to subsidiaries, receipts pursuant to tax sharing agreements, dividends from subsidiaries, asset sales and issuance of new securities. Each of the Company's principal operating subsidiaries presently has debt covenants which limit the payment of dividends to the Company and the redemption of stock owned by the Company. Under the terms of the Senior Discount Notes, an amount equal to dividends paid pursuant to a net income test by Bally's Park Place to Casino Holdings may be declared as a dividend by Casino Holdings and be paid to the Company. For the six months ended June 30, 1995, dividends totalling $5.5 million have been paid to the Company, and as of June 30, 1995 almost $6 million was available for the payment of additional dividends, pursuant to this net income test. Dividends to the Company from subsidiaries other than Bally's Park Place are not expected over the next twelve months. The Company believes it will be able to satisfy its cash needs over the next twelve months, but remains dependent upon the ability of its subsidiaries to pay management fees, cost allocations, income taxes and dividends or to advance funds to meet its future cash requirements.

     The Spin-off of Bally's Health & Tennis is expected to be accomplished by a stock dividend to the Company's stockholders of all shares of Bally's Health & Tennis owned by the Company and is expected to be completed on or about December 31, 1995. As a result, stockholders' equity of the Company will be reduced by the amount of its investment in Bally's Health & Tennis and by a portion of income taxes receivable from Bally's Health & Tennis to the extent any amounts are forgiven, and the Company's debt to equity ratio will increase substantially.

     SUBSIDIARIES

     CASINO HOLDINGS

     Casino Holdings. Casino Holdings is a holding company without operations of its own and relies on obtaining cash from its subsidiaries to meet its cash obligations. Casino Holdings has no scheduled interest or principal payments on the Senior Discount Notes until 1998 but expects to continue to incur costs and obligations in the pursuit of new gaming ventures. Sources of cash available to Casino Holdings are generally limited to existing cash balances ($7.4 million at June 30, 1995) and loan repayments, dividends and management fees from subsidiaries. To the extent Casino Holdings requires additional funds for existing ventures or to develop new ventures, Casino Holdings expects that it will be able to obtain financing for a significant portion of such cash requirements from a combination of third party sources, including banks, suppliers and capital markets.

     Bally's Park Place and BGLV are both limited with respect to amounts which may be paid as dividends to Casino Holdings under the terms of their respective public debt indentures. In addition to the funds that are available to be paid by Casino Holdings to the Company under Bally's Park Place's net income test, Bally's Park Place may pay additional dividends of up to $25 million to Casino Holdings that are not available to be paid by Casino Holdings to the Company, which was paid by Bally's Park Place in the third quarter of 1995. BGLV is presently not expected to pay dividends over the next twelve months.

     Bally's New Orleans, which commenced operations in July 1995, and Bally's Mississippi, expected to commence operations later in 1995, are expected to generate unrestricted cash flows thereafter, a portion of which will be used by each of Bally's New Orleans and Bally's Mississippi to pay management fees to Casino Holdings and to repay Casino Holdings for project costs and working capital requirements funded by Casino Holdings. Casino Holdings believes it will be able to satisfy its cash needs over the next twelve months, although it remains dependent upon the ability of its subsidiaries to generate cash to repay advances and to pay management fees and dividends.

     Bally's Park Place. Bally's Park Place has no scheduled principal payments under its public indebtedness until 2004, and its scheduled principal payments under other indebtedness outstanding at June 30, 1995 are not significant. Management plans to make capital expenditures of approximately $16 million over the next twelve months for the completion of the penthouse floor in the hotel tower, expansions of meeting room and ballroom space, restaurant and kitchen renovations and other improvements and equipment necessary to maintain Bally's Park Place in first-class condition. As of June 30, 1995, Bally's Park Place had an unused line of credit totalling $50 million. The Company believes that Bally's Park Place will be able to satisfy its debt service and the aforementioned capital expenditure requirements and pay dividends to Casino Holdings over the next twelve months out of existing cash balances ($33.7 million at June 30, 1995) and cash flow from operations. For the six months ended June 30, 1995 and the year ended December 31, 1994, cash provided by operating activities at Bally's Park Place totalled $30.7 million and $68.4 million, respectively, and its operating margin (before depreciation and amortization) was 34% and 32%, respectively.

     In addition, Bally's Park Place has announced its intention to develop a highly-themed, western-style casino and entertainment complex on Boardwalk property adjacent to its existing facility at the foot of the new Atlantic City convention corridor. The complex is currently planned to include approximately 50,000 square feet of casino space and cost approximately $80 million, with groundbreaking expected in early 1996. Bally's Park Place anticipates filing plans in late September 1995 seeking regulatory approval from local authorities. Bally's Park Place intends to finance the expansion through cash generated by operations and, if necessary, utilization of its line of credit.


     Bally's Las Vegas. BGLV has no scheduled principal payments on its indebtedness outstanding until 2003. Significant capital improvement projects planned at Bally's Las Vegas over the next twelve months include the relocation of the race and sports book area to expand gaming space, which has already commenced. This and certain other improvements, including the recently completed renovation of the south tower hotel rooms and corridors, are expected to cost approximately $22 million, of which approximately $8 million was expended through June 30, 1995. In addition, capital expenditures of approximately $8 million are required over the next twelve months to maintain Bally's Las Vegas in first-class condition. The Company believes that BGLV will be able to satisfy its debt service and the aforementioned capital expenditure requirements over the next twelve months out of existing cash balances ($59.9 million at June 30, 1995) and cash flow from operations. For the six months ended June 30, 1995 and the year ended December 31, 1994, cash provided by operating activities at BGLV totalled $12.9 million and $28.0 million, respectively, and its operating margin (before depreciation and amortization) was 23% for both periods.

     In May 1995, BGLV announced its intention to develop a separate casino hotel resort with a Paris, France theme on approximately 24 acres of land situated on the Strip adjacent to Bally's Las Vegas. BGLV expects to finalize development plans for the Paris Casino-Resort by the end of 1995, at which time construction costs will be better known and third-party financing for the project will be sought. The cost of the project, exclusive of the value of land already owned by BGLV, is currently estimated to be $250 million.

     Bally's Mississippi. As described previously, Bally's Mississippi entered into a venture agreement with Lady Luck under which Bally's Mississippi has relocated its dockside casino from Mhoon Landing in Tunica, Mississippi to Lady Luck's site in Robinsonville, Mississippi (a site which, upon opening, will be the casino closest to Memphis, Tennessee), where Lady Luck constructed a 238-room hotel. The Robinsonville site is expected to be developed to include a restaurant, an entertainment lounge, administrative facilities and additional parking prior to the anticipated commencement of casino operations in November 1995. In March 1995, Bally's Mississippi received a commitment from a lender for a construction loan which converts to a three-year term loan for maximum borrowings of up to $10 million. Proceeds from the construction loan in addition to advances from Casino Holdings (presently estimated to be $8 million) are expected to substantially cover Bally's Mississippi's relocation, development and working capital requirements.

     Bally's New Orleans. Bally's New Orleans began operating a riverboat casino on Lake Pontchartrain in July 1995. A total of approximately $55 million was required to construct and equip the riverboat and to develop related landside improvements. The project cost was partially funded by two five-year term loans totalling approximately $30 million. Casino Holdings has funded the remaining project cost. Bally's New Orleans has debt service requirements totalling approximately $8 million over the next twelve months under the terms of the two five-year loans, which are expected to be funded by cash flow from operations. In addition, Bally's New Orleans may seek additional third-party financing, which would be used to repay amounts funded by Casino Holdings.

     Other. In April 1995, a subsidiary of Casino Holdings obtained a $15 million unsecured loan, the proceeds of which were used to repay its obligation to the Company for shares of BGLV common stock purchased previously and to purchase additional shares of BGLV common stock from the Company. The loan matures in April 1996, unless an option to extend the maturity date to October 1996 is exercised by the subsidiary (subject to satisfaction of certain conditions). The subsidiary expects to meet its debt service requirements through funding from Casino Holdings.

     THE GRAND

     The Grand has no scheduled principal payments under its public indebtedness until 2003. Management expects to make capital expenditures of approximately $12 million over the next twelve months for a 1,500-seat entertainment arena, refurbishment of suites, additional slot machines and certain other public area improvements necessary to maintain The Grand in first-class condition. As of June 30, 1995, The Grand had an unused line of credit totalling $20 million. The Company believes The Grand will be able to satisfy its debt service and the aforementioned capital expenditure requirements over the next twelve months out of existing cash balances ($18.1 million at June 30, 1995) and cash flow from operations. For the six months ended June 30, 1995 and the year ended December 31, 1994, cash provided by operating activities at The Grand totalled $12.0 million and $20.6 million, respectively, and its operating margin (before depreciation and amortization) was 21% and 17%, respectively.

     In addition, The Grand has filed plans with local authorities seeking approval for construction of a 300-room hotel tower, including meeting rooms, a restaurant and other related amenities, all on land owned by the Company adjacent to The Grand. The planned expansion of The Grand is subject to final approval from various governmental entities and the receipt of third-party consents, including the receipt of Casino Reinvestment Development Authority investment obligation credits. The Grand intends to finance the expansion through cash generated by operations and utilization of its line of credit.

                                    BUSINESS

GENERAL


     Bally Entertainment Corporation, formerly known as Bally Manufacturing Corporation, and its subsidiaries are engaged primarily in the operation of casinos, some with adjacent hotels. Principal casino operations include: (i) Bally's Park Place casino hotel resort in Atlantic City, New Jersey; (ii) The Grand casino hotel resort in Atlantic City; (iii) Bally's Las Vegas casino hotel resort in Las Vegas, Nevada; and (iv) Bally's New Orleans, the Company's newly opened riverboat casino on Lake Pontchartrain in New Orleans, Louisiana. In addition, the Company has relocated Bally's Mississippi to a site which, upon its anticipated reopening in November 1995, will be the casino closest to Memphis, Tennessee. The Company generates substantially all of its profits from gaming. Its lodging, food and beverage and other activities serve to support the Company's gaming operations and are not viewed by the Company as separate profit segments.


CASINOS

     Bally's Park Place. Bally's Park Place is situated on an eight-acre site with ocean frontage at the well-known intersection of Park Place and the Boardwalk in Atlantic City, New Jersey. The casino hotel resort is adjacent to the Boardwalk and within four blocks of both the existing Atlantic City Convention Hall and the new convention facility, which is currently under construction. A corridor project which will link the Boardwalk with the new convention center is under development. The corridor project is expected to consist of the enhancement of existing roadways that connect the Atlantic City Expressway to the center of Atlantic City and the beautification of areas adjacent to these roadways. Management believes that the corridor project, when completed, will generally enhance the Atlantic City market and, as a result of Bally's Park Place's location, will benefit Bally's Park Place.

     Bally's Park Place's strategic location on the Boardwalk contributes to its success in attracting significant walk-in casino business, including strong crossover business from competing casinos located nearby. Equipped with two multi-story parking garages and surface valet parking lots, management believes that Bally's Park Place is also strongly positioned to attract desirable drive-in business.

     Bally's Park Place is one of the largest casino hotel resorts in Atlantic City and the largest four-star hotel in New Jersey, currently encompassing approximately 2.2 million square feet of space, with more than 1,250 guest rooms (including 98 suites), approximately 80,100 square feet of gaming space, a 30-story hotel tower, a 12-story hotel facility and two multi-story parking garages providing over 2,000 parking spaces. In 1994, the casino floor space was expanded from 68,100 to 71,400 square feet and another 8,700 square feet of gaming space was added to accommodate 24 poker tables, horse race simulcasting and keno.

     Bally's Park Place recently completed a slot machine upgrade, replacing the majority of its slot machine inventory with state-of-the-art machines with embedded bill acceptors. In conjunction with the expansion of casino floor space, Bally's Park Place added approximately 220 slot machines, including nearly 130 machines in its new high denomination slot area and opened Magnums, a posh new premium players lounge. Bally's Park Place employs the latest slot machine technology and places particular emphasis on the location, design and lighting of its slot machines areas to further develop and compete for slot machine play. Bally's Park Place offers 2,237 slot machines and 119 table games including baccarat, blackjack, craps, roulette and poker, among others.

     Bally's Park Place contains approximately 50,000 square feet of meeting and exhibition space and a 38,000-square foot health spa facility. Dining areas include three specialty restaurants, two cocktail lounges, a coffee shop, a buffet, a delicatessen, two fast food facilities and a restaurant with a bar and lounge in the spa.

     Bally's Park Place has announced its intention to develop a highly-themed, western-style casino and entertainment complex on Boardwalk property adjacent to its existing facility at the foot of the new Atlantic City convention corridor. The complex is currently planned to include approximately 50,000 square feet of casino space and cost approximately $80 million, with groundbreaking expected in early 1996. Bally's Park Place anticipates filing plans in late September 1995 seeking regulatory approval from local authorities.

     Bally's Park Place's operating strategy capitalizes on its central location and quality facilities, which serve to maximize the profitability of Bally's Park Place and allow Bally's Park Place to expand its success with mid-level and high-end players. Historically believed to be a leader in Atlantic City's middle to upper-middle tier slot player segments, Bally's Park Place intends to broaden its appeal and target premium table game and slot players through enhanced facilities and accommodations without compromising its focus on mid-level slot play. During 1994, Bally's Park Place increased spending for marketing and promotional programs and hired additional host and player development personnel to grow its share of table game players and revenues. The marketing strategy of Bally's Park Place is to generate a high volume of play from casino customers from New York, Philadelphia and other northeastern metropolitan areas, as well as to further develop its position in all segments of the Atlantic City hotel and convention market.

     Bally's Park Place's revenues and earnings peak during the summer season, with less favorable operating results during the winter. Bally's Park Place employs approximately 4,100 persons in the operation of its business.

     The Grand. The Grand is situated on approximately three acres at the intersection of Boston and Pacific Avenues at the southern end of the Boardwalk, in proximity to one of the major highways that leads into Atlantic City. This location enables destination-oriented patrons visiting The Grand, primarily customers who arrive by automobile or bus, to avoid much of the traffic congestion experienced in the midtown section of Atlantic City.

     The Grand encompasses approximately 1.2 million square feet of space contained within a 22-story tower, a low-rise complex and a multi-story parking garage and transportation center. The Grand has approximately 60,000 square feet of gaming space featuring 1,835 slot machines and 104 table games. The Grand regularly updates and modernizes the type of slot games if offers, including state-of-the-art machines with embedded bill acceptors and increasingly popular video games (such as video poker), to attract slot customers and provide diversity of play. In addition, The Grand offers a full selection of table games including baccarat, blackjack, craps, pai gow poker and roulette, among others.

     The Grand has more than 500 oceanview guest rooms (including approximately 200 suites), approximately 20,000 square feet of convention and meeting room space, three specialty restaurants, a coffee shop, a buffet, two cocktail entertainment lounges, an exclusive penthouse lounge area for select gaming patrons, a beauty salon and three retail gift shops. Recreational facilities include a health spa and a large swimming pool area. To accommodate drive-in and bus patrons, The Grand owns a multi-story parking garage and transportation center which provides valet and self-parking for approximately 1,100 cars and contains 11 bays for buses. The parking garage and transportation center, located directly across the street from The Grand, is connected to the casino hotel by an enclosed walk bridge, thereby enabling patrons to walk directly from the transportation center into the casino hotel. The Grand also owns a six-story structure, encompassing approximately 67,000 square feet, which is utilized for storage and maintenance facilities and is located approximately two blocks from The Grand. In addition, surface parking space located directly across the street from The Grand accommodates approximately 520 cars.

     The Grand is currently constructing a 1,500-seat arena for headline entertainment, sports events and production shows, with completion expected in the fourth quarter of 1995. In addition, The Grand has filed plans with local authorities seeking approval for construction of a 300-room hotel tower, including meeting rooms, a restaurant and other related amenities, all on land owned by the Company adjacent to The Grand. The planned expansion of The Grand is subject to final approval from various governmental entities and the receipt of third-party consents, including the receipt of Casino Reinvestment Development Authority investment obligation credits.

     The Grand's operating strategy is to capitalize on its first-class facility, with an emphasis on personalized service for high-end patrons. In addition to providing a full selection of casino games, The Grand also offers its guests a variety of specialty restaurants, headline entertainment and other amenities.

     The Grand's revenues and earnings peak during the summer season, with less favorable operating results during the winter. The Grand employs approximately 3,100 persons in the operation of its business.

     Bally's Las Vegas. The Company owns approximately 80% of the BGLV common shares outstanding as of June 30, 1995. BGLV owns and operates the Bally's Las Vegas casino hotel resort in Las Vegas, Nevada. Bally's Las Vegas is located on an approximately 30-acre site on the Strip at the well-known "Four Corners" intersection of Las Vegas Boulevard South and Flamingo Road. Bally's Las Vegas is centrally located and is within walking distance of many of the other major casino hotels on the Strip, which management believes enhances its visibility and provides it with an advantage in attracting hotel guest and convention business. In addition, separate subsidiaries of BGLV own approximately 24 acres of land situated on the Strip adjacent to Bally's Las Vegas (on which a small retail shopping center is located), approximately 14 acres of land situated adjacent to Bally's Las Vegas (on which a parking lot is located) and 5 acres of land situated in North Las Vegas, Nevada (on which supporting facilities used by Bally's Las Vegas are located).

     Bally's Las Vegas currently encompasses approximately 3.2 million square feet of space in two high-rise hotel towers connected by a low-rise structure and has approximately 55,000 square feet of gaming space. Bally's Las Vegas features approximately 1,600 slot machines, 80 table games, a keno area and a race and sports book area. In order to promote slot machine play, Bally's Las Vegas emphasizes the configuration and location of its slot machine areas. In addition, Bally's Las Vegas offers a full selection of table games including baccarat, blackjack, craps, roulette, pai gow poker, caribbean stud poker, let it ride and a big-six wheel.

     Bally's Las Vegas has more than 2,800 guest rooms (including 237 suites) and one of the largest casino hotel convention facilities in Las Vegas with approximately 175,000 square feet of meeting space. The complex also includes two entertainment showrooms with a combined seating capacity of 2,500, five restaurants, a coffee shop, two bars, a snack bar, a casino lounge, a state-of-the-art health spa, a swimming pool and cabana area with food and beverage service, eight tennis courts and a retail shopping mall.

     During 1994, Bally's Las Vegas completed improvements to its frontage area along the Strip, including the addition of moving walkways that transport patrons to and from the main entrance through gardens and water displays. In June 1995, the Company and MGM Grand jointly opened a new commercial transportation-grade monorail system, connecting the two major "Four Corners" on the Strip through their respective casino hotel resort properties. The monorail has been bringing an average of nearly 20,000 passengers each day through Bally's Las Vegas' casino and retail shopping mall. The retail shopping mall has been redesigned to include gaming space, a food court and new retailers. Renovation of the 800 hotel rooms in the hotel's south tower was completed in August 1995, complementing the 1993 renovation of the approximately 2,000 hotel rooms in the main tower. In addition, a 7,500 square-foot expansion of the main casino floor is expected to be completed later this year.

     Convention business is a major marketing target for Bally's Las Vegas as it provides the resort with mid-week occupancy and generally higher than standard mid-week rates. Management believes that Bally's Las Vegas' convention meeting space and substantial convention amenities and services make it one of the most desirable convention forums in Las Vegas.

     In addition to its focus on convention business, Bally's Las Vegas markets to two distinct groups of customers identified as "consistent wagerers" in the middle to upper-middle tier of the gaming market. The first group consists of individuals traveling to Las Vegas from southern California and the southwestern states by automobile and, to a lesser extent, by airplane. These individuals are primarily weekend-oriented and represent a significant portion of Bally's Las Vegas' customers. The second group consists of primarily mid-week oriented individuals who tend to take advantage of travel "packages" offered by tour and travel agents. Bally's Las Vegas' operating strategy is designed to attract and retain these customer groups by capitalizing on the quality of its facilities and providing its guests with a full range of resort amenities and personalized services, emphasizing its "Touch of Class" motto. Management believes that the spacious configuration of Bally's Las Vegas' casino and the size of its standard hotel rooms, which are among the largest offered on the Strip, contribute to its upscale image and help to attract these targeted customers.

     Business at Bally's Las Vegas is somewhat seasonal, usually declining in the summer and midwinter months. Bally's Las Vegas employs approximately 4,000 persons in the operation of its business.

     Bally's New Orleans. A subsidiary of Casino Holdings owns an equity interest of approximately 50% in Belle of Orleans, L.L.C., the entity that owns Bally's New Orleans, which commenced operation of a riverboat casino facility in July 1995 in New Orleans, Louisiana. In August 1993, the Casino Holdings subsidiary entered into a formal operating agreement for the capitalization and development of Bally's New Orleans. Simultaneously, Casino Holdings and Bally's New Orleans entered into a management agreement with a term of five years and an option for a second five-year term granting responsibility for the development and management of Bally's New Orleans to Casino Holdings. Casino Holdings receives management fees based on a percentage of the earnings of Bally's New Orleans.

     Bally's New Orleans' riverboat operates out of South Shore Harbor on Lake Pontchartrain in Orleans Parish, which is approximately eight miles from the French Quarter of New Orleans. The riverboat can accommodate up to 2,500 passengers and features a 30,000 square-foot casino (the maximum size currently allowed under Louisiana law) on the two upper decks of the vessel. The casino features 1,213 state-of-the-art slot machines with embedded bill acceptors and 46 table games, including blackjack, roulette, craps and poker. The lower level of the vessel has an additional 20,000 square feet of space available for gaming in the event current Louisiana law is amended. The vessel was built to resemble a traditional paddle-wheel riverboat and features an "Americana" theme in red, white and blue. Onshore facilities include a 34,000 square-foot terminal building that houses a buffet restaurant, cocktail lounge and waiting area and parking for over 1,200 vehicles. Bally's New Orleans employs approximately 1,000 persons in the operation of its business.

     Louisiana law provides for twenty-four hour, unlimited stakes gaming on a riverboat. Barring adverse weather and water conditions, gaming is not permitted while a riverboat is docked other than during a period no longer than 45 minutes between excursions. Each round-trip riverboat cruise may not be less than three nor more than eight hours in duration. Bally's New Orleans operates seven cruises daily with no admission charge. Bally's New Orleans' operating strategy is to provide its patrons with an enjoyable gaming experience through a well-trained, friendly staff in an attractive facility. The marketing strategy of Bally's New Orleans is to generate a high volume of casino play from local residents, as well as tourists. Expansion plans being considered include a 25,000 to 30,000-square foot performance arena, which would feature various headline entertainment.

     Bally's Mississippi. Bally's Mississippi commenced operations in December 1993 at Mhoon Landing in Tunica, Mississippi (located approximately 35 miles from Memphis, Tennessee). On February 9, 1995, Bally's Mississippi entered into a venture agreement with Lady Luck under which Bally's Mississippi has relocated its dockside casino from Mhoon Landing to Lady Luck's site in Robinsonville, Mississippi (a site which, upon opening, will be the casino closest to Memphis, Tennessee), where Lady Luck constructed a 238-room hotel. The Company owns a 58% interest in the entity that owns Bally's Mississippi, and manages the property under a fee arrangement.

     The Robinsonville site encompasses approximately 64 acres. Upon the anticipated reopening in November 1995, the 40,000 square-foot dockside casino is expected to feature 1,185 slot machines and 53 table games (including blackjack, craps, mini-baccarat and roulette, among others). The venture expects to develop the site to include a restaurant, an entertainment lounge, administrative facilities and parking for approximately 1,200 vehicles. The existing hotel encompasses approximately 150,000 square feet of space.

     The venture's operating strategy is expected to result in an enjoyable gaming experience for its patrons through a well-trained, friendly staff in an attractive facility, complemented by comfortable hotel accommodations, entertainment and other amenities. The atmosphere of the casino is expected to be open and airy, with wide aisles and ample space between games. A "Bayou" theme featuring weathered metal siding and exposed wooden beams is expected to create a fun environment with strong destination appeal. The marketing strategy of the venture is to generate a high volume of play from casino customers in the regional area and is expected to be enhanced by the hotel and the Robinsonville site's proximity to Memphis.

     The venture is expected to employ approximately 800 persons in the operation of its business.

     Other. The Company continues to explore opportunities for gaming expansion in jurisdictions where gaming is presently authorized or may become authorized. New gaming projects may be wholly owned and operated by the Company or may be developed, owned and/or operated through joint ventures involving the Company. Exclusive of costs incurred in the development of Bally's New Orleans and Bally's Mississippi, the Company has expended approximately $20 million during the past three years in the pursuit of gaming opportunities (including land option costs) in jurisdictions including, among others, Pennsylvania, Florida, Missouri, Ontario (Canada), Illinois, Alabama, Virginia and Indiana, and Native American lands in various locations. In addition, the Company entered into agreements with a third party in June 1995 whereby the Company loaned $10.6 million to finance the acquisition of and is managing two harness racing facilities in Maryland: (i) Rosecroft Raceway, located in suburban Washington, D.C., and (ii) Delmarva Downs Raceway, located near Ocean City, Maryland.

     In May 1995, BGLV announced its intention to develop a separate casino hotel resort with a Paris, France theme on approximately 24 acres of land situated on the Strip adjacent to Bally's Las Vegas. The property has been designed by Joel Bergman, the architect for the Mirage and Treasure Island resorts. BGLV expects to finalize development plans for the Paris Casino-Resort by the end of 1995, at which time construction costs will be better known and third-party financing for the project will be sought. The cost of the project, exclusive of the value of the land already owned by BGLV, is currently estimated to be $250 million.

COMPETITION

     General. The Company's casinos face significant competition from both established casinos and newly emerging gaming operations. The Company believes that the legalization of casino gaming in various jurisdictions over the last several years and the opening of gaming facilities operated by Native Americans have not, to date, had a material adverse impact on its Atlantic City or Las Vegas operations. However, proposals have been made for significant casinos, generally water-based, in a number of other jurisdictions and several large metropolitan areas, including Chicago, where the Company is headquartered, and Philadelphia, where the Company holds an option on a large tract of waterfront property. Legalization of gaming in additional jurisdictions would also provide opportunities for expansion by the Company's competitors, some of which have greater financial resources than the Company, which could adversely affect the Company's existing and proposed operations. The Company believes that the adoption of legislation approving casino gaming in any jurisdiction near New Jersey (particularly New York or Pennsylvania) or near Nevada (particularly California or the other southwestern states) or the advent of full-scale gaming on nearby Native American lands could have a material adverse effect on its present operations. Similarly, the legalization of gaming in jurisdictions adjacent to Mississippi (particularly Tennessee or Arkansas) could have a material adverse affect upon the expected operations of Bally's Mississippi. The Company also competes with other forms of legalized gaming, including state-sponsored lotteries and off-track wagering. In markets in which the Company commences operations or seeks to commence operations, it often faces intense competition for licenses, desirable sites, qualified personnel and, ultimately, customers from other companies in the gaming industry.

     The Company believes that casino competition in the markets in which it competes is based primarily on the location and physical design of the casino and, where applicable, hotel accommodations, the extent and quality of personalized service offered to guests and casino customers, the price and quality of rooms and food and beverages, the number and quality of its restaurants, convention and other public facilities, promotional allowances, the entertainment offered, the variety of table games and slot machines, table limits, casino credit granted to customers and parking availability. Management believes that the reputation of each of the Company's casinos as a first-class facility enhances their competitiveness in each of their markets.

     Atlantic City. Since April 1990, there have been ten casino hotel facilities operating in Atlantic City in competition with Bally's Park Place and The Grand, which are also in competition with each other. Several Atlantic City casino hotels have recently expanded or are currently in the process of expanding their facilities. In addition, proposals for two new casino hotel resorts were recently announced for the Marina in Atlantic City, and, if and when such resorts are opened, capacity and competition will further increase. Bally's Park Place has a central location which positively affects its competitive position. The Grand, however, is geographically removed from the newest Atlantic City casino hotels and others that have made significant capital improvements, which has historically adversely affected its competitive position.

     Las Vegas. Bally's Las Vegas competes principally with other casino hotels and casinos located in Las Vegas. Currently, there are approximately thirty major casino hotels located on or near the Strip, approximately ten major casino hotels located in the Las Vegas downtown area and several major facilities located elsewhere in the Las Vegas area. As a result of new construction projects and certain expansions by casino hotels located on or near the Strip, over the last three years Las Vegas casino space increased significantly and hotel and motel room capacity increased by approximately 12,000 rooms or 15%. A significant portion of the increase is a result of the opening during the latter part of 1993 of three new major casino hotels that contain 370,000 total square feet of casino space, 10,400 total guest rooms and a theme park. In addition, there have been several public announcements concerning major casino hotel projects in Las Vegas (including the Company's announcement regarding the Paris Casino-Resort), and, if and when such projects are completed, capacity and competition will further increase. Management believes that the additional casino and hotel room capacity resulting from the opening of new casino hotels has a short-term negative impact on Bally's Las Vegas, but that over the long term Bally's Las Vegas benefits from the increase in the number of visitors to Las Vegas that these new properties attract. The number of visitors to Las Vegas during 1994 increased approximately 32% over the number in 1991. Management also believes that Bally's Las Vegas' central location has had and will continue to have a positive effect on its competitive position.

     New Orleans. Louisiana law currently limits to fifteen the number of riverboat gaming licenses that may be granted (all but one of which have been granted), with a maximum of six riverboats in any one parish. Four riverboats are presently operating in the New Orleans area (including that of Bally's New Orleans). In addition to the riverboat casinos, a license for a single, large-scale, land-based casino has been awarded to a competitor. This casino commenced operations at a temporary location in May 1995 and is expected to be the largest land-based casino in the United States when it moves to a permanent location in mid-1996. Upon its opening, the permanent facility may draw customers who might otherwise patronize Bally's New Orleans. In June 1995, a joint venture operating two casino gaming vessels in downtown New Orleans closed due to revenues having been insufficient to meet obligations of the venture, which posted substantial operating losses.

     Mississippi. Mississippi gaming law does not limit the number of gaming licenses that may be granted. In particular, management believes there was a saturation of gaming facilities in and around the Memphis, Tennessee market, which led to the closing of six casinos in that market. At July 31, 1995, seven gaming facilities were operating in this market, three of which are located in proximity to the Robinsonville site. These facilities (as well as any others which subsequently commence operations there) present significant competition for Bally's Mississippi when it reopens. Further, a competitor has announced it intends to proceed with development of a casino hotel resort, which would be somewhat closer to Memphis than Bally's Mississippi and, if developed as planned, would offer more casino space and greater amenities than those expected to be offered by Bally's Mississippi, which may reduce the anticipated patronage of Bally's Mississippi.

GAMING REGULATION

     General. Gaming is regulated in every jurisdiction in which it is currently legalized, and regulations generally require receipt of a license prior to commencement of gaming operations. The regulatory frameworks may impose restrictions or costs including additional taxes that materially detract from the feasibility or profitability of gaming operations. Gaming regulations and their enforcement are within the discretion of the regulating jurisdictions, and the Company cannot predict what these regulations will be, how they will be enforced or what effect, if any, these regulations will have on the Company. In addition, floating gaming ventures require compliance with certain maritime laws and U.S. Coast Guard regulations. The Company believes it is in material compliance with all such regulations.

     New Jersey Regulation. Gaming activities in Atlantic City are subject to the New Jersey Act, regulations of the New Jersey Commission and other applicable laws. No casino may operate unless the required permits or license and approvals are obtained from the New Jersey Commission. The New Jersey Commission is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming-related activities and to prescribe the methods and forms of applications from all classes of licensees. These laws and regulations concern primarily: (i) the financial stability, integrity, responsibility, good character, honesty and business ability of casino service suppliers and casino operators, their directors, officers and employees, their security holders and others financially interested in casino operations, (ii) the nature of casino hotel facilities, and (iii) the operating methods and financial and accounting practices used in connection with the casino operations. Taxes are imposed by the State of New Jersey on gaming operations at the rate of 8% of gross gaming revenues. In addition, the New Jersey Act provides for an investment alternative tax of 2.5% of gross gaming revenues. This investment alternative tax may be offset by investment tax credits equal to 1.25% of gross gaming revenues, which are obtained by purchasing bonds issued by or investing in housing or other development projects approved by the New Jersey Casino Reinvestment Development Authority, a state agency. New laws and regulations, as well as amendments to existing laws and regulations, relating to gaming activities in Atlantic City are periodically introduced or proposed and sometimes adopted. In January 1995, a comprehensive package of amendments to the New Jersey Act was enacted into law, which amendments, among other things, reduce certain regulatory requirements.

     The New Jersey Commission had broad discretion with regard to the issuance, renewal and revocation or suspension of casino licenses. A casino license is not transferable, is issued for a term of up to one year for the first two renewals and thereafter for a term of up to four years (subject to discretionary reopening of the licensing hearing by the New Jersey Commission at any time), and must be renewed by filing an application which must be enacted on by the New Jersey Commission prior to the expiration of the license in force. At any time, upon a finding of disqualification or noncompliance, the New Jersey Commission may revoke or suspend a license or impose fines.

     The New Jersey Act imposes certain restrictions on the ownership and transfer of securities issued by a corporation that holds a casino license or is deemed a holding company, intermediary company, subsidiary or entity qualifier (each, an "affiliate") of a casino licensee. "Security" is defined by the New Jersey Act to include instruments that evidence either a beneficial ownership in an entity (such as common stock or preferred stock) or a creditor interest in an entity (such as a bond, note or mortgage). Pursuant to the New Jersey Act, the corporate charter of a publicly traded affiliate of a casino licensee must require that a holder of the company's securities dispose of such securities if the holder's continued holding would result in the company or any other affiliate being no longer qualified to continue as a casino licensee under the New Jersey Act. The corporate charter of a casino licensee or any privately held affiliate of the licensee must: (i) establish the right of prior approval by the New Jersey Commission with regard to a transfer of any security in the company and (ii) create the absolute right of the company to repurchase at the market price or purchase price, whichever is less, any security in the company in the event the New Jersey Commission disapproves a transfer of such security under the New Jersey Act. The corporate charters of the Company's subsidiaries that operate Bally's Park Place and The Grand and the charters of their privately held affiliates conform with the New Jersey Act's requirements described above for privately held companies.

     If the New Jersey Commission finds that an individual owner or holder of securities of a corporate licensee or an affiliate of such corporate licensee is not qualified under the New Jersey Act, the New Jersey Commission may propose remedial action. The New Jersey Commission may require divestiture of the securities held by any disqualified holder who is required to be qualified under the New Jersey Act (e.g., officers, directors, security holders and key casino and other employees). In the event that disqualified persons fail to divest themselves of such securities, the New Jersey Commission may revoke or suspend the license. However, if an affiliate of a casino licensee is a publicly traded company and the New Jersey Commission finds disqualified any holder of any security thereof who is required to be qualified, and the New Jersey Commission also finds that: (i) such company has complied with aforesaid charter provisions, (ii) such company has made a good faith effort including the prosecution of all legal remedies, to comply with any order of the New Jersey Commission requiring the divestiture of the security interest held by the disqualified holder, and (iii) such disqualified holder does not have the ability to control the corporate licensee or the affiliate, or to elect one or more members of the board of directors of such affiliate, the New Jersey Commission will not take action against the casino licensee or its affiliate with respect to the continued ownership of the security interest by the disqualified holder.

     For purposes of the New Jersey Act, a security holder is presumed to have the ability to control a publicly traded corporation, or to elect one or more members of its board of directors, and thus require qualification, if such holder owns or beneficially holds 5% or more of any class of the equity securities of such corporation, unless such presumption of control or ability to elect is rebutted by clear and convincing evidence. An "institutional investor," as that term is defined under the New Jersey Act, is entitled to a waiver of qualification if it holds less than 10% of any class of the equity securities of a publicly traded holding or intermediary company of a casino licensee and: (i) the holdings were purchased for investment purposes only, (ii) there is no cause to believe the institutional investor may be found unqualified and (iii) upon request by the New Jersey Commission, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its other affiliates. The New Jersey Commission may grant a waiver of qualification to an institutional investor holding 10% or more of such securities upon a showing of good cause and if the conditions specified above are met.

     With respect to debt securities, the New Jersey Commission generally requires a person holding 15% or more of a debt issue of a publicly traded affiliate of a casino licensee to qualify as a "financial source" where the use of the proceeds from the debt issue is related in any way to the financing of the casino licensee. There can be no assurance that the New Jersey Commission will continue to apply the 15% threshold, and the New Jersey Commission could at any time establish a lower threshold for qualification. An exception to the qualification requirement is made for institutional investors, in which case the institutional holder is entitled to waiver of qualification if the holder's position in the aggregate is less than 20% of the total outstanding debt of the affiliate and less than 50% of any outstanding publicly traded issue of such debt, and if the conditions specified in the above paragraph are met. As with equity securities, a waiver of qualification may be granted to institutional investors holding larger positions upon a showing of good cause and if all conditions specified in the above paragraph are met.

     Generally, the New Jersey Commission would require each institutional holder seeking a waiver of qualification to execute a certificate to the effect that: (i) the holder has reviewed the definition of institutional investor under the New Jersey Act and believes that it meets the definition of institutional investor, (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business, (iii) the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of, the issuer, the casino licensee or any affiliate, and
(iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' notice of such intent and shall file with the New Jersey Commission an application for qualification before taking any such action.

     Commencing on the date the New Jersey Commission serves notice on a corporate licensee or an affiliate of such corporate licensee that a security holder of such corporation has been found disqualified, it will be unlawful for the security holder to: (i) receive any dividends or interest upon any such securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities, or (iii) receive any remuneration in any form from the corporate licensee for services rendered or otherwise.

     Persons who are required to qualify under the New Jersey Act by reason of holding debt or equity securities are required to place the securities into an Interim Casino Authorization ("ICA") trust pending qualification. Unless and until the New Jersey Commission has reason to believe that the investor may not qualify, the investor will retain the ability to direct the trustee how to vote, or whether to dispose of, the securities. If at any time the New Jersey Commission finds reasonable cause to believe that the investor may be found unqualified, it can order the trust to become "operative," in which case the investor will lose voting power, if any, over the securities but will retain the right to petition the New Jersey Commission to order the trustee to dispose of the securities.

     Once an ICA trust is created and funded, and regardless of whether it becomes operative, the investor has no right to receive a return on the investment until the investor becomes qualified. Should an investor ultimately be found unqualified, the trustee would dispose of the trust property, and the proceeds would be distributed to the unqualified applicant only in an amount not exceeding the actual cost of the trust property. Any excess proceeds would be paid to the State of New Jersey. If the securities were sold by the trustee pending qualification, the investor would receive only actual cost, with disposition of the remainder of the proceeds, if any, to await the investor's qualification hearing.

     In the event it is determined that a licensee has violated the New Jersey Act or its regulations, then under certain circumstances, the licensee could be subject to fines or have its license suspended or revoked. In addition, if a person who is required to qualify under the New Jersey Act fails to qualify, or if a security holder who is required to qualify fails to qualify and does not dispose of the related securities in the licensee or in any affiliate of the licensee, as may be required by the New Jersey Act, then, under certain circumstances, the licensee could have its licensee suspended or revoked.

     If a casino licensee was not renewed, was suspended for more than 120 days or was revoked, the New Jersey Commission could appoint a conservator. The conservator would be charged with the duty of conserving and preserving the assets so acquired and continuing the operation of the hotel and casino of a suspended licensee or with operating and disposing of the casino hotel facilities of a former licensee. Such suspended licensee or former licensee, however, would be entitled only to a fair return on its investment, to be determined under New Jersey law, with any excess to go to the State of New Jersey, if so directed by the New Jersey Commission. Suspension or revocation of any licenses or the appointment of a conservator by the New Jersey Commission would have a material adverse effect on the business of Bally's Park Place and The Grand.

     In 1994, the New Jersey Commission renewed the casino licenses of Bally's subsidiaries that operate Bally's Park Place and The Grand through June 1996 and July 1996, respectively.

     Nevada Regulation. The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Act and (ii) various local ordinances and regulations. BGLV's gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Board and the Clark County Board. The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to herein as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity, (ii) the establishment and maintenance of responsible accounting practices and procedures, (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities, (iv) the prevention of cheating and fraudulent practices, and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on Bally's Las Vegas' gaming operations.

     The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been approved to acquire control of BGLV. Casino Holdings, an indirect wholly owned subsidiary of the Company, is a Registered Corporation by virtue of its outstanding debt securities. Casino Holdings has been found suitable to own the capital stock of Bally's Grand Management Co., Inc. ("Management Co."), which is the manager of BGLV. BGLV is a Registered Corporation and has been found suitable to own the stock of Grand Resorts, Inc. ("GRI"), which operates the Bally's Las Vegas casino. GRI is required to be licensed by the Nevada Gaming Authorities. The gaming license held by GRI requires the payment of fees and taxes and is not transferable. Management Co. is required to be licensed by the Nevada Commission as a manager for Bally's Las Vegas and such license is not transferable. GRI and Management Co. are each a corporate licensee (individually a "Corporate Licensee" and collectively the "Corporate Licensees") under the terms of the Nevada Act. As Registered Corporations, the Company, Casino Holdings and BGLV are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from the Corporate Licensees without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company, Casino Holdings, BGLV and the Corporate Licensees have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company, Casino Holdings, BGLV or the Corporate Licensees in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Corporate Licensees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company, Casino Holdings or BGLV who are actively and directly involved in gaming activities of the Corporate Licensees may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all costs of investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, Casino Holdings, BGLV or the Corporate Licensees, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company, Casino Holdings, BGLV or the Corporate Licensees to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     The Company, Casino Holdings, BGLV and the Corporate Licensees are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Corporate Licensees must be reported to or approved by the Nevada Commission.

     If it were determined that the Nevada Act was violated by a Corporate Licensee, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Corporate Licensees, the Company, Casino Holdings, BGLV and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Bally's Las Vegas casino and, under certain circumstances, earnings generated during the supervisors' appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Bally's Las Vegas' gaming operations.

     Any beneficial holder of the Company's or BGLV's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be subject to a suitability determination as a beneficial holder of such voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting securities my apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered

Corporation's or its gaming affiliates' corporate charter, bylaws, management, policies or operations, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders, (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations, and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners of its securities. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company, Casino Holdings and BGLV would be subject to disciplinary action if, after they receive notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, Casino Holdings, BGLV or the Corporate Licensees, the Company, Casino Holdings or BGLV:
(i) pays that person any dividend or interest upon the voting securities of the Company or BGLV, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or
(iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish that person's voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a Corporate Licensee.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     The Company, Casino Holdings and BGLV are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company, Casino Holdings and BGLV are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of the Company, Casino Holdings and BGLV to bear a legend indicating that the securities are subject to the Nevada Act. Although Casino Holdings is subject to such a requirement, the Nevada Commission has not imposed such requirement on the Company or BGLV to date.

     None of the Company, Casino Holdings nor BGLV may make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On August 24, 1995, the Nevada Commission granted the Company prior approval to make offerings for a period of one year, subject to certain conditions (the "Shelf Approval"). The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed annually. The Shelf Approval also applies to any affiliated company wholly owned by the Company (an "Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for Management Co. to guarantee any security issued by, or to hypothecate its assets to secure the payment or performance of any obligations evidenced by securities issued by, the Company or an Affiliate in a public offering under the Shelf Approval. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered thereby. This Offering is being made pursuant to the Shelf Approval.

     Changes in control of the Company or BGLV through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby that person obtains control, may not occur without the prior approval of the Nevada Commission. In addition, because Casino Holdings is an indirect wholly owned subsidiary of the Company, the Nevada Commission has conditioned Casino Holdings' registrations so that no transfer of its voting securities may occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Corporate Licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of Corporate Licensees and their affiliates, (ii) preserve the beneficial aspects of conducting business in the corporate form, and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received, (ii) the number of gaming devices operated or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada gaming licensees that hold a license as an operator of a slot machine route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensees' participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

     Louisiana and Maritime Regulation. Louisiana has also adopted regulatory requirements which are similar to Nevada's with respect to the discretion given the regulators in granting licenses, financial qualification of licensees and qualification of security holders, officers, directors and key employees. In addition, significant contracts and leases entered into by a licensee must be reported to the Louisiana regulators and certain enterprises which transact business with a licensee must be licensed. Louisiana law requires that, following the granting of a gaming license, any person acquiring a 5% or more economic interest in a licensee must obtain the approval of the Riverboat Gaming Enforcement Division of the Louisiana State Police (the "Louisiana Division") prior to such transaction. The Louisiana regulations restrict the payment of dividends, interest or remuneration for services rendered or otherwise to security holders who are not found suitable and requires disposition of such securities from those holders who are found disqualified. The Louisiana Division may conduct a suitability investigation of security holders at any time. A Louisiana gaming license is not transferable and requires the periodic payment of fees. The Louisiana Riverboat Gaming Commission issued Bally's New Orleans a Certificate of Preliminary Approval in June 1993 and the Louisiana Division issued a riverboat gaming license in March 1994. In July 1995, Bally's New Orleans received from the Louisiana Riverboat Gaming Commission a Certificate of Final Approval. Louisiana law also provides that, barring adverse weather and water conditions, gaming is not permitted while a riverboat is docked other than during a period no longer than 45 minutes between excursions. Additionally, each round-trip riverboat cruise may not be less than three nor more than eight hours in duration. The failure of a licensee to comply with the requirements set forth above may result in revocation of that licensee's gaming license.


     Under the provisions of Title 46 of the U.S. Code, the design, construction and operation of Bally's New Orleans' riverboat are subject to regulation and approval of the U.S. Coast Guard. Prior to the commencement of operations, a Certificate of Inspection and a Certificate of Documentation were obtained from the U.S. Coast Guard. All shipboard employees of the Company employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to certain federal legislation relating to maritime activity which, among other things, exempts those employees from state limits on workers' compensation awards. The Company expects that it will have adequate insurance to cover employee claims. Furthermore, Bally's New Orleans' riverboat is a cruising riverboat on Lake Pontchartrain which, among other things, requires a U.S. Coast Guard hull inspection at five-year intervals.

     Mississippi Regulation. The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission. Bally's Mississippi must register under the Mississippi Gaming Control Act (the "Mississippi Act") and its gaming operations are subject to the licensing and regulatory control of the Mississippi Gaming Commission and various local, city and county regulatory agencies. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. The adopted regulations of the Mississippi Gaming Commission are also similar in many respects to the Nevada gaming regulations.

     Mississippi statutes and regulations give the Mississippi Gaming Commission the discretion to require a suitability finding with respect to any person or entity who acquired any security of Bally's Mississippi regardless of the percentage of ownership. The current policy of the Mississippi Gaming Commission is to require any person or entity acquiring 5% or more of any voting securities of a public company with a licensed subsidiary or private company licensee to be found suitable. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any owner of voting securities found unsuitable who holds, directly or indirectly, any beneficial ownership of equity interests in Bally's Mississippi beyond such period of time as may be prescribed by the Mississippi Gaming Commission may be guilty of a misdemeanor. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Bally's Mississippi would be subject to disciplinary action if, after it receives notice that a person is unsuitable to be an owner of or to have any other relationship with it, Bally's Mississippi (i) pays the unsuitable person any dividends or interest upon any of its securities or any payments or distribution of any kind whatsoever, (ii) recognizes the exercise, directly or indirectly, of any voting rights in its securities by the unsuitable person, or (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances. In addition, if the Mississippi Gaming Commission finds any owner of voting securities unsuitable, such owner must immediately surrender all securities to Bally's Mississippi, as applicable, and Bally's Mississippi must purchase the security so offered, for cash at fair market value within ten days.

     Bally's Mississippi is required to maintain current ownership ledgers in the State of Mississippi which may be examined by the Mississippi Gaming Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Bally's Mississippi is also required to render maximum assistance in determining the identity of the beneficial owner. Bally's Mississippi may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of the securities. In addition, the Mississippi Gaming Commission under the Mississippi Act may, in its discretion (i) require holders of debt securities of such registered corporations to file applications, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as debt securities to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

     Mississippi law prohibits Bally's Mississippi from making a public offering or private placement of its securities without the approval of or waiver of approval by the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more of such purposes. Because none of the proceeds from this Offering are intended to be used in Mississippi, approval of the Mississippi Gaming Commission is not required.

     Mississippi regulation requires prior approval to recapitalize or engage in gaming outside of Mississippi. A Mississippi gaming license is valid for two years, is not transferable and requires the periodic payment of fees. In December 1993, the Mississippi Gaming Commission granted Bally's Mississippi a license to operate its dockside casino at the Mhoon Landing site and found certain key principals suitable. In February 1995, in conjunction with the relocation to the Robinsonville site, the Mississippi Gaming Commission granted Bally's Mississippi a new two year license. The findings of suitability for the certain key principals are required to be reviewed in December 1995.

     Federal Registration. The operating subsidiaries of Bally that are involved in gaming activities are required to make annual filings with the Attorney General of the United States in connection with the operation of slot machines. All requisite filings for the present year have been made.

FITNESS CENTERS

     Bally's Health & Tennis, through the subsidiaries which it controls, is the largest (and the only nationwide) commercial operator of fitness centers in the United States in terms of revenues, members, and number and square footage of facilities. Bally's Health & Tennis operates approximately 330 fitness centers located in 27 states and Canada, with approximately 4.2 million members. On June 1, 1995, Bally's Health & Tennis began to market substantially all of its fitness centers under the name "Bally Total Fitness", thereby eliminating the prior practice of using a number of different regional trade names. Most of the Company's fitness centers are located in major metropolitan markets in the United States including, among others, Los Angeles, New York, Chicago, Baltimore, Philadelphia, Houston, Dallas, Minneapolis, Detroit, Miami, Atlanta, Cleveland, Seattle, Phoenix, Denver, St. Louis and Kansas City. Bally's Health & Tennis owns

32 locations and leases space, generally pursuant to long-term leases, in other locations where it operates fitness centers.

     Bally's Health & Tennis offers, on a membership basis, the use of its fitness centers, including extensive aerobics programs and personal training emphasizing cardiovascular conditioning, strength development and improved appearance. Bally's Health & Tennis' strategy is to offer members value by providing state-of-the-art facilities and membership programs at affordable prices. The fitness centers offer prospective members the option of financing their initial membership fees as an alternative to a lump sum cash payment, and management considers such payment flexibility to be a competitive advantage over many of its competitors. As part of Bally's Health & Tennis' strategy, fitness centers are clustered in major metropolitan areas in order to achieve advertising, marketing and operating efficiencies. Most fitness centers provide a wide variety of progressive resistance, cardiovascular and conditioning exercise equipment and free weights in addition to aerobic exercise rooms, steam rooms, whirlpools and saunas, and many centers offer additional spa areas as well as indoor swimming pools, jogging tracks and, in some cases, tennis and racquetball courts.

     Bally's Health & Tennis currently offers prospective members a limited number of membership plans that differ primarily by the inclusion of additional in-club services (such as racquetball facilities and child care) and access to other fitness centers operated by Bally's Health & Tennis, either locally or nationally. From time to time, Bally's Health & Tennis also offers special membership plans, which limit access to fitness centers to certain days and non-peak hours. Members choose from several payment mechanisms and downpayment options, but a variety of discount offers encourage members to select an electronic funds transfer method of payment and to increase the amount of downpayment. In addition to the one-time initial membership fee, members must pay membership dues in order to maintain their membership privileges. As one way of emphasizing the value and affordability of its memberships, Bally's Health & Tennis offers different renewal plans with prices that vary depending on the member's historical usage of the fitness center facilities.

     Bally's Health & Tennis is the largest operator, or is among the largest operators, of fitness centers in every major market in which it has fitness centers. Bally's Health & Tennis believes its fitness centers generally offer a high level of amenities to its primary target market, the 18- to 34-year old, middle income segment of the population. Within each market, Bally's Health & Tennis competes with other fitness centers, physical fitness and recreational facilities established by local governments and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. However, Bally's Health & Tennis believes that its operating experience, its ability to recover advertising and administration costs over all of its fitness centers, and its account processing and collection infrastructure provide an advantage over its competitors. Bally's Health & Tennis believes that its membership plans are affordable and have the flexibility to be responsive to economic conditions. However, Bally's Health & Tennis also competes with other entertainment and retail businesses for the discretionary income of its target market.

     Bally's Health & Tennis' sales and marketing programs emphasize the benefits of health, physical fitness and exercise by appealing to the public's desire to look and feel better. The success of Bally's Health & Tennis' marketing efforts are dependent upon the ability of its sales personnel to make effective personal presentations of the benefits of membership to prospective members. Bally's Health & Tennis believes that these presentations are enhanced by its well-equipped, attractive fitness centers and its "value-pricing" membership programs. Bally's Health & Tennis' marketing focus also includes corporate membership sales (through a special sales force) and insurance-eligible rehabilitation programs.

     Bally's Health & Tennis intends to continue its program of upgrading its fitness centers by remodeling, expanding or replacing smaller fitness centers constructed prior to 1980, closing selected existing facilities that management believes do not present sufficient growth opportunities and selectively constructing new facilities, primarily in established markets. Recently constructed fitness centers have been and will continue to be somewhat smaller than those constructed in the 1980's as the design of new fitness centers focuses on those fitness services that members most frequently use rather than on a broader range of fitness services that have very low usage, such as pools, sauna and steam facilities or jogging tracks.

     Historically, Bally's Health & Tennis has experienced greater sales in the first quarter of each year. In recent years, Bally's Health & Tennis has lessened this seasonal effect by the use of sales incentives and awards for sales personnel and members, as well as other marketing initiatives. Bally's Health & Tennis currently employs approximately 15,000 persons in the operation of its business, including approximately 7,800 part-time employees.

     On June 28, 1994, the Board approved a plan to spin-off Bally's Health & Tennis. See "Risk Factors -- Status and Effects of the Spin-off."

COPYRIGHTS AND TRADEMARKS

     The Company owns or is licensed under a number of copyrights, trademarks and trade names. Several of the copyrights, trademarks and trade names used by the Company are considered to have substantial value in its businesses.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), which has been filed with and is available from the offices of the Commission as referred to under "Available Information."

     The Company's Restated Certificate authorizes the issuance of 110,000,000 shares of capital stock of which 30,000,000 shares shall be designated preferred stock, par value $1.00 per share ("Preferred Stock"), and 80,000,000 shares shall be designated common stock, par value $.66 2/3 per share. As of June 30, 1995, there were 2,800,000 shares of Preferred Stock authorized and issued or reserved for issuance as follows: 2,000,000 shares of the Series D Preferred Stock and 800,000 shares of Series B Junior Participating Preferred Stock ("Series B Preferred Stock"). As of June 30, 1995, 694,497 shares of Series D Preferred Stock, no shares of Series B Preferred Stock and 47,198,079 shares of the Company's Common Stock were outstanding. Additionally, at June 30, 1995, 15,428,142 shares of Common Stock were reserved for issuance, primarily for the exercise of stock options, the conversion of certain equity and debt securities of the Company (giving effect to the 8% Debentures issued in July 1995), the acquisition of businesses and the conversion of preferred stock of a subsidiary. All outstanding shares of Common Stock and Preferred Stock are fully paid and nonassessable, shares of PRIDES offered hereby will, upon full payment of the purchase price therefor, be fully paid and nonassessable, and Common Stock issuable upon conversion or redemption thereof will be fully paid and nonassessable.

PREFERRED STOCK

     Under the Restated Certificate, the Board of Directors of the Company may provide for the issuance of Preferred Stock in one or more series, and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by the Company's stockholders.

     The description of Preferred Stock set forth below and the description of the terms of PRIDES that are set forth in this Prospectus do not purport to be complete and are qualified in their entirety by reference to the Company's Restated Certificate and the certificate of designation relating to such series (the "Certificate of Designation").

     SERIES D PREFERRED STOCK

     Dividends. Holders of the Series D Preferred Stock are entitled to receive quarterly cumulative dividends at an annual rate of $4.00 per share. Unless cumulative dividends on the Series D Preferred Stock have been paid or declared in full, no dividends may be paid or declared on any capital stock of the Company ranking junior to the Series D Preferred Stock, including the shares of PRIDES.

     Conversion Rights. Holders of the Series D Preferred Stock have the right to convert such shares into shares of Common Stock at a conversion rate of $25 per share, equivalent to a conversion rate of two shares of Common Stock for each share of Preferred Stock. The conversion rate is subject to adjustment in certain cases, as provided in the Certificate of Designation of the Series D Preferred Stock, including the issuance of Common Stock as a stock dividend; the combination, subdivision or reclassification of the Common Stock; the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock at less than the current market price (as determined in accordance with the provisions of the Certificate of Designation of the Series D Preferred Stock) of the Common Stock; or the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock), evidence of indebtedness or assets or rights or warrants (other than those mentioned above). No adjustment in the conversion rate is required unless it would amount to at least 1/100th of a share; however, any such adjustment not made as a result of such restriction is carried forward and taken into account in any subsequent adjustment.

     Exchangeability. The Series D Preferred Stock is exchangeable at the option of the Company in whole, but not in part, on any dividend payment date for 8% Convertible Subordinated Debentures due 2007 that would be issued by the Company.

     Optional Redemption. The Series D Preferred Stock may be redeemed at the option of the Company, in whole or in part, for $50.80 per share declining each February 1 ratably to $50 per share on and after February 1, 1997, in each case plus accrued and unpaid dividends.

     Voting Rights. The Series D Preferred Stock does not carry any voting rights other than: (i) the right to elect two additional directors to the Board of Directors of the Company in the event that dividends on the Series D Preferred Stock are in arrears in an amount equal to at least six quarterly dividends and (ii) as the Delaware General Corporation Law (the "GCL") may provide.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the Series D Preferred Stock are entitled to receive a preferred liquidation payment of $50 per share plus an amount equal to the dividends accrued and unpaid to the distribution date, before any distributions are made to holders of Junior Securities (as defined in the Certificate of Designation), which include the PRIDES.

     SERIES B PREFERRED STOCK

     The Series B Preferred Stock is issuable pursuant to purchase rights attributable to each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase 1/100th of a share of Series B Preferred Stock for $60. The rights are not exercisable or transferable apart from the Common Stock until the occurrence of one of the following: (i) ten days after the date ("Stock Acquisition Date") of a public announcement by a person or a group of beneficial ownership of 20% or more of the Common Stock (an "Acquiring Person"); (ii) ten business days after a public announcement by a person or group of a tender offer for 30% or more of the Common Stock; or (iii) the occurrence of a Flip-in Event. A Flip-in Event is: (i) a final court order or administrative order finding that a person or group having beneficial ownership of 10% or more of the Common Stock (a "10% Stockholder") has violated Nevada or New Jersey gaming, casino or similar laws in connection with such 10% Stockholder's interest in the Company; (ii) the failure of a 10% Stockholder to eliminate or reduce to an acceptable level its beneficial ownership of the Common Stock within 20 days after a final court or administrative order finding that such 10% Stockholder is unsuitable or unqualified to hold its interest in the Company; (iii) the acquisition by a person or group of 20% or more of the Common Stock without having obtained prior Nevada Gaming Commission approval to acquire control of the Company; or (iv) the consummation of certain "self-dealing" transactions between an Acquiring Person and the Company, including a merger with an Acquiring Person in which the Company is the surviving corporation and the Common Stock is not changed or exchanged. Upon the occurrence of a Flip-in Event, each right, other than those held by the Acquiring Person or 10% Stockholder causing such occurrence, will entitle the holder to purchase shares of the Common Stock or, in certain cases, other assets or securities of the Company, having a value of $120 for $60. In the event that the Company is acquired in a merger or other business combination transaction (other than a merger with an Acquiring Person in which the Company is the surviving corporation and the Common Stock is not changed or exchanged) or 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right shall have the right to receive, upon exercise, common stock of the acquiring company having a calculated value equal to twice the purchase price of the right. The rights, which do not have voting privileges, are subject to adjustment to prevent dilution, expire on December 4, 1996 and may be redeemed by the Company at a price of five cents per right at any time until 20 days (subject to extension by the Board of Directors of the Company) following the Stock Acquisition Date. See "Description of Capital Stock -- Common
Stock -- Limitation on Changes in Control."

COMMON STOCK

     Dividends and Voting Rights. Subject to the dividend preferences of any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to participate in such dividends as may be declared by the Board of Directors of the Company out of assets available for the payment thereof. The holders of the Common Stock are entitled to one vote for each share held on all matters submitted to stockholders.

     Provisions of the Restated Certificate and Bylaws. The Restated Certificate provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting electing directors following the most recent election of such class. A director may only be removed with the consent or vote of the holders of 80% of all classes of stock entitled to vote at an election of directors.

     Under the Restated Certificate, the vote of holders of 80% of the voting stock of the Company is required for approval of, with certain exceptions, a merger or consolidation of the Company with or into another corporation, a sale or lease of all or substantially all of the assets of the Company to another corporation, person or entity and, under certain conditions, a sale or lease to the Company or any subsidiary of the Company of assets in exchange for voting securities of the Company, in each case where the other party to the transaction is a beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class or series of voting stock of the Company. Any amendments to the Restated Certificate which would amend the foregoing requirements require the same affirmative vote.

     Section 203 of the Delaware General Corporation Law. The Company is a Delaware corporation subject to Section 203 of the GCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (i) prior to such date, either the business combination or such transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's outstanding voting stock.

     Limitation on Changes in Control. Certain of the above provisions of the Restated Certificate, the provisions of Section 203 of the GCL and the Series B Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

                             DESCRIPTION OF PRIDES

     The summary contained herein of the terms of shares of PRIDES does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations, Preferences, Rights and Limitations (the "Certificate of Designations") relating to the shares of PRIDES, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Company's Board of Directors has authorized the issuance of up to
11,500,000 shares of      % PRIDES, Convertible Preferred Stock, stated
liquidation value of $          per share.

DIVIDENDS

     Holders of shares of PRIDES will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends from the date of initial issuance of the shares of PRIDES at the rate
per annum of      % of the stated liquidation value per share (equivalent to
$          per annum, or $          per quarter, for each share of PRIDES),
payable quarterly in arrears on each           ,           ,           and
          , or, if any such date is not a business day, on the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, the Company may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends will be payable in cash to the holders of shares of PRIDES as of the record date for such dividend payment and would not be included in the calculation of the related PRIDES Call Price as set forth below. The first dividend period will be from the date of initial issuance of the shares of
PRIDES to but excluding           , 1995, and the first dividend will be payable
on           , 1995. Dividends will cease to accrue in respect of the shares of
PRIDES on the Mandatory Conversion Date or on the date of their earlier conversion or redemption.

     Dividends will be payable to holders of record as they appear on the stock register of the Company on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable on shares of PRIDES for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

     Dividends on shares of PRIDES will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of PRIDES will cumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on shares of PRIDES.

     The shares of PRIDES will rank junior to the Series D Preferred Stock as to payment of dividends. The shares of PRIDES will rank on a parity as to payment of dividends with any future preferred stock issued by the Company that by its terms ranks pari passu with the shares of PRIDES ("Parity Preferred Stock").

     As long as any shares of PRIDES are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or any other capital stock of the Company ranking junior to PRIDES as to the payment of dividends or the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless (i) full dividends on Preferred Stock (including the shares of PRIDES) that does not constitute Junior Stock ("Senior Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Senior Preferred Stock.

     In addition, as long as any shares of PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Senior Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase or redemption to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Senior Preferred Stock.

     Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any Senior Preferred Stock, to share therein according to their respective interests.

     As long as any shares of PRIDES are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either (a)(i) full dividends on Senior Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Senior Preferred Stock; or (b) with respect to the payment of dividends only, any such dividends will be declared and paid pro rata so that the amounts of any dividends declared and paid per share of PRIDES and each other share of Senior Preferred Stock will in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of PRIDES and such other shares of Senior Preferred Stock bear to each other.

MANDATORY CONVERSION OF PRIDES

     On the Mandatory Conversion Date, each outstanding share of PRIDES will, unless previously either redeemed or converted at the option of the holder into Common Stock, as hereinafter described, mandatorily convert into (i) shares of Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Company to redeem the shares
of PRIDES on or after           , 1998,
and before the Mandatory Conversion Date, as described below, and subject to the conversion of the shares of PRIDES at the option of the holder at any time before the Mandatory Conversion Date, as described below. The "Common Equivalent Rate" is initially one share of Common Stock for each share of PRIDES and is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the shares of PRIDES then outstanding.

     Because the price of the Common Stock is subject to market fluctuations, the value of the Common Stock that may be received by holders of shares of PRIDES upon their mandatory conversion may be more or less than the amount paid for the shares of PRIDES offered hereby.

OPTIONAL REDEMPTION

     Shares of PRIDES are not redeemable by the Company before           , 1998.
At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Company will have the right to redeem, in whole or in part, the outstanding shares of PRIDES. Upon any such redemption, the Company will deliver to the holder thereof in exchange for each share of PRIDES subject to redemption the greater of: (i) the number of shares of Common Stock equal to the applicable Call Price (as described below) in effect on the redemption date divided by the Current Market Price of the Common Stock, determined as of the second trading day immediately preceding the Notice Date
(as defined below), or (ii)           of a share of Common Stock (the "Minimum
Redemption Rate" which is subject to adjustment in the manner described below). Dividends will cease to accrue on the shares of PRIDES on the date fixed for their redemption.

     The Call Price of each share of PRIDES is the sum of (i) $          on and
after           , 1998, to and including           , 1998; $          on and
after           , 1998, to and including           , 1998; $          on and
after           , 1998, to and including           , 1999; $          on and
after           , 1999, to and including           , 1999; and $          (the
Purchase Price of a share of PRIDES) on and after           , 1999, to and
including           , 1999; and (ii) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date).

     The "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (x) the average of the closing sale prices of the Common Stock for the 15 consecutive trading days ending on and including such date of determination and (y) the closing sale price of the Common Stock for such date of determination; provided, however, that, with respect to any redemption of shares of PRIDES, if any event resulting in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by the Company in connection with a redemption of the shares of PRIDES means the earlier of the date of the public announcement of such redemption and the date of the commencement of mailing of such notice to the holders of shares of PRIDES. Closing sale prices shall be based on the last sale price or the average of the closing bid and ask prices on the New York Stock Exchange or, if not listed thereon, the Nasdaq National Market or the over the counter market, as appropriate.

     If fewer than all the outstanding shares of PRIDES are to be called for redemption, the shares of PRIDES to be called will be selected by the Company from outstanding shares of PRIDES not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.


     The Company will provide notice of any redemption of shares of PRIDES to holders of record of the shares of PRIDES to be called for redemption not less than 30 nor more than 60 days before the date fixed for redemption. Accordingly, there cannot be notice given of redemption of shares of PRIDES prior to
          , 1998. Any such notice will be provided by mail, sent to the holders of record of the shares of PRIDES to be called at each such holder's address as it appears on the stock register of the Company, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for redemption of any shares of PRIDES to be redeemed except as to the holder to whom the

Company has failed to give such notice or whose notice was defective. On and after the redemption date, all rights of the holders of the shares of PRIDES called for redemption will terminate except the right to receive the redemption price and to receive dividends on such shares previously declared and payable to the holders of record of such shares as of a prior date (unless the Company defaults on the payment of the redemption price). A public announcement of any call for redemption will be made by the Company before, or at the time of, the mailing of such notice of redemption.

     Each holder of shares of PRIDES called for redemption must surrender the certificates evidencing such shares of PRIDES to the Company at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Common Stock and cash for any fractional share amount.

REDEMPTION OR FORCED SALE FOR REGULATORY REASONS

     If the New Jersey Commission or Nevada Commission finds that a holder or beneficial owner of shares of PRIDES or Common Stock must be found licensed or qualified or suitable to hold or own the shares of PRIDES or Common Stock under the New Jersey Act or Nevada Act, and if such holder or such beneficial owner is not found qualified, licensed or suitable within any time period specified by the New Jersey Commission or Nevada Commission or the New Jersey Act or Nevada Act, the Company has the right, at its option, (i) to require such holder or beneficial owner to dispose of all or a portion of such holder's or beneficial owner's shares of PRIDES or Common Stock within 120 days after receipt of notice by such holder or beneficial owner of its disqualification under the New Jersey Act or Nevada Act (the "Notice Date") (or such different period as may be prescribed by the New Jersey Commission or Nevada Commission), or (ii) to redeem shares of PRIDES or Common Stock held by such holder, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken pursuant to Section 151(b) of the GCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Company or any subsidiary to conduct any portion of the business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of the holders of the Company's securities possessing prescribed qualifications. Such unsuitable or disqualified holder is required to indemnify the Company for any and all direct or indirect costs, including attorneys' fees, incurred by the Company as a result of such holder's continuing ownership or failure to divest promptly.

     The redemption price of shares of PRIDES or Common Stock to be redeemed would be equal to the lesser of (i) the holder's original purchase price for the security or (ii) the lowest closing sale price of such security between the Notice Date and the date 120 days after Notice Date.

     Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Company of the determination of unsuitability or disqualification, it is unlawful under the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive any dividends upon shares of PRIDES or Common Stock; (ii) to exercise, directly or through any trustee or nominee, any right conferred by shares of PRIDES or Common Stock; or (iii) to receive any remuneration in any form from the Company for services rendered or otherwise.

CONVERSION AT THE OPTION OF THE HOLDER

     The shares of PRIDES are convertible, in whole or in part, at the option of the holder thereof, at any time before the Mandatory Conversion Date, unless
previously redeemed, into shares of Common Stock at a rate of           of a
share of Common Stock, subject to adjustment in certain events, for each share of PRIDES (the "Optional Conversion Rate"), equivalent to a conversion price of
$          per share of Common Stock (the "Conversion Price"), subject to adjustment as described below. The right to convert shares of PRIDES called for redemption will terminate immediately before the close of business on any redemption date with respect to such shares.

     Conversion of shares of PRIDES at the option of the holder may be effected by delivering certificates evidencing such shares of PRIDES, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for PRIDES or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time and on such date.

     Holders of shares of PRIDES at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of PRIDES on the corresponding dividend payment date notwithstanding the optional conversion of such shares of PRIDES following such record date and before such dividend payment date. However, shares of PRIDES surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend payable on such date (unless such shares of PRIDES are subject to redemption on a redemption date on or after such record date and on or prior to such dividend payment date). A holder of shares of PRIDES called for redemption on or after the record date for any dividend payment and on or prior to the payment date for such dividend will receive the dividend on such shares of PRIDES payable on that dividend payment date and will be able to convert such shares of PRIDES after the record date for such dividend without paying an amount equal to such dividend to the Company upon conversion. Except as provided above, upon any optional conversion of shares of PRIDES, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of PRIDES, or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

ENHANCED DIVIDEND YIELD; LESS EQUITY APPRECIATION THAN COMMON STOCK

     As of the date of this Prospectus, the Company has not paid and does not intend to pay dividends on the Common Stock, whereas dividends will accrue on
PRIDES at the rate of    % per annum. The opportunity for equity appreciation
afforded by an investment in shares of PRIDES is less than that afforded by an investment in the Common Stock because the Conversion Price is higher than the Purchase Price of a share of PRIDES and the Company may, at its option, redeem
the shares of PRIDES at any time on or after           , 1998 and before the
Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Common Stock exceeds the Call Price. In such event, a holder of a share of PRIDES will receive less than one
share of Common Stock but not less than           of a share of Common Stock. A
holder may also surrender for conversion any shares of PRIDES called for redemption up to the close of business on the redemption date, and a holder that
so elects to convert will receive           of a share of Common Stock per share
of PRIDES. The value of the Common Stock received by the holder of a share of PRIDES may be more or less than the per share amount paid for the shares of PRIDES offered hereby, due to market fluctuations in the price of the Common Stock.

     As a result of these provisions, holders of shares of PRIDES would be expected not to realize any equity appreciation if, at the time of conversion or redemption, the Current Market Price of the Common Stock is below the Conversion Price, and less than all of such appreciation if, at the time of conversion or redemption, the Current Market Price of the Common Stock is above the Conversion Price. Holders of shares of PRIDES will realize the entire decline in equity value if, at the time of conversion or redemption, the market price of the Common Stock is less than the price paid for a share of PRIDES.

CONVERSION ADJUSTMENTS

     The Common Equivalent Rate, the Minimum Redemption Rate and the Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company (a) pays a stock dividend or makes a distribution with respect to its Common Stock in shares of Common Stock; (b) subdivides or splits its outstanding Common Stock; (c) combines its outstanding Common Stock into a smaller number of shares; (d) issues by reclassification of its shares of Common Stock any shares of Common Stock; (e) issues certain rights or warrants to all holders of its Common Stock; or (f) pays a dividend or distributes to all holders of its Common Stock evidences of its indebtedness, cash or other assets (including capital stock of any company (including shares of Bally's Health & Tennis) other than Common Stock, but excluding any cash dividends or distributions other than Extraordinary Cash Distributions (as defined below) and dividends referred to in clause (a) above). In the event of a distribution of shares of capital stock of Bally's Health & Tennis or any subsidiary or parent of Bally's Health & Tennis (other than the Company), such capital stock will be valued for the purposes of the adjustment at the average high and low sales prices for the first 20 days of trading (regular way and not on a when issued basis) on a national securities exchange or the Nasdaq National Market following the record date for the distribution. In addition, the Company will be entitled (but will not be required) to make upward adjustments in the Common Equivalent Rate, the Minimum Redemption Rate, the Optional Conversion Rate and the Call Price as the Company, in its discretion, determines to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions under Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its stockholders will not be taxable. "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Common Stock during such period (other than cash dividends and cash distributions for which a prior adjustment to the Common Equivalent Rate, the Minimum Redemption Rate, and Optional Conversion Rate was previously made) to the extent such dividends and distributions exceed, on a per share of Common Stock basis, 10% of the average daily closing price of the Common Stock over such period. All adjustments to the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Common Equivalent Rate, the Minimum Redemption Rate, or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.


     Whenever the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with the transfer agent for the shares of PRIDES a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the shares of PRIDES providing specified information with respect to such adjustment. At least 10 business days before taking any action that could result in certain adjustments in the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate, the Company will notify each holder of shares of PRIDES concerning such proposed action.

ADJUSTMENT FOR CERTAIN CONSOLIDATION OR MERGERS

     In case of (i) any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged), (ii) any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or (iii) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of PRIDES will, after consummation of such transaction, be subject to (A) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately before consummation of such transaction, (B) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), and (C) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share of PRIDES immediately before consummation of such transaction, assuming that, if the Notice

Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES will be convertible or redeemable after consummation of such transaction will be subject to adjustment as described above under the caption "Conversion Adjustments" following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued upon redemption or conversion of shares of PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of PRIDES of any holder that are redeemed or converted on any redemption date or upon mandatory conversion or any optional conversion, such holder will be entitled to receive an amount in cash equal to the same fraction of the (i) Current Market Price of the Common Stock, determined as of the second trading day immediately preceding the Notice Date, in the case of redemption, or (ii) Closing Price (as defined in the Certificate of Designation) of the Common Stock determined (A) as of the fifth trading day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion, or (B) as of the second trading day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of PRIDES are entitled to receive for each share of PRIDES an amount equal to the Purchase Price, plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other capital stock ranking junior to PRIDES upon liquidation, dissolution, or winding up.

     The shares of PRIDES will rank junior to the Series D Preferred Stock upon distribution of assets upon liquidation. The shares of PRIDES will rank on a parity upon liquidation with any Parity Preferred Stock.

     If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of PRIDES and all other series of Parity Preferred Stock, the holders of shares of PRIDES and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of PRIDES will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Company, will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Company.

VOTING RIGHTS

     The holders of shares of PRIDES shall have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of four-fifths of a vote for each share of PRIDES held. The holders of shares of PRIDES and the holders of Common Stock will vote together as one class on such matters except as otherwise provided by law or the Restated Certificate of Incorporation of the Company.

     In the event that dividends on the shares of PRIDES or any other series of Preferred Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock is entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable with the PRIDES as a class), with each share of PRIDES entitled to one vote on this and other matters in which such Preferred Stock votes as a group, will be entitled to vote for the election of two Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately before the accrual of such right. Such right, when vested, will continue until all dividends in arrears and payable on the shares of PRIDES and such other series of Preferred Stock have been paid in full and the right of any other such series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors of the Company terminates or has terminated, and, when so paid and any such termination occurs or has occurred, such right of the holders of the shares of PRIDES will cease. The term of office of any Director elected by the holders of the shares of PRIDES and such other series will terminate on the earlier of (i) the next annual meeting of stockholders at which a successor has been elected and qualified or (ii) the termination of the right of holders of the shares of PRIDES and such other series to vote for such Directors.

     The Company will not, without the approval of the holders of at least
66 2/3 percent of the shares of PRIDES then outstanding: (i) amend, alter, or repeal any of the provisions of the Restated Certificate of Incorporation or Bylaws of the Company so as to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time for any required notice to which the holders of the shares of PRIDES then outstanding may be entitled (an amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Common Stock or other Junior Stock or any stock of any class ranking on a parity with the shares of PRIDES being deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES); (ii) authorize or create or increase the authorized amount of, any stock of any class (whether or not convertible into capital stock of any class) ranking prior to the shares of PRIDES either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company; or (iii) merge or consolidate with or into any other corporation, unless each holder of shares of PRIDES immediately preceding such merger or consolidation receives or continues to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of PRIDES so held.

     The Company will not, without the approval of the holders of at least a majority of the shares of PRIDES then outstanding, increase the authorized
number of shares of Preferred Stock to more than           .

     Notwithstanding the provisions summarized in the preceding two paragraphs, no such approval described therein of the holders of the shares of PRIDES will be required if, at or before the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution, or winding up, sale, lease, conveyance, purchase, or redemption is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding.

TRANSFER AGENT AND REGISTRAR


     First Fidelity Bank, N.A. will act as transfer agent and registrar for, and paying agent for the payment of dividends on, the shares of PRIDES.


MISCELLANEOUS

     Upon issuance, the shares of PRIDES will be fully paid and nonassessable. Holders of shares of PRIDES have no preemptive rights. The Company will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of shares of PRIDES, such number of shares of Common Stock as will from time to time be issuable upon the conversion or redemption of all the shares of PRIDES then outstanding. Shares of PRIDES redeemed for, or converted into, Common Stock of the Company or otherwise reacquired by the Company will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for subsequent issuance.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The Company has received an opinion from its tax counsel, Katten Muchin & Zavis, which addresses certain of the United States Federal income tax consequences under existing law of the purchase, ownership and disposition of shares of PRIDES, and this section discusses material United States Federal income tax consequences under existing law, all of which are the subject of that opinion. A copy of that opinion is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary of such tax consequences is qualified in its entirety by reference thereto, including the assumptions set forth therein. The Company does not intend to seek a ruling from the Internal Revenue Service (the "Service") with respect to any of these tax consequences. This summary is intended for general information only and deals only with holders who are initial holders of shares of PRIDES and who hold shares of PRIDES as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). It does not address aspects of taxation, other than Federal income taxation, or all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules). Stock having terms closely resembling those of shares of PRIDES has not been the subject of any regulation, ruling or judicial decision currently in effect, and there can be no assurance that the Service will adopt the positions set forth below. There can be no assurance that future changes in applicable law or administration and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. For purposes of this summary, "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any State, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source and "non-U.S. Holder" means a holder other than a U.S. Holder. Certain aspects of United States Federal income and estate tax relevant to a non-U.S. Holder are discussed separately below. Persons considering the purchase of shares of PRIDES should consult their tax advisors with respect to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.


DIVIDENDS

     Dividends paid on shares of PRIDES out of the Company's current or accumulated earnings and profits will be taxable as ordinary income. Certain corporate holders will generally qualify for the 70 percent intercorporate dividends-received deduction subject to satisfaction of the minimum holding period (generally at least 46 days) and other applicable requirements. The dividends-received deduction is not available in computing a corporate U.S. Holder's liability for alternative minimum tax.

     Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of shares of PRIDES will not constitute extraordinary dividends under Section 1059(c). Under Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." The Company does not believe that shares of PRIDES will be determined to constitute "disqualified preferred stock."

CALL OR CONVERSION PREMIUM

     Under certain circumstances, Section 305 of the Code requires that any excess of the redemption price of preferred stock over its issue price is includable in income, before receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of shares of PRIDES should not be required to include any call or conversion premium in income as a redemption premium under Section 305 of the Code.

REDEMPTION OR MANDATORY OR OPTIONAL CONVERSION INTO COMMON STOCK

     As a general rule, gain or loss will not be recognized by a holder upon the redemption of shares of PRIDES for shares of Common Stock or the conversion of shares of PRIDES into shares of Common Stock if no cash is received. Income may be recognized, however, to the extent Common Stock or cash is received in payment of accrued and unpaid dividends upon a redemption or conversion. Such income would likely be characterized as dividend income although some uncertainty exists as to the appropriate characterization of payments in satisfaction of accrued and undeclared dividends. In addition, a holder who received cash in lieu of a fractional share will be treated as having received such fractional share of Common Stock and as having exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. Such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder's tax basis in the fractional share interest.

     Generally, a holder's tax basis in the Common Stock received upon the redemption or conversion of shares of PRIDES, other than shares of Common Stock taxed upon receipt, will equal the adjusted tax basis of the redeemed or converted shares of PRIDES (exclusive of any basis allocable to a fractional share interest) and the holding period of such Common Sock will include the holding period of the redeemed or converted shares of PRIDES. As a general rule, a holder's tax basis in shares of Common Stock taxed upon receipt will equal the fair market value thereof and the holding period for such Common Stock will begin on the day following the redemption or conversion.

ADJUSTMENT OF CONVERSION RATES

     Certain adjustments to the Common Equivalent Rate and the Optional Conversion Rate to reflect the Company's distribution of certain rights, warrants, evidences of indebtedness, securities or other assets, including the Spin-off, to holders of Common Stock may result in constructive distributions taxable as dividends to the holders of shares of PRIDES which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders of PRIDES as described above.

CONVERSION OF PRIDES AFTER DIVIDEND RECORD DATE

     If a holder whose shares of PRIDES have not been called for redemption, surrenders such shares for conversion into shares of Common Stock after a dividend record date but before payment of the dividend, such holder will be required to pay the Company an amount equal to such dividend upon conversion. The holder would likely recognize the dividend payment which is received as income, and would increase the basis of the Common Stock received by the amount paid to the Company in connection with the receipt of such dividend.

BACKUP WITHHOLDING

     Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on dividends and certain consideration received upon the call or conversion of shares of PRIDES unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rates.

NON-U.S. HOLDERS

     Dividends. In general, dividends (including constructive distributions taxable as dividends) paid to a non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the non-U.S. Holder within the United States or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. Holder. Dividends effectively connected with such trade or business or attributable to such permanent establishment will generally be subject to United States Federal income tax at regular rates and, in the case of a non-U.S. Holder which is a corporation, may be subject to the branch profits tax. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. Treasury regulations proposed in 1984 which have not been finally adopted, however, would require non-U.S. Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends.

     Gain on Redemption or Conversion into Common Stock. A non-U.S. Holder generally will not be subject to United States Federal income tax on any gain recognized on a disposition, redemption or conversion (a "disposition") of a share of PRIDES unless (i) all or a portion of such gain is treated as dividend income; (ii) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes (which the Company does not believe that it is or is likely to become) and the non-U.S. Holder disposing of the share owned, directly or constructively, at any time during the five-year period preceding the disposition, more than five percent of the outstanding shares of PRIDES; (iii) the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States or, if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. Holder; (iv) in the case of a non-U.S. Holder who is an individual, who holds the share as a capital asset and who is present in the United States for 183 days or more in the taxable year of the disposition either
(a) such non-U.S. Holder has a "tax home" (as defined for U.S. Federal income tax purposes) in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by such non-U.S. Holder outside of the United States or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in the United States; or (v) the non-U.S. Holder is subject to a tax pursuant to provisions of the Code applicable to certain United States expatriates.

     Federal Estate Tax. Shares of PRIDES owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

     Backup Withholding and Information Reporting Requirements. The Company must report annually to the Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on shares of PRIDES to a non-U.S. Holder at an address outside the United States.

     The payment of the proceeds from the disposition of shares of PRIDES to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies, among other things, its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of PRIDES to or through a non-U.S. office of a broker will generally, except as noted below, not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of shares of PRIDES paid to or through a non-U.S. office of a U.S. broker or paid to or through a non-U.S. office of a non-U.S. broker that is (i) a "controlled foreign corporation" for United States Federal income tax purposes or (ii) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding will not apply unless the broker has actual knowledge that the owner is not a non-U.S. Holder, and (b) information reporting will not apply if the broker has documentary evidence in its files that the owner is non-U.S. Holder (unless the broker has actual knowledge to the contrary).

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be refunded (or credited against the non-U.S. Holder's United States Federal income tax liability, if any), provided that the required information is furnished to the Service.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Oppenheimer & Co., Inc., Dean Witter Reynolds Inc. and Jefferies & Company, Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of shares of PRIDES set forth opposite each Underwriter's name.

                                                                         NUMBER OF
                                                                         SHARES OF
                                         UNDERWRITER                       PRIDES
                                                                         ----------
          Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated...................................
          Oppenheimer & Co., Inc......................................
          Dean Witter Reynolds Inc....................................
          Jefferies & Company, Inc....................................
                                                                         ----------
                       Total..........................................   10,000,000
                                                                          =========

     In the Purchase Agreement, the Underwriters severally have agreed, subject to the terms and conditions set forth herein, to purchase all of the shares of PRIDES being sold pursuant to the Purchase Agreement if any of the shares being sold pursuant to the Purchase Agreement are purchased.

     The Underwriters have advised the Company that they propose initially to offer the shares of PRIDES to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $          per share. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $          per share
on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus, to purchase up to 1,500,000 shares of PRIDES at the price to the public set forth on the cover page of the Prospectus less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of shares of PRIDES offered hereby. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of shares as the number of shares of PRIDES to be purchased by such Underwriter shown in the foregoing table bears to the total number of shares initially offered hereby.

     The Company has agreed, for a period of 90 days after the date of this Prospectus, to not, without the prior written consent of Merrill Lynch & Co., directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of the capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company other than to the Underwriters pursuant to the Purchase Agreement, other than shares of Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with qualified employee benefit, dividend reinvestment and stock option and stock purchase plans and shares of Common Stock issuable upon conversion of securities or exercise of stock options.

     Prior to this Offering, there has been no public market for the shares of PRIDES. The initial public offering price for the shares of PRIDES was determined in negotiations among the Company and the Underwriters. In determining the terms of the shares of PRIDES, including the initial public offering price, the Company and the Underwriters considered the market price of the Company's Common Stock and also considered the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices and terms of, and yields on, securities of other companies considered to be comparable to the Company and prevailing conditions in the securities market. There can be no assurance that an active trading market will develop for the shares of PRIDES or that the shares of PRIDES will trade in the public market subsequent to the offering at or above the initial public offering price.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have performed and continue to perform financial advisory services for the Company. Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the Underwriters, made a loan in the amount of $15,000,000 to Bally's CHLV, Inc., a subsidiary of Casino Holdings, pursuant to the Loan Agreement with respect thereto, which loan remains outstanding.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of PRIDES offered hereby, and the Common Stock issuable upon conversion thereof, will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the shares of PRIDES offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports, proxy and information statements, and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy and information statements may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, each as filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

     (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and


     (3) the Company's Current Reports on Form 8-K dated June 12, 1995, June 29, 1995, July 21, 1995, July 26, 1995 and September 19, 1995.


     All documents filed by the Company pursuant to any of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of PRIDES shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Bally Entertainment Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (312) 399-1300.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of independent auditors......................................................... F-2
Consolidated balance sheet at December 31, 1994 and 1993............................... F-3
Consolidated statement of operations for the three years ended December 31, 1994....... F-5
Consolidated statement of stockholders' equity for the three years ended December 31,
  1994................................................................................. F-6
Consolidated statement of cash flows for the three years ended December 31, 1994....... F-7
Notes to consolidated financial statements for the three years ended December 31,
  1994................................................................................. F-9
Supplementary data:
  Quarterly consolidated financial information (unaudited)............................. F-25
Condensed consolidated balance sheet at June 30, 1995 (unaudited)...................... F-27
Condensed consolidated statement of operations for the six months ended June 30, 1995 and 1994 (unaudited)................................................................. F-28
Condensed consolidated statement of stockholders' equity for the six months ended June
  30, 1995 (unaudited)................................................................. F-29
Condensed consolidated statement of cash flows for the six months ended June 30, 1995 and 1994 (unaudited)................................................................. F-30
Notes to condensed consolidated financial statements for the six months ended June 30,
  1995 and 1994 (unaudited)............................................................ F-32

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Bally Entertainment Corporation

     We have audited the accompanying consolidated balance sheet of Bally Entertainment Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bally Entertainment Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in the "Summary of significant accounting policies -- Income taxes" note to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes.

ERNST & YOUNG LLP

Chicago, Illinois
February 15, 1995, except for the
"Discontinued operations" note, as to which the date is March 17, 1995

                        BALLY ENTERTAINMENT CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                             DECEMBER 31
                                                                      -------------------------
                                                                         1994           1993
                                                                      ----------     ----------
                                                                           (IN THOUSANDS)
ASSETS
Current assets:
  Cash and equivalents..............................................  $  178,427     $  192,078
  Marketable securities, at fair value..............................       6,031
  Receivables, less allowances of $12,196 and $7,872................      23,450         24,050
  Inventories.......................................................       8,113          7,511
  Deferred income taxes.............................................      16,299         22,053
  Other current assets..............................................      16,373          6,769
                                                                      ----------     ----------
            Total current assets....................................     248,693        252,461
Property and equipment, at cost:
  Land..............................................................     223,590        215,670
  Buildings, barge and improvements.................................   1,070,764      1,062,834
  Furniture, fixtures and equipment.................................     303,454        282,670
  Construction in progress..........................................      34,299          7,990
                                                                      ----------     ----------
                                                                       1,632,107      1,569,164
  Accumulated depreciation..........................................     445,239        392,028
                                                                      ----------     ----------
            Net property and equipment..............................   1,186,868      1,177,136
Investment in and receivables from discontinued operations..........     291,012        354,160
Intangible assets, at cost less accumulated amortization of $24,398
  and $20,208.......................................................     123,367        124,546
Other assets........................................................      86,221         83,249
                                                                      ----------     ----------
                                                                      $1,936,161     $1,991,552
                                                                      ==========     ==========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                                                                             DECEMBER 31
                                                                      -------------------------
                                                                         1994           1993
                                                                      ----------     ----------
                                                                           (IN THOUSANDS,
                                                                         EXCEPT SHARE DATA)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $   28,745     $   33,444
  Income taxes payable..............................................      27,707         43,674
  Accrued liabilities...............................................     113,990        116,227
  Current maturities of long-term debt..............................       7,200          7,631
                                                                      ----------     ----------
            Total current liabilities...............................     177,642        200,976
Long-term debt, less current maturities.............................   1,258,990      1,178,654
Deferred income taxes...............................................     152,851        191,888
Other liabilities...................................................      15,656         13,509
Minority interests..................................................      37,410         42,384
Stockholders' equity:
  Preferred stock, $1 par value; 30,000,000 shares authorized;
     Series B Junior Participating;
       800,000 shares authorized; none issued.......................
     Series D Convertible Exchangeable;
       2,000,000 shares authorized; 694,497 shares issued;
       liquidation preference of $34,725............................         694            694
  Common stock, $.66  2/3 par value;
     80,000,000 shares authorized; 47,138,498 and
     46,986,313 shares issued.......................................      31,426         31,325
  Capital in excess of par value....................................     295,110        294,413
  Retained earnings (accumulated deficit)...........................     (31,581)        39,507
  Common stock in treasury, 146,956 and 109,956 shares at cost......      (2,037)        (1,798)
                                                                      ----------     ----------
            Total stockholders' equity..............................     293,612        364,141
                                                                      ----------     ----------
                                                                      $1,936,161     $1,991,552
                                                                      ==========     ==========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                       YEARS ENDED DECEMBER 31
                                                                               ----------------------------------------
                                                                                  1994           1993           1992
                                                                               ----------     ----------     ----------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Casino.....................................................................  $  722,903     $  530,250     $  477,557
  Rooms......................................................................      88,841         33,380         30,697
  Food and beverage..........................................................      67,730         34,163         30,781
  Other......................................................................      62,781         30,412         16,961
                                                                               ----------     ----------     ----------
                                                                                  942,255        628,205        555,996
Costs and expenses:
  Casino.....................................................................     358,195        253,879        223,951
  Rooms......................................................................      33,280         14,301         10,407
  Food and beverage..........................................................      65,534         32,483         27,688
  Other operating expenses...................................................     133,955         87,031         81,963
  Selling, general and administrative........................................     122,921         80,148         76,859
  Gaming development costs, including amortization
    of pre-opening costs of $3,330 and $3,052................................      14,200          4,342
  Depreciation and amortization..............................................      75,964         48,075         48,603
  Abandonment loss...........................................................      13,100
                                                                               ----------     ----------     ----------
                                                                                  817,149        520,259        469,471
                                                                               ----------     ----------     ----------
Operating income.............................................................     125,106        107,946         86,525
Gain on sales of marketable securities.......................................      11,806
Interest expense.............................................................    (130,834)       (92,876)       (93,795)
                                                                               ----------     ----------     ----------
Income (loss) from continuing operations
  before income taxes and minority interests.................................       6,078         15,070         (7,270)
Income tax benefit (provision)...............................................      (3,000)        (5,335)         7,226
Minority interests...........................................................      (4,981)           484
                                                                               ----------     ----------     ----------
Income (loss) from continuing operations.....................................      (1,903)        10,219            (44)
Discontinued operations:
  Loss from operations.......................................................     (46,091)       (26,245)        (6,105)
  Gain on sale...............................................................                      6,215          6,706
                                                                               ----------     ----------     ----------
Income (loss) before extraordinary items and cumulative
  effect on prior years of change in accounting for
  income taxes...............................................................     (47,994)        (9,811)           557
Extraordinary items:
  Gain (loss) on extinguishment of debt......................................     (20,395)        (8,490)           612
  Credit for utilization of tax loss carryforwards...........................                                    10,605
Cumulative effect on prior years of change in accounting
  for income taxes...........................................................                    (28,197)
                                                                               ----------     ----------     ----------
Net income (loss)............................................................     (68,389)       (46,498)        11,774
Preferred stock dividend requirement.........................................      (2,778)        (2,778)        (2,778)
                                                                               ----------     ----------     ----------
Net income (loss) applicable to common stock.................................  $  (71,167)    $  (49,276)    $    8,996
                                                                               ==========     ==========     ==========
Per common and common equivalent share:
  Income (loss) from continuing operations...................................  $     (.10)    $      .16     $     (.06)
  Discontinued operations --
    Loss from operations.....................................................        (.98)          (.56)          (.15)
    Gain on sale.............................................................                        .13            .16
  Extraordinary items --
    Gain (loss) on extinguishment of debt....................................        (.44)          (.18)           .01
    Credit for utilization of tax loss carryforwards.........................                                       .26
  Cumulative effect on prior years of change in
    accounting for income taxes..............................................                       (.61)
                                                                               ----------     ----------     ----------
  Net income (loss)..........................................................  $    (1.52)    $    (1.06)    $      .22
                                                                               ==========     ==========     ==========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                       RETAINED
                                                            CAPITAL    EARNINGS                                        TOTAL
                                    SERIES D                  IN       (ACCUMU-   CUMULATIVE     COMMON    UNEARNED    STOCK-
                                    PREFERRED    COMMON    EXCESS OF    LATED     TRANSLATION   STOCK IN   COMPEN-    HOLDERS'
           DOLLAR AMOUNTS             STOCK      STOCK     PAR VALUE   DEFICIT)   ADJUSTMENTS   TREASURY    SATION     EQUITY
                                    ---------   --------   ---------   --------   -----------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at December 31, 1991........  $   694   $25,021    $264,094    $82,565      $10,353     $(17,709)  $  (326)   $364,692
  Net income........................                                    11,774                                          11,774
  Issuance of common stock/treasury
    stock:
      In satisfaction of certain
        interest obligations........              3,873      23,719                                                     27,592
      In satisfaction of preferred
        stock dividends -- $8.00 per
        share.......................                780       4,776     (5,556)
      In exchange for debt..........                        (10,090)                              15,581                 5,491
      For acquisition of business...                648       3,966                                                      4,614
      In settlement of litigation...                166       1,396                                                      1,562
      Under stock option and other
        benefit plans...............                243       1,450                                  330                 2,023
  Amortization of unearned
    compensation....................                                                                           326         326
  Effect of disposal of discontinued
    operations......................                                                 (7,922)                            (7,922)
  Foreign currency translation
    adjustments.....................                                                     75                                 75
                                      -------   -------    --------    -------      -------     --------   -------    --------
Balance at December 31, 1992........      694    30,731     289,311     88,783        2,506       (1,798)       --     410,227
  Net loss..........................                                   (46,498)                                        (46,498)
  Issuance of common stock:
    In satisfaction of preferred
      stock dividends -- $4.00 per
      share.........................                221       2,557     (2,778)
    In satisfaction of certain
      obligations...................                180       1,232                                                      1,412
    Under stock option plans........                193       1,313                                                      1,506
  Effect of disposal of discontinued
    operations......................                                                 (2,506)                            (2,506)
                                      -------   -------    --------    -------      -------     --------   -------    --------
Balance at December 31, 1993........      694    31,325     294,413     39,507           --       (1,798)       --     364,141
  Net loss..........................                                   (68,389)                                        (68,389)
  Unrealized gain on
    available-for-sale marketable
    securities......................                                        79                                              79
  Preferred stock dividends -- $4.00
    per share.......................                                    (2,778)                                         (2,778)
  Issuance of common stock under
    stock purchase and option
    plans...........................                101         697                                                        798
  Purchases of common stock.........                                                                (239)                 (239)
                                      -------   -------    --------    --------     -------     --------   -------    --------
Balance at December 31, 1994........  $   694   $31,426    $295,110    $(31,581)    $    --     $ (2,037)  $    --    $293,612
                                      =======   =======    ========    ========     =======     ========   =======    ========

                                                                                   SERIES D           COMMON STOCK
                                                                                   PREFERRED     -----------------------
                                  SHARE AMOUNTS                                      STOCK        ISSUED       TREASURY
                                                                                   ---------     ---------     ---------
                                                                                              (IN THOUSANDS)
Balance at December 31, 1991......................................................       694        37,531         1,083
  Issuance of common stock/treasury stock:
    In satisfaction of certain interest obligations...............................                   5,809
    In satisfaction of preferred stock dividends..................................                   1,170
    In exchange for debt..........................................................                                  (953)
    For acquisition of business...................................................                     971
    In settlement of litigation...................................................                     250
    Under stock option and other benefit plans....................................                     365           (20)
                                                                                         ---        ------          ----
Balance at December 31, 1992......................................................       694        46,096           110
  Issuance of common stock:
    In satisfaction of preferred stock dividends..................................                     332
    In satisfaction of certain obligations........................................                     269
    Under stock option plans......................................................                     289
                                                                                         ---        ------          ----
Balance at December 31, 1993......................................................       694        46,986           110
  Issuance of common stock under stock purchase and option plans..................                     152
  Purchases of common stock.......................................................                                    37
                                                                                         ---        ------          ----
Balance at December 31, 1994......................................................       694        47,138           147
                                                                                         ===        ======          ====

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31
                                                               --------------------------------
                                                                 1994        1993        1992
                                                               ---------   ---------   --------
                                                                        (IN THOUSANDS)
OPERATING:
  Income (loss) from continuing operations.................... $  (1,903)  $  10,219   $    (44)
  Adjustments to reconcile to cash provided --
     Depreciation and amortization (including
       pre-opening costs).....................................    79,294      51,127     48,603
     Interest accretion on discount notes and other
       amortization included in interest expense..............    19,867      10,110      1,613
     Abandonment loss.........................................    13,100
     Deferred income taxes....................................   (21,758)    (27,061)     4,534
     Gain on sales of marketable securities...................   (11,806)
     Provision for doubtful receivables.......................     6,829       2,201      1,153
     Minority interests.......................................     4,981        (484)
     Change in operating assets and liabilities...............   (26,170)      5,358    (40,548)
     Other, net...............................................       373      (1,816)      (639)
                                                               ---------   ---------   --------
          Cash provided by continuing operating activities....    62,807      49,654     14,672
INVESTING:
  Purchases of property and equipment.........................   (95,858)    (70,895)   (17,641)
  Increase (decrease) in construction-related liabilities.....    (1,015)      8,558
  Acquisitions of Bally's Grand, Inc. common stock, net of
     cash acquired upon consolidation.........................   (14,256)     30,688
  Purchases of marketable securities..........................   (16,352)
  Net proceeds from sales of marketable securities............    27,168
  Other, net..................................................    (2,476)    (24,351)    (6,315)
                                                               ---------   ---------   --------
          Cash used in investing activities...................  (102,789)    (56,000)   (23,956)
FINANCING:
  Debt transactions --
     Proceeds from the issuance of long-term debt.............   425,000     720,181
     Proceeds from construction loan and sale-leaseback
       transactions...........................................     9,944
     Net repayments under revolving credit agreements.........    (2,000)     (1,000)   (44,653)
     Repayments of long-term debt.............................  (389,422)   (536,440)   (13,995)
     Debt issuance costs......................................   (16,133)    (26,659)      (375)
                                                               ---------   ---------   --------
          Cash provided by (used in) debt transactions........    27,389     156,082    (59,023)
  Equity transactions --
     Preferred stock dividends................................    (2,778)
     Proceeds from issuance of common stock under stock
       purchase and option plans..............................       755         590        699
     Purchases of common stock for treasury...................      (239)
                                                               ---------   ---------   --------
          Cash provided by (used in) financing activities.....    25,127     156,672    (58,324)
DISCONTINUED OPERATIONS:
  Proceeds from disposal......................................                           58,743
  Dividends received from discontinued operations.............                15,000
  Other, net..................................................     1,204         799      8,321
                                                               ---------   ---------   --------
          Cash provided by discontinued operations............     1,204      15,799     67,064
                                                               ---------   ---------   --------
Increase (decrease) in cash and equivalents...................   (13,651)    166,125       (544)
Cash and equivalents, beginning of year.......................   192,078      25,953     26,497
                                                               ---------   ---------   --------
Cash and equivalents, end of year............................. $ 178,427   $ 192,078   $ 25,953
                                                               =========   =========   ========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                                                                   YEARS ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1994        1993        1992
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Changes in operating assets and liabilities, net of
     effects from acquisitions and dispositions, were as
     follows --
       Increase in receivables..............................  $  (6,048)  $  (3,252)  $  (1,078)
       (Increase) decrease in inventories, other current
          assets and other assets...........................     (9,931)     12,033      (1,008)
       Decrease in accounts payable and accrued
          liabilities.......................................     (8,309)     (1,731)     (7,609)
       Increase (decrease) in income taxes payable..........     (1,730)     13,791     (27,584)
       Decrease in other long-term liabilities..............       (152)    (15,483)     (3,269)
                                                              ---------   ---------   ---------
                                                              $ (26,170)  $   5,358   $ (40,548)
                                                              =========   =========   =========
  Cash was invested in acquisitions of Bally's Grand, Inc.
     common stock as follows --
       Fair value of assets acquired (including goodwill of
          $19,354)..........................................  $           $(475,299)  $
       Liabilities assumed (including long-term debt of
          $259,950).........................................                390,305
       Minority interests...................................    (17,080)     43,280
       Unsettled purchases..................................      2,824
       Cash and equivalents acquired upon consolidation.....                 72,402
                                                              ---------   ---------   ---------
                                                              $ (14,256)  $  30,688   $      --
                                                              =========   =========   =========
  Cash payments for interest and income taxes for continuing operations were as follows --
       Interest paid........................................  $ 115,551   $  79,347   $  88,957
       Interest capitalized.................................     (2,067)       (422)        (74)
       Income taxes paid (refunded).........................     26,485      18,639     (14,929)
  Investing and financing activities exclude the following
     non-cash activities --
       Purchases of marketable securities on margin.........  $  21,620   $           $
       Sales of marketable securities on margin.............     16,764
       Acquisition of Bally's Grand, Inc. common stock in
          exchange for other equity securities..............     10,161      18,838
       Reduction of intangible assets resulting from the
          settlement of a pre-acquisition contingency.......      3,998
       Issuance of common stock in satisfaction of preferred
          stock dividends, interest and other obligations...                  4,190      34,710
       Issuance of common stock for acquisition of
          business..........................................                              4,614
       Securities exchanged for debt........................                              5,491
       Exchange of exclusive gaming machines license for
          liability reduction...............................                              3,500
       Discontinued operations --
          Capital contributions to Bally's Health & Tennis
            Corporation (principally forgiveness of
            indebtedness)...................................     31,400      32,000       1,675
          Increase (decrease) in income taxes receivable
            from Bally's Health & Tennis Corporation........     (1,084)    (16,427)     58,911
          Sale of certain fitness-related assets to Bally's
            Health & Tennis Corporation.....................                 27,621

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

     The consolidated financial statements include the accounts of Bally Entertainment Corporation ("Bally") and the subsidiaries which it controls (collectively, the "Company"). The consolidated financial statements have been presented (after restatement of prior years' financial statements) to reflect Bally's Health & Tennis Corporation ("Bally's Health & Tennis"), which operates the nation's largest chain of fitness centers, as a discontinued operation because of Bally's plan to spin-off its fitness centers segment (see "Discontinued operations"). As a result, the Company's continuing operations comprise one industry segment, with all significant revenues arising from the operation of two casino hotel resorts in Atlantic City, New Jersey, a casino hotel resort in Las Vegas, Nevada and a dockside gaming facility in Tunica, Mississippi ("Bally's Mississippi").

     Certain reclassifications have been made to prior years' financial statements to conform with the 1994 presentation.

Cash equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of those instruments.

Marketable securities

     Marketable securities consist of common stock of certain publicly-traded gaming companies. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these securities are considered available-for-sale securities and are carried at fair value (cost at December 31, 1994 was $5,846) with unrealized gains or losses reported net of tax, as a credit or charge to retained earnings. Gross unrealized gains and losses of securities held at December 31, 1994 were $219 and $34, respectively. Gross realized gains and losses on sales of available-for-sale equity securities totalled $11,884 and $78, respectively, for the year ended December 31, 1994. The cost of securities sold is determined on the specific identification method.

Inventories

     Inventories of provisions and supplies are stated at the lower of cost (first-in, first-out basis) or market, which approximates replacement cost.

Property and equipment

     Depreciation of property and equipment is provided principally on the straight-line method over the estimated economic lives of the related assets and the terms of the applicable leases for leasehold improvements. Depreciation expense was $68,938, $44,112 and $42,224 for 1994, 1993 and 1992, respectively.

Deferred finance costs

     Deferred finance costs are amortized over the terms of the related debt using the bonds outstanding method. Included in "Other assets" at December 31, 1994 and 1993 were deferred finance costs of $36,528 and $32,505, respectively, net of accumulated amortization of $6,105 and $9,044, respectively.

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

Gaming development costs

     Gaming development costs include consulting and legal fees, design and architectural costs, application and licensing fees and salaries incurred in connection with the pursuit and development of new gaming projects in various jurisdictions. These costs are expensed as incurred until such time as a particular opportunity is determined to be viable, generally when the Company has been selected as the operator of a new gaming facility or a gaming license has been granted to the Company, at which time the costs are classified as pre-opening costs.

Pre-opening costs

     Personnel, marketing and other operating costs that are directly associated with the opening of new casinos are capitalized as pre-opening costs and amortized to expense over the first two calendar quarters of operations. Included in "Other assets" at December 31, 1994 and 1993 were pre-opening costs of $1,740 and $3,653, respectively.

Intangible assets

     Intangible assets consist principally of cost in excess of net assets of acquired businesses (goodwill) and are being amortized on the straight-line method over periods ranging up to forty years from the dates of acquisition.

     The Company evaluates quarterly whether the remaining estimated useful life of goodwill may warrant revision or the remaining balance of goodwill may not be recoverable, generally considering expectations of future profitability and cash flows (undiscounted and without interest charges) for each subsidiary having goodwill of significance. If the sum of a subsidiary's expected future cash flows was less than the carrying amount of that subsidiary, an impairment loss would be recognized equal to the amount by which the carrying amount of that subsidiary exceeded its fair value. The Company believes that no impairment of goodwill exists at December 31, 1994.

Revenue recognition

     Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Operating revenues exclude the retail value of complimentary food, beverages and hotel services furnished to customers, which were $99,558, $71,261 and $69,177 for 1994, 1993 and 1992, respectively. The estimated costs of providing such complimentary services, which are classified as casino expenses through interdepartmental allocations from the departments granting the services, were as follows:

                                                                 1994        1993         1992
                                                                -------     -------     --------
Rooms.........................................................  $15,601     $10,010     $  9,576
Food and beverages............................................   53,356      40,541       33,527
Other.........................................................    6,958       5,577        4,012
                                                                -------     -------     --------
                                                                $75,915     $56,128     $ 47,115
                                                                =======     =======      =======

Income taxes

     Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

years to apply the provisions of SFAS No. 109. The cumulative effect on prior years of this change in accounting for income taxes was a charge of $28,197 ($.61 per share).

ABANDONMENT LOSS

     On February 9, 1995, Bally's Mississippi entered into a venture agreement with Lady Luck Gaming Corporation ("Lady Luck") under which Bally's Mississippi has relocated its dockside casino from Mhoon Landing to Lady Luck's site in Robinsonville, Mississippi (which is presently the closest gaming site to Memphis) and contributed the dockside casino and related assets to the venture. The Robinsonville site presently includes a 238-room hotel (contributed by Lady
Luck) and is expected to be developed to include a restaurant, an entertainment lounge, administrative facilities and additional parking, all of which are expected to cost approximately $10,000. Bally's Mississippi, through an affiliate which is general manager of the venture, plans to commence casino operations at the Robinsonville site in November 1995. Bally's Mississippi, which is the majority owner of the venture, is committed to provide financing up to $5,000 in the event that third-party financing cannot be obtained.

     In connection with the venture agreement, Bally's Mississippi ceased operations at Mhoon Landing on February 9, 1995 and will terminate its land lease later in 1995, at which time the land-based building and related leaseholds will become property of the lessor. In addition, certain other assets were not recoverable upon relocation. As a result, Bally's Mississippi wrote down unrecoverable assets and recognized a charge of $13,100 at December 31, 1994, which represents the cost (net of accumulated depreciation) of assets to be abandoned.

EXTRAORDINARY ITEMS

     In 1994, Bally's Park Place, Inc. ("Bally's Park Place") completed a refinancing of its debt which resulted in an extraordinary loss of $20,735, net of income taxes of $14,137. See "Long-term debt." Also in 1994, the Company purchased $7,400 principal amount of public debt securities (discount notes) not related to sinking fund requirements for $4,456 in cash, which resulted in an extraordinary gain of $340, net of income taxes of $183.

     In 1993, three other subsidiaries of the Company completed refinancings of their debt which, in the aggregate, resulted in the issuance of over $700,000 principal amount of public debt securities. These refinancings resulted in an extraordinary loss totalling $8,490, net of income taxes of $5,092 and minority interests of $412.

     In 1992, the Company utilized tax loss carryforwards to offset taxable income principally arising from the sale of Bally Gaming International, Inc. ("Gaming") common stock in July 1992 and the related tax benefit of $10,605 has been reflected as an extraordinary credit. See "Discontinued operations." Also in 1992, the Company purchased $11,471 principal amount of public debt securities not related to sinking fund requirements for 952,697 shares of Bally Common Stock, par value 66 2/3c per share ("Common Stock") and $7,900 in cash, which resulted in an extraordinary gain of $612, net of income taxes of $329.

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share is computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during each year (46,897,196 in 1994, 46,558,856 in 1993 and 41,110,353 in 1992).
Common stock equivalents, which represent the dilutive effect of the assumed exercise of certain outstanding stock options, increased the weighted average number of shares outstanding by 1,645,348 in 1992. The assumed exercise of outstanding stock options was not applicable in 1994 or 1993.

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

ACQUISITION OF BALLY'S GRAND, INC.

     On August 20, 1993 (the "Effective Date"), the Fifth Amended Plan of Reorganization (the "Chapter 11 Plan") of Bally's Grand, Inc. (a company originally acquired by Bally in 1986 which owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Las Vegas") became effective and Bally's Grand, Inc. emerged from bankruptcy. For almost two years prior thereto, Bally's Grand, Inc. operated its business and managed its properties as a debtor-in-possession under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). On the Effective Date, Bally relinquished all of its equity interest in Bally's Grand, Inc. and Bally's net intercompany receivable from Bally's Grand, Inc. was cancelled and extinguished. Bally's investment in and advances to Bally's Grand, Inc. were written down to zero in 1990. Also, Bally did not provide any type of guarantee or commitment to Bally's Grand, Inc. nor did it assume any other obligation of Bally's Grand, Inc. in connection with the Chapter 11 Plan. Accordingly, the Company did not reflect any equity in earnings of Bally's Grand, Inc. for the period from January 1, 1992 through the Effective Date.

     During 1993, two subsidiaries of Bally acquired 5,215,678 shares (approximately 50% of the shares then outstanding) of reorganized Bally's Grand, Inc. common stock in several transactions in exchange for $41,714 in cash and 1,752,400 shares of Gaming common stock. Bally's Grand, Inc. has been consolidated since December 1, 1993 as a result of Bally's controlling interest. From September 29, 1993 (the date a cumulative 20% equity interest in reorganized Bally's Grand, Inc. was attained) through November 30, 1993, Bally's investment in Bally's Grand, Inc. was recorded on the equity method of accounting. The equity in earnings of reorganized Bally's Grand, Inc. recognized during that period was $786.

     During 1994, Bally's Grand, Inc. repurchased 1,439,681 shares of its common stock in several transactions for a total cash consideration of $17,080. In addition, in December 1994, a subsidiary of Bally purchased 752,676 shares of reorganized Bally's Grand, Inc. common stock from an executive officer of Bally in exchange for cumulative exchangeable preferred stock of that subsidiary. See "Minority interests."

     Collectively, as a result of the transactions described above, Bally owns approximately 65% of the Bally's Grand, Inc. common shares outstanding at December 31, 1994. The acquisitions of Bally's Grand, Inc. common stock have been recorded using the purchase method of accounting and the excess of the purchase price over the estimated fair value of net assets acquired of $26,363 is being amortized using the straight-line method over 20 years.

     Certain employees of Bally and certain of its subsidiaries are involved in the management and operations of Bally's Grand, Inc. For services provided to Bally's Grand, Inc. prior to the Effective Date, Bally was paid $1,427 and $2,247 during 1993 and 1992, respectively. Following the Effective Date, such services, among other things, are provided to reorganized Bally's Grand, Inc. under a management agreement pursuant to which a subsidiary of Bally receives $3,000 annually.

     The following unaudited pro forma summary consolidated results of operations of the Company for 1993 and 1992 have been prepared to give effect to the acquisition of the controlling interest in reorganized Bally's Grand, Inc. as if the acquisition had occurred as of the beginning of each of the years presented. These pro forma results have been prepared for comparative purposes only and do not purport to present what the Company's results of operations would actually have been if the acquisition had in fact occurred at such dates or to project the Company's results of operations for any future year. In addition, the pro forma summary consolidated results of operations of the Company include adjustments to the historical results of operations of Bally's Grand, Inc. which principally reflect: (i) the elimination of the operating results of the casino hotel resort formerly known as "Bally's Reno," (ii) the elimination of the reorganization items of Bally's Grand, Inc., (iii) the effects of transactions related to the reorganization of Bally's Grand, Inc. pursuant to the Chapter 11 Plan, (iv) the effects of the adoption of "fresh-start reporting" and (v) the income tax effects of

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

the pro forma adjustments. The pro forma summary consolidated results of operations are based upon available information and upon certain assumptions that management believes are reasonable.

                                                                         1993           1992
                                                                      ----------     ----------
Revenues............................................................  $  867,952     $  803,829
Operating income....................................................     143,048        117,641
Income (loss) from continuing operations............................      11,571           (233)
Net income (loss)...................................................     (46,707)        11,585
Per common and common equivalent share:
  Income (loss) from continuing operations..........................  $      .19     $     (.07)
  Net income (loss).................................................       (1.06)           .21

ACCRUED LIABILITIES

                                                                         1994           1993
                                                                      ----------     ----------
Payroll and benefit-related liabilities.............................  $   40,213     $   38,721
Interest............................................................      29,179         40,299
Other...............................................................      44,598         37,207
                                                                      ----------     ----------
                                                                      $  113,990     $  116,227
                                                                      ==========     ==========

LONG-TERM DEBT

     The carrying amounts of the Company's long-term debt at December 31, 1994 and 1993 are as follows:

                                                                         1994           1993
                                                                      ----------     ----------
Bally:
  6% Convertible Subordinated Debentures due 1998...................  $   15,715     $   18,969
  10% Convertible Subordinated Debentures due 2006..................      80,000         85,000
Bally's Casino Holdings, Inc.:
  Senior Discount Notes due 1998....................................     149,281        139,418
Bally's Park Place:
  9 1/4% First Mortgage Notes due 2004..............................     425,000
  11 7/8% First Mortgage Notes due 1999.............................                    350,000
  Revolving credit agreement........................................                      2,000
GNAC, CORP.:
  10 5/8% First Mortgage Notes due 2003 (less unamortized discount
     of $1,824 and $1,873)..........................................     273,176        273,127
Bally's Grand, Inc.:
  10 3/8% First Mortgage Notes due 2003.............................     315,000        315,000
Bally's Casino*Lakeshore Resort:
  Construction loan.................................................       4,358
Other secured and unsecured obligations.............................       3,660          2,771
                                                                      ----------     ----------
Total long-term debt................................................   1,266,190      1,186,285
Current maturities of long-term debt................................      (7,200)        (7,631)
                                                                      ----------     ----------
Long-term debt, less current maturities.............................  $1,258,990     $1,178,654
                                                                      ==========     ==========

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     The Bally 6% Convertible Subordinated Debentures due 1998 (the "6% Debentures") require annual sinking fund payments of $2,587 through 1997, which will retire 75% of these debentures prior to maturity. The Company may redeem these debentures at any time, in whole or in part, without premium. At any time prior to maturity or redemption, these debentures are convertible into Common Stock (current conversion price of $28.99 per share, subject to adjustment for certain subsequent changes in the Company's capitalization). In 1994, the Company purchased $3,254 principal amount of these debentures to satisfy the 1994 and a portion of the 1995 sinking fund requirement, which resulted in a pre-tax gain of $441 (included in "Other revenues").

     The Bally 10% Convertible Subordinated Debentures due 2006 (the "10% Debentures") require annual sinking fund payments of $5,000 through 2005, which will retire 75% of these debentures prior to maturity. The Company may redeem these debentures at any time, in whole or in part, with premiums ranging from 1.29% at December 31, 1994 to zero in December 1996 and thereafter. At any time prior to maturity or redemption, these debentures are convertible into Common Stock (current conversion price of $32.68 per share, subject to adjustment for certain subsequent changes in the Company's capitalization). In 1994, the Company purchased $5,000 principal amount of these debentures to satisfy the 1994 sinking fund requirement, which resulted in a pre-tax gain of $794 (included in "Other revenues").

     The payment of the 6% Debentures and 10% Debentures is subordinated to the prior payment, in full, of all senior indebtedness of Bally, as defined (approximately $39,000 at December 31, 1994). In addition, almost all of the Company's business is conducted through subsidiaries and claims of creditors of subsidiaries are effectively senior to these debentures.

     The Bally's Casino Holdings, Inc. ("Casino Holdings") $220,000 principal amount of Senior Discount Notes due 1998 (the "Senior Discount Notes") were issued at a discount to yield an interest rate of 10 1/2%. The Senior Discount Notes are not subject to any sinking fund requirement, but may be redeemed at any time, in whole or in part, at their accreted value plus a "make-whole premium," as defined. In addition, on or before June 15, 1996, a portion of the Senior Discount Notes may be redeemed with premiums ranging from 6.4% of the accreted value at December 31, 1994 to 4.8% of the accreted value on June 15, 1996 out of the proceeds of an initial public offering by Casino Holdings if such offering were to occur, provided that at least $154,000 principal amount of the Senior Discount Notes remains outstanding after the redemption. The Senior Discount Notes are effectively subordinated to all liabilities and guarantees of Casino Holdings' subsidiaries, which were approximately $881,000 at December 31, 1994.

     In March 1994, a subsidiary of Bally's Park Place issued $425,000 principal amount of 9 1/4% First Mortgage Notes due 2004 (the "9 1/4% Notes"). The 9 1/4% Notes are not subject to any sinking fund requirement, but may be redeemed beginning March 1999, in whole or in part, with premiums ranging from 4.5% in 1999 to zero in 2002 and thereafter. In addition, on or before March 15, 1997, a portion of the 9 1/4% Notes may be redeemed at a premium of 9.25% out of the proceeds of one or more public equity offerings by Bally's Park Place or Casino Holdings if such offerings were to occur, provided that at least $100,000 principal amount of the 9 1/4% Notes remains outstanding after the redemption. The 9 1/4% Notes are secured by a first mortgage on and security interest in substantially all property and equipment at Bally's Park Place, which had a net book value of approximately $483,000 at December 31, 1994. Bally's Park Place used the net proceeds from the sale of the 9 1/4% Notes to purchase and retire certain of its 11 7/8% First Mortgage Notes due 1999 (the "11 7/8% Notes"), defease the remaining 11 7/8% Notes at a price of 104.45% of their principal amount plus accrued interest through the redemption date, thereby satisfying all obligations thereunder, and pay dividends of $30,214 to Casino Holdings. In connection with the sale of the 9 1/4% Notes, Bally's Park Place terminated its former credit facility and entered into an agreement for a new $50,000 revolving credit facility which expires on December 31, 1996, at which time all amounts outstanding become due. The new credit facility provides for interest on borrowings payable, at the option of Bally's Park Place, at the agent bank's prime rate

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

or the LIBOR rate plus 2%, each of which increases as the balance outstanding increases. The new credit facility is secured by a pari passu lien on the collateral securing the 9 1/4% Notes. Bally's Park Place pays a fee of 1/2% on the unused commitment and the entire credit line was available at December 31, 1994.

     The GNAC, CORP. 10 5/8% First Mortgage Notes due 2003 (the "10 5/8% Notes") were issued at a discount to yield an interest rate of 10 3/4%. The 10 5/8% Notes are not subject to any sinking fund requirement, but may be redeemed beginning April 1998, in whole or in part, with premiums ranging from 5.25% in 1998 to zero in 2001 and thereafter. The 10 5/8% Notes are secured by a first mortgage on and security interest in substantially all property and equipment of GNAC, CORP.'s casino hotel resort in Atlantic City known as "The Grand," which had a net book value of approximately $279,000 at December 31, 1994. GNAC, CORP. has a $20,000 revolving credit facility expiring on December 31, 1996 which provides for interest on borrowings at the rate of 1% above the agent bank's prime rate and is secured by a pari passu lien on the collateral securing the 10 5/8% Notes. GNAC, CORP. pays a fee of 1/2% on the unused commitment and the entire credit line was available at December 31, 1994.

     The Bally's Grand, Inc. 10 3/8% First Mortgage Notes due 2003 (the "10 3/8% Notes") are not subject to any sinking fund requirement, but may be redeemed beginning December 1998, in whole or in part, with premiums ranging from 5.19% in 1998 to zero in 2001 and thereafter. In addition, on or before December 15, 1996, a portion of the 10 3/8% Notes may be redeemed at a premium of 9.375% out of the proceeds of one or more public equity offerings by Bally's Grand, Inc. if such offerings were to occur, provided that at least $100,000 principal amount of the 10 3/8% Notes remains outstanding after the redemption. The 10 3/8% Notes are secured by a first priority lien on the fee interests in the approximately thirty-acre site comprising Bally's Las Vegas and by a security interest in certain personal property of Bally's Grand, Inc., which together had a net book value of approximately $340,000 at December 31, 1994.

     In June 1994, Bally's Casino*Lakeshore Resort, which in 1995 commenced the operation of a riverboat gaming facility in New Orleans, Louisiana ("Bally's New Orleans"), entered into an agreement (as amended) for a construction loan generally not to exceed $23,183. The construction loan provided for interest on borrowings at the rate of 1% above a bank's stated prime rate (9.5% at December 31, 1994) and was guaranteed by Bally. Borrowings under the construction loan were used by Bally's New Orleans to fund a substantial portion of the payments for construction of the riverboat casino. Also in June 1994, Bally's New Orleans received a commitment from another lender that enabled Bally's New Orleans to replace the borrowings outstanding under the construction loan with a five-year term loan upon completion of the riverboat casino.

     Other secured and unsecured obligations are payable through 2018 and are collateralized by land, buildings and equipment which have a net book value of approximately $3,000 at December 31, 1994. Interest rates on other secured and unsecured obligations averaged 7% at December 31, 1994. For 1994 and 1992, the weighted average interest rate on short-term borrowings was 7.9%, and 6.5%, respectively. There were no short-term borrowings in 1993.

Dividend and other restrictions

     Each of Bally's principal subsidiaries presently have debt covenants which limit the payment of dividends to Bally. The New Jersey Casino Control Commission (the "New Jersey Commission") requires, among other things, that dividends paid by Bally's Park Place to Casino Holdings which are not paid pursuant to a net income test (generally limited to 50% of Bally's Park Place's aggregate consolidated net income, as defined, earned since April 1, 1994) receive prior approval from the New Jersey Commission. The indenture for the 9 1/4% Notes limits dividends that are not paid pursuant to the net income test to $50,000 in the aggregate, of

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

which $25,000 was paid in 1994. At December 31, 1994, $2,059 was available to be paid by Bally's Park Place to Casino Holdings under the net income test.

     Under the terms of the Senior Discount Notes, dividends received by Casino Holdings other than from Bally's Park Place are not available to be paid to Bally unless available pursuant to a net income test (generally limited to 50% of Casino Holdings' consolidated net income exclusive of income attributable to Bally's Park Place). At December 31, 1994, no amounts were available for the payment of dividends to Bally under such net income test. However, any dividends paid by Bally's Park Place to Casino Holdings pursuant to the net income test may be declared as a dividend by Casino Holdings and paid to Bally. Under the terms of the indenture for the 10 3/8% Notes, $2,614 was available as of December 31, 1994 for the payment of dividends by Bally's Grand, Inc. Dividends to Bally from subsidiaries other than Bally's Park Place are not presently expected during 1995.

     The indentures for Bally's debt do not contain cross-default provisions. However, the indentures and credit agreements related to the indebtedness of certain of Bally's subsidiaries require, among other things, that these subsidiaries maintain certain financial ratios and restrict the amount of additional indebtedness that can be incurred.

     Except for Bally's New Orleans' construction loan, Bally has not guaranteed the payment of principal or interest under the publicly traded debt securities and credit agreements of its subsidiaries.

Annual maturities

     Aggregate annual maturities of long-term debt for the five years after December 31, 1994 are as follows:

                                                   1995      1996      1997       1998       1999
                                                  -------   -------   -------   --------   --------
Bally............................................ $ 6,920   $ 7,587   $ 7,587   $ 13,621   $  5,000
Casino Holdings..................................                                212,600
Other............................................     280       304       535         53         55
                                                  -------   -------   -------   --------   --------
                                                  $ 7,200   $ 7,891   $ 8,122   $226,274   $  5,055
                                                  =======   =======   =======   ========   ========

Fair value

     The fair value of the Company's long-term debt at December 31, 1994 and 1993 was $1,033,222 and $1,205,534, respectively. The fair value of publicly held debt securities is based on quoted market prices. The fair value of borrowings under revolving credit agreements and of other secured and unsecured obligations approximates their carrying amount. The fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange.

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

INCOME TAXES

     The income tax provision (benefit) applicable to income (loss) from continuing operations before income taxes and minority interests consists of the following:

                                                               1994         1993         1992
                                                             --------     --------     --------
Current:
  Federal..................................................  $ 20,426     $ 28,536     $(12,365)
  State....................................................     4,332        3,860          605
                                                             --------     --------     --------
                                                               24,758       32,396      (11,760)
Deferred:
  Federal..................................................   (22,879)     (27,716)       3,494
  State....................................................     1,121          655        1,040
                                                             --------     --------     --------
                                                              (21,758)     (27,061)       4,534
                                                             --------     --------     --------
                                                             $  3,000     $  5,335     $ (7,226)
                                                             ========     ========     ========

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1993, along with their classification, are as follows:

                                                            1994                         1993
                                                  ------------------------     ------------------------
                                                   ASSETS      LIABILITIES      ASSETS      LIABILITIES
                                                  --------     -----------     --------     -----------
Expenses which are not currently deductible for
  tax purposes:
     Bad debts..................................  $  7,442      $              $  7,545      $
     Other......................................    35,088                       51,902
Depreciation and capitalized costs..............                  169,314                      179,928
Basis difference of investments.................                   27,067                       24,154
Federal and state carryforwards.................   119,178                      115,735
Other, net......................................                   31,440                       62,953
                                                  --------      ---------      --------      ---------
                                                   161,708      $ 227,821       175,182      $ 267,035
                                                                =========                    =========
Valuation allowance.............................   (70,439)                     (77,982)
                                                  --------                     --------
                                                  $ 91,269                     $ 97,200
                                                  ========                     ========
Current.........................................  $ 16,760      $     461      $ 23,575      $   1,522
Long-term.......................................    74,509        227,360        73,625        265,513
                                                  --------      ---------      --------      ---------
                                                  $ 91,269      $ 227,821      $ 97,200      $ 267,035
                                                  ========      =========      ========      =========

     The deferred income tax provision for the year ended December 31, 1992, which was determined pursuant to Accounting Principles Board Opinion No. 11, arose from the tax effect of timing differences primarily related Alternative Minimum Tax ("AMT") credits and basis difference in Gaming common stock offset, in part, by debt discharge income.

     Based on federal income tax returns as filed, as adjusted for certain agreements with the Internal Revenue Service ("IRS"), the Company had federal loss and AMT credit carryforwards at December 31, 1994 of

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

approximately $343,000 and $20,000, respectively. A substantial portion of such carryforwards may no longer be available to Bally upon consummation of the spin-off of Bally's Health & Tennis (the "Spin-off"). See "Discontinued operations" included elsewhere herein. The Company's federal loss carryforwards begin to expire in 2006 and fully expire in 2009, and the Company's AMT credits have no expirations. In addition, the Company has substantial state tax loss carryforwards which begin to expire in 1995 and fully expire in 2009. Because of complex issues involved in the Company's tax situation and the Company's present expectations of the ultimate resolution of such issues, the Company has provided a valuation allowance for a substantial portion of the federal and state loss carryforwards and a portion of its AMT credits.

     A reconciliation of the income tax provision (benefit) with amounts determined by applying the U.S. statutory tax rate to income (loss) from continuing operations before income taxes and minority interests is as follows:

                                                                 1994        1993        1992
                                                                -------     -------     -------
Provision (benefit) at U.S. statutory tax rate (35% in 1994
  and 1993 and 34% in 1992)...................................  $ 2,127     $ 5,275     $(2,472)
Add (deduct):
  State income taxes, net of related federal income tax
     benefit..................................................    3,433       2,393         999
  Nondeductible expenses --
     Amortization and depreciation............................    1,247       1,140       2,787
     Other....................................................    1,549
  Effect of change in state (1994) and U.S. (1993) statutory
     tax rates on deferred tax balances.......................     (452)      1,492
  Prior years' taxes and related changes in the valuation
     allowance................................................   (5,327)     (5,348)     (8,794)
  Other, net..................................................      423         383         254
                                                                -------     -------     -------
Income tax provision (benefit)................................  $ 3,000     $ 5,335     $(7,226)
                                                                =======     =======     =======

MINORITY INTERESTS

     At December 31, 1994, minority interests represents: (i) the 35% share in the Bally's Grand, Inc. common stockholders' equity that Bally does not own and
(ii) the $10,161 redemption value/liquidation preference of the preferred stock of a Bally subsidiary that was issued to an executive officer of Bally in December 1994 in connection with the acquisition of Bally's Grand, Inc. common stock from that officer. The subsidiary preferred stock has cumulative annual dividend requirements of $572 and can be exchanged at any time through 2001 (date the subsidiary must redeem the preferred stock) at the option of the holder for 1,505,405 shares of Common Stock (lesser amounts can be exchanged in the same ratio). In addition, at any time on or after June 30, 1997, the preferred stock may be redeemed for cash at the option of either the subsidiary or the holder.

STOCKHOLDERS' EQUITY

Preferred stock

     The Series B Junior Participating Preferred Stock, par value $1 per share (the "Series B Junior Stock"), if issued, will have a minimum preferential quarterly dividend of $5 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared on shares of Common Stock. Each share of Series B Junior Stock will have 100 votes, voting together with Common Stock, except as Delaware law may otherwise provide. In the event of liquidation, the holders of Series B Junior Stock will receive a preferred liquidation

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of Common Stock.

     The Series D Convertible Exchangeable Preferred Stock, par value $1 per share (the "Preferred Stock"), with a face value of $34,725 as of December 31, 1994, bears a dividend rate of 8%. The holders of Preferred Stock do not have voting rights, except that the holders would have the right to elect two additional directors of Bally if dividends on the Preferred Stock are in arrears in an amount equal to at least six quarterly dividends and except as Delaware law may otherwise provide. The Preferred Stock is redeemable, in whole or in part, at the option of Bally at $51.20 per share as of December 31, 1994, declining each February 1 in equal annual amounts to $50 per share on and after February 1, 1997, in each case plus accrued and unpaid dividends. The Preferred Stock is convertible into Common Stock at a price of $25 per share, equivalent to a conversion rate of two shares of Common Stock for each share of Preferred Stock, subject to adjustment. The Preferred Stock is exchangeable at the option of Bally, in whole but not in part, on any dividend payment date for 8% Convertible Subordinated Debentures due February 1, 2007. In the event of liquidation, the holders of the Preferred Stock will receive a preferred liquidation payment of $50 per share, plus an amount equal to any dividends accrued and unpaid to the payment date, before any distribution is made to holders of junior securities.

Common stock

     At December 31, 1994, shares of Common Stock were reserved for future issuance as follows:

Stock options and awards........................................................    5,921,613
Conversion of 10% Debentures and 6% Debentures..................................    2,990,063
Acquisitions of businesses......................................................    2,000,000
Conversion of preferred stock of Bally and a subsidiary.........................    2,894,399
Other...........................................................................       26,441
                                                                                   ----------
                                                                                   13,832,516
                                                                                   ==========

STOCK PLANS, AWARDS AND RIGHTS

Incentive plans

     In May 1989, the stockholders approved the 1989 Incentive Plan of Bally (the "1989 Plan") for officers and key employees that provides for the grant of stock options, stock appreciation rights ("SARs"), stock depreciation rights ("SDRs") and restricted stock (collectively "Awards"). Through December 31, 1994, 6,022,000 shares of Common Stock were reserved for issuance under the 1989 Plan. An amendment to the 1989 Plan increasing the aggregate number of shares of Common Stock which may be sold or delivered under the 1989 Plan to 8,000,000 shares received stockholder approval in 1995. No Awards may be granted after March 9, 1999.

     The 1989 Plan provides for granting incentive as well as non-qualified stock options. Generally, non-qualified stock options will be granted with an option price equal to the fair market value of the stock at the date of grant. Incentive stock options must be granted at not less than the fair market value of the stock at the date of grant. Option grants generally become exercisable in three equal annual installments commencing one year after the date of grant, but the Compensation and Stock Option Committee (the "Compensation Committee") of the Bally's Board of Directors (the "Board") in its discretion, may alter such terms.

     SARs are rights granted to an officer or key employee to receive shares of stock and/or cash in an amount equal to the excess of the fair market value of the stock on the date the SARs are exercised over the fair market value of the stock on the date the SARs were granted or, at the discretion of the Compensation

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

Committee, the date the option was granted, if granted in tandem with an option granted on a different date. Upon exercise of stock appreciation rights, the optionee surrenders the related option in exchange for payment, in cash, of the excess of the fair market value on the date of surrender over the option price.

     SDRs are rights granted to an officer or key employee in conjunction with an option to receive a payment of stock and/or cash equal to the excess, if any, of the option price of stock acquired on the exercise of the related option over the greater of: (i) the fair market value of the stock, as of the date six months and one day after the option was exercised (or such other date as the Compensation Committee, in its discretion, shall determine), or (ii) if such stock was sold prior to such date, the gross sale proceeds from the sale of such stock. Stock options, SARs and SDRs granted under the 1989 Plan may be exercisable for a term of not more than ten years after the date of grant. At December 31, 1994, no SDRs had been granted and Bally has no current intention of granting SDRs under the 1989 Plan.

     Restricted stock awards are rights granted to an employee to receive shares of stock without payment but subject to forfeiture and other restrictions as set forth in the 1989 Plan. Generally, the restricted stock awarded, and the right to vote such stock or to receive dividends thereon, may not be sold, exchanged or otherwise disposed of during the restricted period. Except as otherwise determined by the Compensation Committee, the restrictions and risks of forfeiture will, after one year from the date of grant, lapse as to not more than 20% of the stock originally awarded, after two years lapse as to an aggregate of not more than 40% of the stock originally awarded, and after three years shall lapse as to all the stock originally awarded. There have been no restricted stock awards granted under this plan since 1989 and there are no shares outstanding with restrictions under this plan at December 31, 1994.

     In May 1994, the stockholders approved the 1993 Non-Employee Directors' Stock Option Plan of Bally (the "1993 Plan"). The 1993 Plan provides for the grant of non-qualified stock options to purchase an aggregate of 120,000 shares of Common Stock to directors of the Company who are not officers or key employees of Bally or any of its subsidiaries. Under this plan, stock options are granted with an option price equal to the fair market value of the stock on the date of grant. Option grants generally become exercisable in three equal annual installments commencing one year after the date of grant, with such options expiring ten years after the date of grant. No options may be granted under this plan after October 13, 1998.

     The Company also has a non-qualified and incentive stock option and stock appreciation rights plan for officers and key employees (the "1985 Plan") which has been terminated except as to options and stock appreciation rights outstanding, all of which are vested.

     A summary of 1994 stock option activity under the 1989 Plan, the 1993 Plan and the 1985 Plan is as follows:

                                                                                SHARES
                                                                        -----------------------
                                                                                        STOCK
                                                           PRICE          STOCK       APPRECIATION
                                                         PER SHARE       OPTIONS       RIGHTS
                                                        -----------     ---------     -------------
Outstanding at December 31, 1993......................  $1.75-22.50     4,194,606       508,334
Granted...............................................         6.75     1,952,000
Exercised.............................................    3.88-6.75       (34,737)
Cancelled or expired..................................   1.75-15.50      (459,428)
                                                                        ---------       -------
Outstanding at December 31, 1994......................   1.75-22.50     5,652,441       508,334
                                                                        =========       =======

     At December 31, 1994, options on 2,566,662 shares were exercisable and 106,620 shares and 80,000 shares were reserved for future grants under the 1989 Plan and 1993 Plan, respectively. Outstanding options at December 31, 1994 expire between 1995 and 2004.

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     In May 1994, the stockholders approved Bally's Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan provides for the purchase of Common Stock by eligible employees (as defined) electing to participate in the plan. The stock can generally be purchased every six months at a price equal to the lesser of: (i) 85% of the fair market value of the stock on the date when a particular offering begins or (ii) 85% of the fair market value of the stock on the date when a particular offering terminates. On each offering made under the Stock Purchase Plan, each eligible employee electing to participate in the Stock Purchase Plan will automatically be granted shares of Common Stock equal to the number of full shares which may be purchased from the employee's elected payroll deduction, with a maximum payroll deduction equal to 10% of eligible compensation, as defined. The first offering under this plan commenced on July 1, 1994 and the last offering terminates on June 30, 2004. During 1994, 117,448 shares of Common Stock were purchased by employees electing to participate in the Stock Purchase Plan. At December 31, 1994, 82,552 shares of Common Stock were reserved for future purchases under the Stock Purchase Plan. Since the Stock Purchase Plan is noncompensatory, no expense has been recorded by the Company.

Awards of subsidiary stock

     The Bally's Grand, Inc. Incentive Stock Plan is a general incentive stock award plan for the benefit of its officers which provides for the grant of stock awards for no consideration. During 1993, Bally's Grand, Inc. awarded 600,000 shares of its common stock, of which 300,000 shares were awarded through an outright grant and were subsequently acquired by a subsidiary of Bally at their fair market value. The remaining 300,000 shares were awarded subject to certain restrictions and forfeiture if the participant's employment with Bally's Grand, Inc. terminates before the restrictions lapse (forfeitures occurred in both 1994 and 1993). The restrictions applicable to these 300,000 shares lapse as to approximately one-third of the shares awarded on each of December 31, 1993, 1994 and 1995, and Bally's Grand, Inc. acquired 180,175 of these shares at their fair market value during 1994. The fair value of restricted shares awarded is amortized to expense over the period the restrictions lapse. Pursuant to this stock plan, forfeited shares are available to be awarded again. As of December 31, 1994, there were 37,800 shares of Bally's Grand, Inc. common stock available for award under this plan.

Rights to purchase preferred stock

     One preferred stock purchase right is attributable to each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase for $60 one 1/100th of a share of Series B Junior Stock. The rights are not exercisable or transferable apart from the stock until the occurrence of one of the following: (i) ten days after the date ("Stock Acquisition Date") of a public announcement by a person or a group of beneficial ownership of 20% or more of Common Stock (an "Acquiring Person"), (ii) ten business days after a public announcement by a person or group of a tender offer for 30% or more of Common Stock, or (iii) the occurrence of a Flip-In Event. A Flip-In Event is any of: (i) a final court or administrative order finding that a person or group having beneficial ownership of 10% or more of Common Stock (a "10% Stockholder") has violated Nevada or New Jersey gaming, casino or similar laws in connection with such 10% Stockholder's interest in the Company, (ii) the failure of a 10% Stockholder to eliminate or reduce to an acceptable level its beneficial ownership of Common Stock within 20 days after a final court or administrative order finding that such 10% Stockholder is unsuitable or unqualified to hold its interest in the Company, (iii) the acquisition by a person or group of 20% or more of Common Stock without having obtained prior Nevada Gaming Commission approval to acquire control of the Company, and (iv) the consummation of certain "self-dealing" transactions between an Acquiring Person and the Company, including a merger with an Acquiring Person in which Bally is the surviving corporation and Common Stock is not changed or exchanged. Upon the occurrence of a Flip-In Event, each right, other than those held by the Acquiring Person or 10% Stockholder causing such occurrence, will entitle the holder to purchase shares of Common Stock or, in

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

certain cases, other assets or securities of the Company having a value of $120 for $60. In the event that the Company is acquired in a merger or other business combination transaction (other than a merger with an Acquiring Person in which the Company is the surviving corporation and Common Stock is not changed or exchanged) or 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right shall have the right to receive, upon exercise, common stock of the acquiring company having a calculated value equal to twice the purchase price of the right. The rights, which do not have voting privileges, are subject to adjustment to prevent dilution, expire on December 4, 1996 and may be redeemed by the Company at a price of five cents per right at any time until 20 days (subject to extension by the Board) following the Stock Acquisition Date.

EMPLOYEE BENEFIT PLANS

     Bally and certain subsidiaries have defined contribution plans that provide retirement benefits for eligible non-union employees. Eligible employees may elect to participate by contributing a percentage of their pre-tax earnings to the plans. Employee contributions to the plans, up to certain limits, are matched in various percentages by the Company. The expense applicable to continuing operations for the Company's defined contribution plans was $5,602, $4,299 and $3,724 for 1994, 1993 and 1992, respectively.

     In addition, Bally and Bally's Park Place have noncontributory supplemental executive retirement plans for certain key executives. Normal retirement under these plans is age 60 to 65 and participants receive benefits based on years of service and compensation. Pension costs of these plans are unfunded except for one executive's benefits which are funded through annual contributions to a trust. Net periodic pension cost for these plans was $2,387, $4,482 and $1,627 for 1994, 1993 and 1992, respectively. The accrued pension liability related to the unfunded supplemental executive retirement plans in the consolidated balance sheet (principally classified as long-term) was $10,832 and $9,994 at December 31, 1994 and 1993, respectively. The weighted average discount rate and rate of increase in future compensation levels used in determining actuarial present value of the projected benefit obligations were 6.1% and 6.0% in each of 1994 and 1993, respectively, and 8.1% and 6.0% in 1992, respectively.

     Certain employees of the Company's casinos are covered by union-sponsored, collectively bargained, multi-employer defined benefit pension plans. The contributions and charges to expense for these plans were $4,255, $1,314 and $942 in 1994, 1993 and 1992, respectively.

DISCONTINUED OPERATIONS

     On June 28, 1994, the Board approved the Spin-off, which is expected to be accomplished by a stock dividend to Bally's stockholders of all shares of Bally's Health & Tennis owned by Bally. The Spin-off is expected to be completed on or about December 31, 1995. As a result of the Board's action regarding the Spin-off, the Company recorded a charge in June 1994 of $23,731, net of income taxes of $4,071, to provide for estimated operating losses until disposal.

     Bally's Health & Tennis' fitness centers primarily offer a dues membership, which permits members, after paying initial membership fees, to continue membership on a month-to-month basis as long as monthly dues payments are made. Revenues related to dues memberships recorded at the time of sale are limited to the portion allocable to the initial membership fee. Dues memberships also require the members to make monthly payments for services provided at which time the revenue is recorded. In certain instances, memberships are sold whereby dues may be waived for periods ranging up to thirty-six months, in which case a portion of the initial membership fee is considered a service fee. The service fee portion of such memberships is recorded as deferred revenues and is realized over the term of the memberships. Prepaid dues and renewal revenues are recorded in a similar manner. This policy approximates the "selling and service" method, which provides for a

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

profit being reported for both the selling and service functions. A substantial portion of new membership revenues are collected in installments over periods ranging up to thirty-six months. Installment contracts bear interest at, or are adjusted for financial accounting purposes at the time the contracts are sold to, rates for comparable consumer financing contracts. Unearned finance charges are amortized over the term of the contracts on the sum-of-the-months-digits method which approximates the interest method.

     The Company's investment in and receivables from discontinued operations at December 31, 1994 and 1993 consists of:

                                                                          1994         1993
                                                                        --------     --------
Investment in fitness centers segment.................................  $229,438     $258,898
Income taxes receivable from fitness centers segment..................    52,990       85,474
Other receivables from fitness centers segment........................     8,584        9,788
                                                                        --------     --------
                                                                        $291,012     $354,160
                                                                        ========     ========

     Summarized financial information of the fitness centers segment is as follows:

                                                                             DECEMBER 31
                                                                        ---------------------
                                                                          1994         1993
                                                                        --------     --------
Financial position --
  Current assets......................................................  $186,491     $208,282
  Property and equipment, net.........................................   381,973      415,002
  Total assets........................................................   841,384      924,555
  Current liabilities.................................................   240,256      213,498
  Long-term debt, less current maturities.............................   289,711      305,735
  Total liabilities...................................................   611,946      665,657
  Total equity........................................................   229,438      258,898

                                                                 YEARS ENDED DECEMBER 31
                                                            ----------------------------------
                                                              1994         1993         1992
                                                            --------     --------     --------
Results of operations --
  Revenues................................................  $661,505     $694,752     $742,884
  Operating income (loss).................................   (36,327)       3,391       25,969
  Loss before extraordinary item and cumulative effect on
     prior years of change in accounting for income
     taxes................................................   (46,091)     (26,245)      (8,984)
  Extraordinary loss on extinguishment of debt............                 (5,999)
  Cumulative effect on prior years of change in accounting
     for income taxes.....................................                 20,711
  Net loss................................................   (46,091)     (11,533)      (8,984)

     Bally's Health & Tennis' revolving credit agreement provides for borrowings of up to $92,500 and letters of credit up to $20,000 (of which $10,592 was outstanding) at December 31, 1994. The commitment under the revolving credit facility (as amended March 17, 1995) is periodically reduced during 1995, 1996 and 1997 in varying amounts totalling $21,875, $25,000 and $45,625, respectively. The rate of interest on the borrowings (9 1/4% at December 31, 1994) is at Bally's Health & Tennis' option, based upon either the agent bank's prime rate plus 2 1/4% or the Euro-dollar rate plus 3 3/4%. Bally's Health & Tennis pays an annual fee of 1 3/4% on outstanding letters of credit and a fee of 1/2% per annum on each of the unused commitments. The amendment dated March 17, 1995 reduces the amount available for letters of credit to $14,375 at June 30, 1995. The

                        BALLY ENTERTAINMENT CORPORATION

            (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

revolving credit agreement, which expires December 31, 1997, is secured by substantially all real and personal property of Bally's Health & Tennis, which had a net book value of approximately $697,000 at December 31, 1994, and a pledge of the stock of Bally's Health & Tennis.

     Bally's Health & Tennis' $200,000 principal amount of 13% Senior Subordinated Notes due 2003 (the "13% Notes") are not subject to any sinking fund requirement, but may be redeemed beginning in January 1998, in whole or in part, with premiums ranging from 6.5% in 1998 to zero in 2000 and thereafter. The payment of the 13% Notes is subordinated to the prior payment in full of all senior indebtedness of Bally's Health & Tennis, as defined (approximately $112,000 at December 31, 1994). The more restrictive covenants under the 13% Notes and the revolving credit agreement permit, but limit, payments of cash dividends and the purchase or retirement of Bally's Health & Tennis common stock. As of December 31, 1994, no amount was available to pay dividends or retire common stock. In addition to limiting dividends, the covenants limit transactions with affiliates and payments to Bally for principal and interest on loans or advances by Bally to Bally's Health & Tennis and for other obligations arising in the ordinary course of business. The covenants also limit the amounts available for capital expenditures and additional borrowings, and require maintenance of certain financial ratios. Certain provisions of the revolving credit agreement applicable to those financial ratios were amended as of March 31, 1994. Amendments on December 22, 1994 and March 17, 1995 modified certain performance covenants under the revolving credit agreement.

     In 1993, the Company disposed of its remaining 1,752,400 shares of Gaming common stock pursuant to stock exchange agreements. This disposition, including the recognition of previously deferred cumulative translation adjustment credits of $2,506, resulted in a gain of $6,215, including an income tax benefit of $1,452. The income tax benefit resulted from the utilization of tax loss carryforwards to offset taxable income arising from this disposition of Gaming common stock. In 1992, the Company sold 4,547,600 shares of Gaming common stock it owned in a public offering and received net proceeds of $51,243 which, including the recognition of previously deferred cumulative translation adjustment credits of $7,922, resulted in a gain of $6,706, net of income taxes of $8,529 and other related costs. As a result of the Company's disposal of its investment in Gaming, the consolidated financial statements reflect Gaming as a discontinued operation. Income from discontinued operations in 1992 also includes equity in earnings of Gaming of $2,879. Gaming's revenues in 1992 were $163,781.

                        BALLY ENTERTAINMENT CORPORATION

                               SUPPLEMENTARY DATA

QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                                               QUARTERS ENDED
                                                ----------------------------------------------------------------------------
                                                    MARCH 31            JUNE 30           SEPTEMBER 30        DECEMBER 31
                                                ----------------    ----------------    ----------------    ----------------
                                                 1994      1993      1994      1993      1994      1993      1994      1993
                                                ------    ------    ------    ------    ------    ------    ------    ------
                                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................... $212.3    $136.1    $238.4    $150.5    $261.3    $173.7    $230.3    $167.9
Operating income...............................   19.2      21.7      42.2      30.8      52.2      44.1      11.5      11.3
Income (loss) from continuing operations.......   (9.7)       .1       6.2       5.2      11.8      11.2     (10.2)     (6.3)
Income (loss) from discontinued operations.....    5.0       3.7     (51.1)     (2.8)               (5.3)              (15.6)
Income (loss) before extraordinary items and
  cumulative effect on prior years of change in
  accounting for income taxes..................   (4.7)      3.8     (44.9)      2.4      11.8       5.9     (10.2)    (21.9)
Extraordinary gain (loss)......................  (20.7)     (8.1)                                               .3       (.4)
Cumulative effect on prior years of change in
  accounting for income taxes..................            (28.2)
Net income (loss)..............................  (25.4)    (32.5)    (44.9)      2.4      11.8       5.9      (9.9)    (22.3)
Per common share:
  Income (loss) from continuing operations..... $ (.23)   $ (.01)   $  .12    $  .10    $  .24    $  .22    $ (.23)   $ (.15)
  Income (loss) from discontinued operations...    .11       .08     (1.09)     (.06)               (.11)               (.33)
  Extraordinary gain (loss)....................   (.44)     (.18)                                                       (.01)
  Cumulative effect on prior years of change in
    accounting for income taxes................             (.61)
  Net income (loss)............................   (.56)     (.72)     (.97)      .04       .24       .11      (.23)     (.49)

---------------

NOTES:

     1. The quarterly consolidated financial information has been presented (after restatement of prior period financial statements) to reflect Bally's Health & Tennis Corporation as a discontinued operation as a result of Bally's plan to spin-off its fitness centers segment. In addition, Bally Gaming International, Inc. ("Gaming") has been reflected as a discontinued operation as a result of the Company's disposition of its remaining investment in September 1993.

     2. Income (loss) from continuing operations for the quarters ended March 31, June 30, September 30 and December 31, 1994 includes charges of $2.5 million ($.05 per share), $.1 million, $2.9 million ($.06 per share) and $5.2 million ($.11 per share), respectively, for costs incurred in the pursuit and development of new gaming projects and for remaining amortization of pre-opening costs.

     3. Income (loss) from continuing operations for the quarters ended September 30 and December 31, 1994 includes a gain from the sale of equity securities (net of taxes and minority interests) of $1.1 million ($.02 per share) and $3.6 million ($.08 per share), respectively.

     4. Loss from continuing operations for the quarter ended December 31, 1994 includes a charge of $8.5 million ($.18 per share) for the write-down of certain assets deemed unrecoverable upon Bally's Tunica, Inc.'s relocation of its operations closer to Memphis, Tennessee.

     5. Loss from discontinued operations for the quarter ended June 30, 1994 includes a charge of $23.7 million ($.51 per share) to provide for estimated operating losses of the Company's fitness center segment until disposal (which is expected to be completed in 1995).

     6. The extraordinary gain (loss) for the quarters ended March 31 and December 31, 1994 are due to early redemptions of debt.

     7. Income (loss) from continuing operations for the quarters ended March 31 and December 31, 1993 includes charges of $.2 million and $2.5 million ($.05 per share), respectively, for costs incurred in the pursuit and development of new gaming projects and for amortization of pre-opening costs.

      8. Income from continuing operations for the quarter ended September 30, 1993 includes a charge of $1.5 million ($.04 per share) as a result of applying the change in the U.S. statutory tax rate from 34% to 35% to deferred tax balances.

      9. Loss from discontinued operations for the quarter ended September 30, 1993 includes a gain of $6.2 million ($.13 per share) from the sale of Gaming common stock.

     10. The extraordinary losses for the quarters ended March 31 and December 31, 1993 are due to early redemptions of debt.

     11. The cumulative effect on prior years of change in accounting for income taxes for the quarter ended March 31, 1993 is a result of the Company changing its method of accounting for income taxes (effective January 1, 1993) as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the financial statements of any prior years to apply the provisions of SFAS No. 109.

     12. The Company's operations are subject to seasonal factors.

                        BALLY ENTERTAINMENT CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                    JUNE 30
                                                                                      1995
                                                                                 --------------
                                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and equivalents.........................................................    $  145,859
  Marketable securities, at fair value.........................................        11,911
  Receivables, less allowances of $13,115......................................        20,305
  Inventories..................................................................         8,690
  Deferred income taxes........................................................        13,862
  Other current assets.........................................................         9,654
                                                                                   ----------
     Total current assets......................................................       210,281
Property and equipment, less accumulated depreciation of $476,299..............     1,240,217
Investment in and receivables from discontinued operations.....................       283,304
Intangible assets, less accumulated amortization of $26,625....................       124,495
Other assets...................................................................        99,881
                                                                                   ----------
                                                                                   $1,958,178
                                                                                   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................    $   17,272
  Income taxes payable.........................................................        28,745
  Accrued liabilities..........................................................       105,830
  Current maturities of long-term debt.........................................         6,886
                                                                                   ----------
     Total current liabilities.................................................       158,733
Long-term debt, less current maturities........................................     1,289,131
Deferred income taxes..........................................................       151,082
Other liabilities..............................................................        12,326
Minority interests.............................................................        39,137
Stockholders' equity...........................................................       307,769
                                                                                   ----------
                                                                                   $1,958,178
                                                                                   ==========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                                JUNE 30
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
Revenues...............................................................  $473,340     $450,726
Costs and expenses:
  Cost of operations...................................................   292,619      287,605
  Selling, general and administrative..................................    57,290       60,156
  Gaming development costs, including amortization of pre-opening costs
     of $3,330 in 1994.................................................     2,179        3,984
  Depreciation and amortization........................................    34,837       37,619
                                                                         --------     --------
                                                                          386,925      389,364
                                                                         --------     --------
Operating income.......................................................    86,415       61,362
Gain on sales of marketable securities.................................     1,125
Interest expense.......................................................   (64,606)     (65,083)
                                                                         --------     --------
Income (loss) from continuing operations before income taxes and
  minority interests...................................................    22,934       (3,721)
Income tax benefit (provision).........................................    (8,900)       1,500
Minority interests.....................................................      (597)      (1,258)
                                                                         --------     --------
Income (loss) from continuing operations...............................    13,437       (3,479)
Loss from discontinued operations......................................                (46,091)
                                                                         --------     --------
Income (loss) before extraordinary item................................    13,437      (49,570)
Extraordinary gain (loss) on extinguishment of debt....................       445      (20,735)
                                                                         --------     --------
Net income (loss)......................................................    13,882      (70,305)
Preferred stock dividend requirement...................................    (1,389)      (1,389)
                                                                         --------     --------
Net income (loss) applicable to common stock...........................  $ 12,493     $(71,694)
                                                                         ========     ========
Per common and common equivalent share:
  Income (loss) from continuing operations.............................  $    .24     $   (.10)
  Loss from discontinued operations....................................                   (.99)
  Extraordinary gain (loss) on extinguishment of debt..................       .01         (.44)
                                                                         --------     --------
  Net income (loss)....................................................  $    .25     $  (1.53)
                                                                         ========     ========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

                                                                                             TOTAL
                                SERIES D              CAPITAL IN                  COMMON     STOCK-
                                PREFERRED   COMMON    EXCESS OF    ACCUMULATED   STOCK IN   HOLDERS'
        DOLLAR AMOUNTS            STOCK      STOCK    PAR VALUE      DEFICIT     TREASURY    EQUITY
                                ---------   -------   ----------   -----------   --------   --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at December 31, 1994...   $ 694     $31,426    $295,110     $ (31,581)   $ (2,037)  $293,612
  Net income...................                                        13,882                 13,882
  Preferred stock dividends --
     $2.00 per share...........                                        (1,389)                (1,389)
  Change in unrealized gain on
     available-for-sale
     securities................                                           419                    419
  Issuance of common stock
     under stock purchase and
     option plans..............                 138       1,107                                1,245
                                   ----     -------     -------      --------    --------   --------
Balance at June 30, 1995.......   $ 694     $31,564    $296,217     $ (18,669)   $ (2,037)  $307,769
                                   ====     =======     =======      ========    ========   ========

                                                               SERIES D         COMMON STOCK
                                                               PREFERRED     -------------------
                        SHARE AMOUNTS                            STOCK       ISSUED     TREASURY
                                                               ---------     ------     --------
                                                                        (IN THOUSANDS)
Balance at December 31, 1994.................................     694        47,138        147
  Issuance of common stock under stock purchase and option
     plans...................................................                   207
                                                                  ---        ------        ---
Balance at June 30, 1995.....................................     694        47,345        147
                                                                  ===        ======        ===

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30
                                                                        ----------------------
                                                                          1995         1994
                                                                        --------     ---------
                                                                            (IN THOUSANDS)
OPERATING:
  Income (loss) from continuing operations............................  $ 13,437     $  (3,479)
  Adjustments to reconcile to cash provided --
     Depreciation and amortization (including pre-opening costs)......    34,837        40,949
     Interest accretion on discount notes and other amortization
      included in interest expense....................................    10,090         9,616
     Deferred income taxes............................................       381       (15,087)
     Provision for doubtful receivables...............................     1,908         2,541
     Change in operating assets and liabilities.......................    (6,060)      (26,406)
     Other, net.......................................................    (2,872)          231
                                                                        --------     ---------
       Cash provided by operating activities..........................    51,721         8,365
INVESTING:
  Purchases of property and equipment.................................   (75,643)      (56,548)
  Acquisitions of Bally's Grand, Inc. common stock....................   (15,179)      (11,549)
  Advances to nonconsolidated gaming ventures.........................   (13,600)
  Purchases of marketable securities..................................    (7,141)       (7,254)
  Net proceeds from sales of marketable securities....................     2,435
  Other, net..........................................................    (5,216)           29
                                                                        --------     ---------
       Cash used in investing activities..............................  (114,344)      (75,322)
FINANCING:
  Debt transactions --
     Proceeds from long-term borrowings...............................    35,925       428,907
     Repayments of long-term debt.....................................   (12,739)     (379,993)
     Debt issuance costs..............................................      (510)      (15,199)
                                                                        --------     ---------
       Cash provided by debt transactions.............................    22,676        33,715
  Equity transactions --
     Preferred stock dividends........................................    (1,389)       (1,389)
     Proceeds from issuance of common stock under stock purchase and
      option plans....................................................     1,060           123
                                                                        --------     ---------
       Cash provided by financing activities..........................  22,347..        32,449
DISCONTINUED OPERATIONS:
       Cash provided by discontinued operations.......................     7,708           785
                                                                        --------     ---------
Decrease in cash and equivalents......................................   (32,568)      (33,723)
Cash and equivalents, beginning of period.............................   178,427       192,078
                                                                        --------     ---------
Cash and equivalents, end of period...................................  $145,859     $ 158,355
                                                                        ========     =========

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                                JUNE 30
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                            (IN THOUSANDS)
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Changes in operating assets and liabilities were as follows --
     Decrease in receivables...........................................  $  1,847     $  1,891
     Increase in inventories...........................................      (576)        (573)
     (Increase) decrease in other current assets.......................     7,162         (676)
     Increase in other assets..........................................       (12)      (7,422)
     Decrease in accounts payable and accrued liabilities..............   (14,435)     (13,065)
     Increase (decrease) in income taxes payable.......................       984       (5,828)
     Decrease in other liabilities.....................................    (1,030)        (733)
                                                                         --------      -------
                                                                         $ (6,060)    $(26,406)
                                                                         ========      =======
  Cash payments for interest and income taxes for continuing operations were as follows --
       Interest paid...................................................  $ 56,708     $ 58,872
       Interest capitalized............................................    (2,036)      (1,386)
       Income taxes paid (net of refunds)..............................     7,628       19,415
  Investing and financing activities exclude the following non-cash transactions --
     Contribution of net assets by minority interest...................  $ 13,166     $
     Purchases of marketable securities on margin (including unsettled
      purchases).......................................................     9,227        7,229
     Sales of margined marketable securities (including unsettled
      sales)...........................................................     9,148
     Accrued purchases of property and equipment.......................     2,925        3,216
     Discontinued operations --
       Capital contribution to Bally's Health & Tennis Corporation
        (forgiveness of income tax obligation).........................                 15,000
       Reduction in income taxes receivable from Bally's Health &
        Tennis Corporation.............................................                 10,861

                            See accompanying notes.

                        BALLY ENTERTAINMENT CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA) (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the accounts of Bally Entertainment Corporation ("Bally"), and the subsidiaries which it controls (collectively, the "Company"). The condensed consolidated financial statements have been presented to reflect Bally's Health & Tennis Corporation ("Bally's Health & Tennis"), which operates the nation's largest chain of fitness centers, as a discontinued operation because of Bally's plan to spin-off its fitness centers segment (see "Discontinued operations"). As a result, the Company's continuing operations comprise one industry segment, with all significant revenues presently arising from its casino operations and where applicable, supporting hotel operations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     All adjustments have been recorded which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated balance sheet of the Company at June 30, 1995, its condensed consolidated statements of operations and cash flows for the six months ended June 30, 1995 and 1994, and its condensed consolidated statement of stockholders' equity for the six months ended June 30, 1995. All such adjustments were of a normal recurring nature, except for those adjustments required to present Bally's Health & Tennis as a discontinued operation and to reflect a refinancing of indebtedness of a subsidiary in March 1994 (see "Long-term debt").

     Certain reclassifications have been made to prior period financial statements to conform with the 1995 presentation.

SEASONAL FACTORS

     The Company's operations are subject to seasonal factors and, therefore, the results of operations for the six months ended June 30, 1995 and 1994 are not necessarily indicative of the results of operations for the full year.

ACQUISITIONS OF BALLY'S GRAND, INC. COMMON STOCK

     Bally's Grand, Inc. owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Las Vegas." During the six months ended June 30, 1995, the Company acquired 850,810 shares of Bally's Grand, Inc. common stock in several transactions for $8,747. Additionally, Bally's Grand, Inc. repurchased 600,000 shares of its common stock in several transactions during that period for $6,432. As a result of the aforementioned transactions, Bally owns approximately 80% of the Bally's Grand, Inc. common shares outstanding at June 30, 1995. The acquisitions of Bally's Grand, Inc. common stock have been recorded using the purchase method of accounting and the excess of the purchase price over the estimated fair value of net assets acquired ($2,253 in 1995) is being amortized using the straight-line method over 20 years.

MARKETABLE SECURITIES

     Marketable securities consist primarily of common stock of certain publicly traded gaming companies. These securities are considered available-for-sale securities and are carried at fair value with the change in unrealized gains or losses reported net of tax, as a credit or charge to accumulated deficit. The cost of securities sold is determined on the specific identification method.

                        BALLY ENTERTAINMENT CORPORATION

      (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA) (UNAUDITED)

LONG-TERM DEBT

     The carrying amounts of the Company's long-term debt at June 30, 1995 are as follows:

Bally:
  6% Convertible Subordinated Debentures due 1998................................  $   15,390
  10% Convertible Subordinated Debentures due 2006...............................      80,000
Bally's Casino Holdings, Inc.:
  Senior Discount Notes due 1998.................................................     146,077
Bally's Park Place, Inc.:
  9 1/4% First Mortgage Notes due 2004...........................................     425,000
GNAC, CORP.:
  10 5/8% First Mortgage Notes due 2003, less unamortized discount of $1,753.....     273,247
Bally's Grand, Inc.:
  10 3/8% First Mortgage Notes due 2003..........................................     315,000
Bally's Casino*Lakeshore Resort:
  Construction loan..............................................................      22,783
Other secured and unsecured obligations..........................................      18,520
                                                                                   ----------
Total long-term debt.............................................................   1,296,017
Current maturities of long-term debt.............................................      (6,886)
                                                                                   ----------
Long-term debt, less current maturities..........................................  $1,289,131
                                                                                   ==========

     In July 1995, Bally completed an exchange offer pursuant to which Bally exchanged $13,586 of its 8% Convertible Senior Subordinated Debentures due 2000 (the "8% Debentures") for $13,586 of its 6% Convertible Subordinated Debentures due 1998 (the "6% Debentures"). The exchange eliminated restrictive dividend covenants and cash sinking fund requirements for the 6% Debentures. At any time prior to maturity or redemption, the 8% Debentures are convertible into shares of common stock of Bally, par value $.66 2/3 per share, at a current conversion price of $13.85 per share. The consummation of the exchange offer enables Bally to proceed with the spin-off of its fitness centers segment (see "Discontinued operations").

     The Company purchased $10,540 principal amount of the Bally's Casino Holdings, Inc. Senior Discount Notes due 1998 (the "Senior Discount Notes") during the six months ended June 30, 1995, which resulted in an extraordinary gain of $445, net of income taxes of $240.

     In March 1994, a subsidiary of Bally's Park Place, Inc. ("Bally's Park Place") issued $425,000 principal amount of 9 1/4% First Mortgage Notes due 2004 (the "9 1/4% Notes"). Bally's Park Place used the net proceeds from the sale of the 9 1/4% Notes to retire and defease its 11 7/8% First Mortgage Notes due 1999 (the "11 7/8% Notes") and pay dividends of $30,214 to Bally's Casino Holdings, Inc. The retirement and defeasance of the 11 7/8% Notes resulted in an extraordinary loss of $20,735, net of income taxes of $14,137.

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share is computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during each period, which totalled 50,614,960 and 46,894,475 for the six months ended June 30, 1995 and 1994, respectively. Common stock equivalents (which represent the dilutive effect of the assumed exercise of certain outstanding stock options and the assumed conversion of exchangeable preferred stock of a subsidiary) increased the weighted average number of shares outstanding by 3,585,660 for

                        BALLY ENTERTAINMENT CORPORATION

      (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA) (UNAUDITED)

the six months ended June 30, 1995. The assumed exercise of outstanding stock options was not significant and the assumed conversion of preferred stock was not applicable for the six months ended June 30, 1994.

DISCONTINUED OPERATIONS

     On June 28, 1994, Bally's Board of Directors (the "Board") approved a plan to spin-off Bally's Health & Tennis (the "Spin-off"), which is expected to be accomplished by a stock dividend to Bally's stockholders during 1995 of all shares of Bally's Health & Tennis owned by the Company. As a result of the Board's action regarding the Spin-off, the Company recorded a charge in June 1994 of $23,731 ($.51 per share), net of income taxes of $4,071, to provide for estimated operating losses until disposal.

     The Company has encountered unexpected delays in effecting the Spin-off, but recently satisfied two significant conditions in connection therewith. In June 1995, Bally's Health & Tennis completed a $150,000 private placement of asset-backed securities, the proceeds of which were primarily used to repay restrictive bank debt. In July 1995, the Company completed the aforementioned debt exchange to eliminate restrictions on dividends (see "Long-term debt"). The Company expects to complete the Spin-off on or about December 31, 1995.

     Management is forecasting that Bally's Health's & Tennis will not incur cumulative losses through the date of the Spin-off in excess of the charge recorded in June 1994. Accordingly, the Company has not recorded an additional charge for phase-out period losses through June 30, 1995. However, there can be no assurance that Bally's Health & Tennis will not incur additional losses or that an additional charge for phase-out period losses will not be necessary prior to completion of the Spin-off.

     The Company's investment in and receivables from discontinued operations at June 30, 1995 consists of:

Investment in fitness centers segment.............................................  $229,438
Income taxes receivable from fitness centers segment..............................    52,990
Other receivables from fitness centers segment....................................       876
                                                                                    --------
                                                                                    $283,304
                                                                                    ========

                        BALLY ENTERTAINMENT CORPORATION

      (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA) (UNAUDITED)

     Summarized financial information of the fitness centers segment is as follows:

                                                                                    JUNE 30
                                                                                      1995
                                                                                    --------
Financial position --
  Current assets..................................................................  $236,267
  Property and equipment, net.....................................................   367,418
  Total assets....................................................................   890,587
  Current liabilities.............................................................   218,977
  Long-term debt, less current maturities.........................................   368,631
  Total liabilities...............................................................   661,149
  Total equity....................................................................   229,438

                                                                          SIX MONTHS ENDED
                                                                               JUNE 30
                                                                       -----------------------
                                                                         1995           1994
                                                                       --------       --------
Results of operations --
  Revenues...........................................................  $339,242       $344,711
  Operating income (loss)............................................    12,342        (26,239)
  Net income (loss)..................................................        --        (22,360)

--------------------------------------------------------------------------------

                                  [PHOTOGRAPH]
--------------------------------------------------------------------------------

Bally's Las Vegas has approximately 55,000 square feet of gaming space, more than 2,800 guest rooms (including 237 suites) and one of the largest casino hotel convention facilities in Las Vegas.

-------------------------------------------
               [PHOTOGRAPH]
-------------------------------------------
Since June 1995, a monorail system has been
transporting an average of nearly 20,000
passengers each day between Bally's Las
Vegas and MGM Grand.                         -----------------------------------

                                                        [PHOTOGRAPH]
                                             -----------------------------------

                                             In May 1995, the Company announced
                                             plans to construct the Paris
                                             Casino-Resort in Las Vegas.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                       ------
Prospectus Summary.....................      3
Risk Factors...........................     11
Price Range of Common Stock; Dividend
  Policy...............................     17
Use of Proceeds........................     17
Capitalization.........................     18
Selected Consolidated Financial Data...     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     21
Business...............................     32
Description of Capital Stock...........     47
Description of PRIDES..................     50
Certain Federal Income Tax
  Considerations.......................     58
Underwriting...........................     61
Legal Matters..........................     62
Experts................................     62
Additional Information.................     62
Incorporation of Certain Information by
  Reference............................     63
Index to Consolidated Financial
  Statements...........................    F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                               10,000,000 SHARES

                                      LOGO

                              BALLY ENTERTAINMENT
                                  CORPORATION

                                     % PRIDES(SM)
                          CONVERTIBLE PREFERRED STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.
                            OPPENHEIMER & CO., INC.
                           DEAN WITTER REYNOLDS INC.
                           JEFFERIES & COMPANY, INC.

                                          , 1995

                  (SM)Service mark of Merrill Lynch & Co., Inc.

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses will be paid by the Company:

    Securities and Exchange Commission Registration Fee......................   $ 58,621
    NASD Filing Fee..........................................................     17,500
    New York Stock Exchange Listing Application Fee..........................     35,275
    Accounting Fees and Expenses.............................................     50,000
    Legal Fees and Expenses..................................................    150,000
    Blue Sky Fees and Expenses...............................................     20,000
    Printing and Engraving Expenses..........................................    350,000
    Miscellaneous Expenses...................................................     18,604
                                                                                --------
      Total..................................................................   $700,000
                                                                                ========

     All expenses other than the Securities and Exchange Commission Registration Fee, NASD Filing Fee and New York Stock Exchange Listing Application Fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the GCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred.

     The Company's Restated Certificate provides, in accordance with the GCL, for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA (as defined) excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. The right to indemnification conferred in the Restated Certificate is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the GCL.

     The Restated Certificate provides, in accordance with the GCL, that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability, shall be limited to the fullest extent permitted by the amended GCL.

     The Company has purchased directors' and officers' liability insurance in the amount of $35,000,000, covering certain liabilities incurred by its officers and directors and those of its subsidiaries and affiliates in connection with the performance of their duties.

ITEM 16.  EXHIBITS.


    1.1*   Form of Purchase Agreement.
    4.1    Restated Certificate of Incorporation of the Company, as amended (filed as an exhibit to the Company's Registration Statement on Form S-8 dated December 13,
           1994, registration no. 33-56831 and incorporated by reference herein).
    4.2    Certificate of Designations, Preferences and Rights of Series B Junior
           Participating Preferred Stock, par value $1 per share, of the Company (filed as an exhibit to the Company's Annual Report on Form 10-K, file no. 1-7244, for the fiscal year ended December 31, 1992 and incorporated by reference herein).
    4.3    Certificate of Designations, Preferences and Relative, Participating, Optional or
           other Rights of Series D Convertible Exchangeable Preferred Stock, par value $1 per share, of the Company, as amended (filed as an exhibit to the Company's Annual
           Report on Form 10-K, file no. 1-7244, for the fiscal year ended December 31, 1992 and incorporated by reference herein).
    4.4    By-laws of the Company, as amended (filed as an exhibit to the Company's Annual
           Report on Form 10-K, file no. 1-7244, for the fiscal year ended December 31, 1992 and incorporated by reference herein).
    4.5*   Form of Certificate of Designations, Preferences, Rights and Limitations of the
              % PRIDES, Convertible Preferred Stock.
    4.6*   Form of Certificate of PRIDES, Convertible Preferred Stock.
    5*     Opinion of Katten Muchin & Zavis as to the legality of the shares of PRIDES being registered.
    8*     Opinion of Katten Muchin & Zavis as to tax matters.
   12*     Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
           Preferred Stock Dividends.
   23.1*   Consent of Ernst & Young LLP.
   23.2*   Consent of Katten Muchin & Zavis (contained in its opinions filed as Exhibits 5 and 8 hereto).
   24*     Powers of Attorney.


---------------
 * Previously filed.

ITEM 17.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 27th day of September, 1995.


                                          BALLY ENTERTAINMENT CORPORATION

                                          By:       /s/ LEE S. HILLMAN
                                            ------------------------------------
                                               Lee S. Hillman, Executive Vice
                                                          President,
                                                Chief Financial Officer and
                                                          Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement has been signed by the following persons, in the capacities indicated, on September 27, 1995.


              SIGNATURE                                          TITLE
              ---------                                          -----
       /s/ ARTHUR M. GOLDBERG*            Chairman of the Board, President and Chief
-------------------------------------     Executive Officer (Principal Executive Officer)
           Arthur M. Goldberg

         /s/ LEE S. HILLMAN               Executive Vice President, Chief Financial Officer
-------------------------------------     and Treasurer (Principal Financial Officer)
             Lee S. Hillman

         /s/ JOHN W. DWYER*               Vice President and Corporate Controller (Principal
-------------------------------------     Accounting Officer)
             John W. Dwyer

       /s/ GEORGE N. ARONOFF*             Director
-------------------------------------
           George N. Aronoff

        /s/ BARRIE K. BRUNET*             Director
-------------------------------------
            Barrie K. Brunet

       /s/ EDWIN M. HALKYARD*             Director
-------------------------------------
           Edwin M. Halkyard

      /s/ J. KENNETH LOOLOIAN*            Director
-------------------------------------
          J. Kenneth Looloian

        /s/ ROCCO J. MARANO*              Director
-------------------------------------
            Rocco J. Marano

      /s/ PATRICK L. O'MALLEY*            Director
-------------------------------------
          Patrick L. O'Malley

       /s/ JAMES M. ROCHFORD*             Director
-------------------------------------
           James M. Rochford

* By:          /s/ LEE S. HILLMAN
     -----------------------------------
               Lee S. Hillman
     Attorney-in-Fact, pursuant to Power
                 of Attorney